                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            Palmer Wireless, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [ ] No fee required.

     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
         Class A Common Stock and Class B Common Stock
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
         30,664,093
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         $17.50
--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
         $536,621,627.50
--------------------------------------------------------------------------------

     (5) Total fee paid:
         $107,324.33
--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                             PALMER WIRELESS, INC.
                             12800 UNIVERSITY DRIVE
                           FORT MYERS, FLORIDA 33907

                                                     August 13, 1997

Dear Stockholder:

               This invites you to attend a special meeting of stockholders of Palmer Wireless to be held on September 10, 1997 at 9:00 a.m. at company headquarters, 12800 University Drive, Fort Myers, Florida.

               At the special meeting, you will be asked to approve a merger transaction among Palmer Wireless, Price Communications Corporation and a wholly owned subsidiary of Price Communications. If stockholders approve the merger, Price Communications is to pay you $17.50 in cash for each share of common stock.

               Your Board of Directors has determined that the merger is fair to, and in the best interests of, Palmer Wireless and its stockholders and has unanimously approved the merger agreement. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER. Goldman, Sachs & Co., Inc., a financial advisor, has given the Board an opinion that the cash payment of $17.50 is fair to the stockholders.

               Please read this proxy statement. It contains a description and a copy of the merger agreement with Price Communications. In addition, we have been told that Price Communications will be making a separate exchange offer for your shares. We have summarized the terms of that proposed offer in our proxy statement, but Price Communications will also send materials directly to you. Please read both carefully.

               It is very important that your shares be represented and voted at the special meeting. Whether or not you plan to attend the special meeting, please complete, date, sign and return the proxy card in the enclosed postage paid envelope. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES UNTIL YOU HAVE RECEIVED SEPARATE INSTRUCTIONS AND A LETTER OF TRANSMITTAL. IF THE MERGER IS APPROVED, THESE WILL BE SENT TO YOU PROMPTLY AFTER THE MERGER IS COMPLETED.

                                              Sincerely,

                                              /s/ WILLIAM J. RYAN

                                              William J. Ryan
                                              President and Chief Executive
                                              Officer

                             PALMER WIRELESS, INC.
                             12800 University Drive
                           Fort Myers, Florida 33907
                                 (941) 433-4350

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 10, 1997

Date, Time and Place:        September 10, 1997 at 9:00 a.m.; Company headquarters,
                             12800 University Drive, Fort Myers, Florida

Matters to be Voted on:      -  Proposal to approve an Agreement and Plan of Merger
                                dated as of May 23, 1997, among Palmer Wireless,
                                Inc., Price Communications Corporation and a wholly
                                owned subsidiary of Price Communications
                                Corporation, under which stockholders will receive
                                $17.50 in cash for each share of common stock of
                                Palmer Wireless

                             - Any other matters that may be properly brought before the meeting

                                              By Order of the Board of Directors

                                              /s/ WILLIAM J. RYAN

                                              William J. Ryan
                                              President and Chief Executive
                                              Officer

Fort Myers, Florida
August 13, 1997

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
INTRODUCTION........................................................................     1
SUMMARY OF MERGER PROPOSAL AND RELATED INFORMATION..................................     3
The Merger..........................................................................     3
     Parties to the Agreement.......................................................     3
     Background of the Merger.......................................................     3
     Recommendation of the Board of Directors.......................................     3
     Opinion of Financial Advisor...................................................     4
     Representations and Warranties; Conduct of Business Pending the Merger.........     4
     Conditions to Consummation of the Merger; Regulatory Approvals.................     4
     Effective Time.................................................................     4
     Termination, Amendment and Waiver..............................................     4
     Cost of Merger.................................................................     5
     The Voting Agreement...........................................................     5
     Interests of Certain Persons in the Merger.....................................     5
     Certain Federal Income Tax Consequences........................................     5
     Market Prices of Shares........................................................     5
     Appraisal Rights...............................................................     5
SELECTED CONSOLIDATED FINANCIAL DATA................................................     7
THE MERGER..........................................................................     9
     General Description of the Merger..............................................     9
     Parties to the Agreement.......................................................     9
     Background of the Merger.......................................................     9
     Recommendation of Board of Directors; Reasons for the Merger; Advantages and
      Disadvantages of the Merger...................................................    12
     Opinion of Financial Advisor...................................................    13
     Representations and Warranties.................................................    16
     Conduct of Business Pending the Merger.........................................    17
     No Solicitation of Proposals...................................................    18
     Conditions to Consummation of the Merger; Regulatory Approvals.................    18
     Cost of the Merger.............................................................    19
     Effective Time.................................................................    20
     Termination, Amendment and Waiver..............................................    20
     Exchange of Shares for Cash....................................................    20
     Effect on Benefit Plans and Related Matters....................................    21
     Accounting Treatment...........................................................    21
     Interests of Certain Persons in the Merger.....................................    21
     Appraisal Rights...............................................................    23
     Certain Federal Income Tax Consequences........................................    25
     Fees and Expenses..............................................................    26
THE VOTING AGREEMENT................................................................    26
MARKET PRICE OF COMMON STOCK AND DIVIDEND POLICY....................................    28
     The Company....................................................................    28
     Price Communications...........................................................    28
BENEFICIAL OWNERSHIP OF COMMON STOCK................................................    29
DESCRIPTION OF PRICE COMMUNICATIONS.................................................    31
INDEPENDENT AUDITORS................................................................    31
DEADLINE FOR STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING OF STOCKHOLDERS..........    31
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.....................................    32

                             PALMER WIRELESS, INC.
                             12800 UNIVERSITY DRIVE
                           FORT MYERS, FLORIDA 33907

                                PROXY STATEMENT
                        SPECIAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 10, 1997

                                  INTRODUCTION

THE SPECIAL MEETING

         Palmer Wireless, Inc. is sending these proxy materials to you, on or about August 13, 1997, for the solicitation of proxies by the Board of Directors to be used at a special meeting of stockholders. The meeting will be held on September 10, 1997 at 9:00 a.m. at our headquarters, 12800 University Drive, Fort Myers, Florida.

         At the special meeting, you will vote on an agreement and plan of merger among Palmer Wireless, Price Communications Corporation and a wholly owned subsidiary of Price Communications. Under the merger agreement, Palmer Wireless will merge with the Price Communications subsidiary, and stockholders will receive $17.50 in cash for each share of common stock of Palmer Wireless.

VOTING OF PROXIES AND REVOCABILITY

         If the enclosed form of proxy is properly signed and returned to Palmer Wireless in time to be voted at the special meeting, and not subsequently revoked, the shares represented by the proxy will be voted as instructed. SIGNED PROXIES WITHOUT INSTRUCTIONS WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT. If any other matters are properly brought before the special meeting, proxies will be voted in the discretion of the proxy holders. Palmer Wireless is not aware of any other matters that are proposed to be presented at the special meeting. A stockholder may revoke a proxy by delivering a written notice of revocation to the Secretary of Palmer Wireless at the address set forth on the cover page. A stockholder may also deliver a later dated proxy to Palmer Wireless prior to the special meeting or attend the special meeting and vote in person.

REQUIRED VOTE

         The securities which can be voted at the special meeting are shares of Class A common stock and Class B common stock held of record on July 29, 1997. Each share of Class A common stock has one vote on each matter at the special meeting. Each share of Class B common stock has five votes on each matter at the special meeting, although Palmer Wireless's certificate of incorporation prohibits holders of Class B common stock from casting more than 75% of the votes on any matter. There were 10,519,681 shares of Class A common stock and 17,293,578 shares of Class B common stock entitled to vote on the record date.

         There must be at least a majority of the common stock represented at the special meeting for a quorum. The merger agreement must be approved by a majority of the votes cast. Abstentions and broker non-votes are not included as votes cast and will be excluded from the total number of votes upon which a majority is based. This means that votes to abstain and broker non-votes will have no effect on the vote count. The Company's Secretary has been appointed by the Board to act as inspector of election for the special meeting and will tabulate the vote.

         PALMER COMMUNICATIONS INCORPORATED OWNS ALL OF THE OUTSTANDING SHARES OF CLASS B COMMON STOCK, WHICH REPRESENTS 75% OF THE COMBINED VOTING POWER OF BOTH CLASSES OF COMMON STOCK. PALMER COMMUNICATIONS HAS AGREED TO VOTE FOR THE MERGER AGREEMENT. THIS MEANS THERE WILL BE A QUORUM AT THE SPECIAL MEETING AND THE MERGER AGREEMENT WILL BE APPROVED. In addition, directors and executive officers own, in the aggregate, 318,535 shares of Class A common stock, representing approximately 3.0% of shares of the common stock outstanding, or

0.8% of the voting power. Directors and executive officers intend to vote their shares of Class A common stock for the approval of the merger agreement. Price Communications owns 1,577,200 shares of Class A common stock, representing approximately 15.0% of the shares of Class A common stock outstanding, or 3.8% of the voting power. To Palmer Wireless's knowledge, Price Communications intends to vote its shares of common stock for the approval of the merger agreement.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU PLAN TO
 ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE. YOU MAY, IF YOU WISH, REVOKE YOUR
               PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.
                              ------------------

 IF THE MERGER IS COMPLETED, YOU WILL BE GIVEN INSTRUCTIONS PROMPTLY FOR THE
                     DELIVERY OF YOUR STOCK CERTIFICATES.

               SUMMARY OF MERGER PROPOSAL AND RELATED INFORMATION

       The following is a summary of certain information in this proxy statement or in the documents attached as appendices. Each stockholder should give careful consideration to all of the information contained in this proxy statement (including information incorporated from other documents) and the attached appendices.

THE MERGER

         Under the merger agreement, Price Communications will pay $17.50 in cash in exchange for each share of common stock of Palmer Wireless, as part of a merger transaction with Palmer Wireless. See "The Merger." The merger agreement is attached to this proxy statement as Appendix A. Stockholders should read the merger agreement in full.

PARTIES TO THE AGREEMENT

         Palmer Wireless, Inc. Palmer Wireless is engaged in the construction, development, management and operation of cellular telephone systems in the southeastern United States. At March 31, 1997, Palmer Wireless provided cellular telephone service to 310,823 subscribers in Alabama, Florida, Georgia and South Carolina in a total of 18 licensed service areas composed of nine Metropolitan Statistical Areas and nine Rural Services Areas, with an aggregate estimated population of 3.9 million.

         Price Communications Corporation. Price Communications historically has been a nationwide communications company. Prior to 1995, Price Communications has bought and sold a number of television, radio, newspaper, cellular telephone and other communications and related properties. All information contained in this proxy statement concerning Price Communications has been supplied by Price Communications.

BACKGROUND OF THE MERGER

         In December 1996, Palmer Wireless engaged Goldman, Sachs & Co., Inc. ("Goldman Sachs") as its financial advisor to assist with the development and evaluation of strategic alternatives available to Palmer Wireless to maximize value to its stockholders, including a business combination or other extraordinary transaction. Over the ensuing five months, Goldman Sachs provided information about Palmer Wireless to 20 parties who signed confidentiality agreements with Palmer Wireless. Six of those parties expressed indications of interest regarding a potential business combination. Four of these parties interviewed members of management and conducted due diligence reviews of information.

         The Board held six meetings between January 27, 1997 and May 22, 1997 to evaluate the strategic alternatives available to Palmer Wireless, including the indications of interest which had been expressed. During April and May 1997, the Board, through management and Goldman Sachs, conducted extensive negotiations with two parties, including Price Communications.

         On May 22, 1997, the Board reviewed the proposed agreement with Price Communications. After Goldman Sachs' presentation on the financial effects of the proposed merger, the Board approved the merger agreement and authorized its signing and delivery. On May 23, 1997, Palmer Wireless and Price Communications signed the merger agreement. See "The Merger -- Background of the Merger."

RECOMMENDATION OF THE BOARD OF DIRECTORS

         Based on a number of factors, including the opinion of Goldman Sachs, the Board believes that the merger agreement is fair to, and in the best interests of, stockholders. The Board has unanimously approved and unanimously recommends that stockholders vote "FOR" approval of the merger agreement. See "The Merger -- Recommendation of Board of Directors; Reasons for the Merger."

OPINION OF FINANCIAL ADVISOR

         Goldman Sachs has delivered its written opinion to the Board that the merger consideration is fair to stockholders. The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B. Stockholders should read such opinion in full. See "The Merger -- Opinion of Financial Advisor."

REPRESENTATIONS AND WARRANTIES;
CONDUCT OF BUSINESS PENDING THE MERGER

         The parties have made certain customary representations and warranties to each other in the merger agreement on a variety of corporate and other matters. In addition, Price Communications has represented that it will have funds available necessary to consummate the transactions contemplated by the merger agreement. See "The Merger -- Representations and Warranties."

         Palmer Wireless has agreed to operate its business in the usual and ordinary course and generally to preserve its business organization, properties and assets until the merger is completed. In addition, Palmer Wireless has agreed to a number of specific conditions on the conduct of business until the closing of the merger. See "The Merger -- Conduct of Business Pending the Merger."

CONDITIONS TO CONSUMMATION OF THE MERGER; REGULATORY APPROVALS

         The merger requires stockholder and regulatory approval and satisfaction of certain other customary closing conditions, including that not more than 10% of the outstanding shares of Class A common stock demand appraisal rights. See "The Merger -- Conditions to Consummation of the Merger; Regulatory Approvals."

EFFECTIVE TIME

         The effective time of the merger will be at the time specified on a certificate of merger to be filed with the Secretary of State of Delaware at the closing of the merger. The closing of the merger and the effective time are expected to occur no later than October 1997. See "The Merger -- Conditions to Consummation of the Merger," and "-- Waiver and Amendment; Termination."

TERMINATION, AMENDMENT AND WAIVER

         Termination. The merger agreement may be terminated if it is not approved by stockholders, if a party breaches a material representation or warranty, if there is a legal action preventing or prohibiting the merger, or if the merger is not completed before December 31, 1997. See "The Merger -- Termination, Amendment and Waiver." Under certain circumstances, if Palmer Wireless fails to comply with its obligations under the merger agreement, and the merger agreement terminates, Palmer Wireless will have to pay Price Communications a break-up fee of $15,000,000. See "The Merger -- Fees and Expenses."

         Amendment. The merger agreement may be amended by mutual agreement of the parties, provided that after approval of the merger agreement by the Company's stockholders, no amendment may be made that would reduce the amount or change the type of consideration paid in the merger. See "The
Merger -- Termination, Amendment and Waiver."

         Waiver. Either party may extend the time for the performance of the obligations of the other party. Also, either party may waive any inaccuracies in the representations and warranties or noncompliance by the other party with any of the agreements or conditions in the merger agreement. See "The Merger -- Termination, Amendment and Waiver."

COST OF MERGER

         Price Communications is expected to pay approximately $880 million for all outstanding shares of Palmer Wireless's common stock, stock options and purchase rights, and amounts outstanding under Palmer Wireless's credit facility. At the time of the merger agreement, Price Communications represented that it would have available funds for such payments. See "The Merger -- Cost of the Merger." Each party will pay its own expenses in the merger. See "The
Merger -- Fees and Expenses."

THE VOTING AGREEMENT

         As an inducement to Price Communications's entering into the merger agreement, Palmer Communications, the largest stockholder of Palmer Wireless, entered into a voting agreement with Price Communications. Under this agreement, Palmer Communications has agreed not to transfer any of its shares of Class B common stock other than to Price Communications and not to convert any shares of Class B common stock into Class A common stock. Palmer Communications also will vote all of its shares in favor of the merger agreement and against certain specified transactions. Palmer Communications owns all of the outstanding shares of Class B common stock, which represents 75% of the combined voting power of both classes of common stock. This means the merger will be approved regardless of the vote of any other stockholder. Under the voting agreement, Palmer Communications also granted Price Communications an option to purchase all of the shares owned by Palmer Communications at a cash exercise price of $17.50 per share. This option is exercisable if Palmer Communications fails to vote its shares as required by the voting agreement. A copy of the voting agreement is attached as Appendix C. Stockholders should read this agreement in full.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain directors and executive officers have interests in the merger in addition to their interests as stockholders. These interests include, among others, provisions in the merger agreement relating to payments under Palmer Wireless's stock option and purchase plans, indemnification and insurance. In addition, if the merger is consummated, certain executive officers would be eligible for severance payments under their employment agreements if their employment is terminated under certain specified conditions. See "The
Merger -- Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The merger will be a taxable transaction to stockholders. Stockholders will recognize gain or loss in the merger in an amount determined by the difference between the cash received and their tax basis in the exchanged shares. For further information regarding certain federal income tax consequences to stockholders, see "Certain Federal Income Tax Consequences."

MARKET PRICES OF SHARES

         The Class A common stock is quoted and traded on the Nasdaq National Market under the symbol "PWIR". On May 22, 1997, the last trading day before the public announcement of the merger agreement, the reported closing sale price per share of Class A common stock on the Nasdaq National Market was $12 1/16. On August 12, 1997, the last full trading day prior to the date of this proxy statement, the reported closing sale price per share of Class A common stock on the Nasdaq National Market was $16 15/16.

APPRAISAL RIGHTS

         Under Delaware law, each stockholder who does not vote in favor of (or otherwise consent to) the merger will be entitled to dissent and demand an appraisal of the "fair value" of that stockholder's shares if, prior to the vote on the merger at the special meeting, such stockholder has delivered to Palmer Wireless a written demand for appraisal.

         This represents the exclusive statutory remedy available under Delaware law to stockholders who seek appraisal of the fair value of their shares. Beneficial owners of shares of common stock whose shares are held of record by another person, such as a broker, bank or nominee, and who wish to seek appraisal, should instruct the record holder to follow the procedures in the relevant provision of the Delaware law, which is included as Appendix D to this proxy statement. Failure to take any necessary step may result in a termination or waiver of appraisal rights under Delaware law. See "The Merger -- Appraisal Rights."

                      SELECTED CONSOLIDATED FINANCIAL DATA

       Set forth below are (i) selected consolidated financial data as of and for the five years ended December 31, 1996, which data have been derived from Palmer Wireless's Consolidated Financial Statements that have been audited by KPMG Peat Marwick LLP; (ii) selected condensed consolidated statement of operations data for the three months ended March 31, 1996 and 1997, which data have been derived from Palmer Wireless's unaudited condensed consolidated statements of operations from such periods; and (iii) selected condensed consolidated balance sheet data as of March 31, 1997, which data have been derived from Palmer Wireless's unaudited consolidated balance sheet at that date. There were no cash dividends or distributions declared or made by Palmer Wireless during the periods presented.

                                                                                                           THREE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                                 MARCH 31,
                                  -------------------------------------------------------------------   -------------------------
                                     1992          1993         1994(1)       1995(2)        1996          1996          1997
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Revenue
 Service......................    $    23,017   $    35,173   $    61,021   $    96,686   $   151,119   $    34,915   $    42,220
 Equipment sales and
   installation...............          4,284         6,285         7,958         8,220         8,624         2,035         2,463
                                  ------------  ------------  ------------  ------------  ------------  ------------  ------------
   Total revenue..............    $    27,301   $    41,458   $    68,979   $   104,906   $   159,743   $    36,950   $    44,683
                                  ------------  ------------  ------------  ------------  ------------  ------------  ------------
Operating expenses:
 Engineering, technical and
   other direct...............    $     5,395   $     7,343   $    12,776   $    18,184   $    28,717   $     7,683   $     7,430
 Cost of equipment............          5,071         7,379        11,546        14,146        17,944         3,931         5,807
 Selling, general and
   administrative.............          9,348        13,886        19,757        30,990        46,892        10,924        13,360
 Depreciation and
   amortization...............         11,687        10,689         9,817        15,004        25,013         5,898         7,553
                                  ------------  ------------  ------------  ------------  ------------  ------------  ------------
   Total operating expenses...    $    31,611   $    39,297   $    53,896   $    78,324   $   118,566   $    28,436   $    34,150
                                  ------------  ------------  ------------  ------------  ------------  ------------  ------------
Operating Income (loss).......    $    (4,310)  $     2,161   $    15,083   $    26,582   $    41,177   $     8,514   $    10,533
                                  ------------  ------------  ------------  ------------  ------------  ------------  ------------
Other income (expense):
 Interest, net................         (8,290)       (9,006)      (12,715)      (21,213)      (31,462)       (7,945)       (7,872)
 Other, net...................             (5)         (590)          (70)         (687)         (429)           --            71
                                  ------------  ------------  ------------  ------------  ------------  ------------  ------------
   Total other expense........    $    (8,295)  $    (9,596)  $   (12,785)  $   (21,900)  $   (31,891)  $    (7,945)  $    (7,801)
                                  ------------  ------------  ------------  ------------  ------------  ------------  ------------
Income (loss) before minority
 interest share of (income)
 loss and income taxes........    $   (12,605)  $    (7,435)  $     2,298   $     4,682   $     9,286   $       569   $     2,732
Minority interest share of
 (income) losses..............            377            83          (636)       (1,078)       (1,880)         (452)         (331)
                                  ------------  ------------  ------------  ------------  ------------  ------------  ------------
Income (loss) before income
 taxes........................    $   (12,228)  $    (7,352)  $     1,662   $     3,604   $     7,406   $       117         2,401
Income taxes..................             --            --            --         2,650         2,724           (41)       (1,224)
                                  ------------  ------------  ------------  ------------  ------------  ------------  ------------
Net income (loss).............    $   (12,228)  $    (7,352)  $     1,662   $       954   $     4,682   $        76   $     1,177
                                  ------------  ------------  ------------  ------------  ------------  ------------  ------------
PER SHARE DATA:
Net income (loss) per share of
 common stock(3)..............    $     (0.68)  $     (0.41)  $      0.09   $      0.04   $      0.18   $      0.00   $      0.04
Average shares of common stock
 outstanding(4)...............     17,993,333    17,993,333    18,000,000    22,326,613    26,132,455    23,561,923    27,813,259
OTHER DATA:
Capital expenditures..........    $     3,835   $    13,304   $    22,541   $    36,564   $    41,445   $     6,618   $    16,987
Total subscribers at end of
 period(5)....................         37,209        65,761       117,224       211,985       279,816       227,400       310,823
Operating income before
 depreciation and amortization
 ("EBITDA")(6)................    $     7,377   $    12,850   $    24,900   $    41,586   $    66,196   $    14,412   $    18,086
EBITDA margin on service
 revenue......................           32.1%         36.5%         40.8%         43.0%         43.8%         41.3%         42.8%
CONSOLIDATED STATEMENT OF
CASH FLOWS DATA:
Net cash flows from operating
 activities...................    $        78   $     9,108   $     7,238   $    27,660   $    30,130   $     6,779   $    12,330
Net cash flows from investing
 activities...................        (11,113)      (27,362)     (116,850)     (196,776)     (110,610)       (7,637)      (48,487)
Net cash flows from financing
 activities...................         11,221        19,481       110,940       169,554        78,742         1,975        36,550

                                                                      AT DECEMBER 31,
                                             -----------------------------------------------------------------
                                               1992          1993         1994(7)       1995(8)        1996
                                             ---------     ---------     ---------     ---------     ---------
                                                                                     (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash.....................................    $     443     $   1,670     $   2,998     $   3,436     $   1,698
Working capital (deficit)................         (740)          799         2,490        (1,435)          296
Property, plant, and equipment, net......       17,371        23,918        51,884       100,936       132,438
Licenses and other intangibles, net......      103,901       114,955       199,265       332,850       387,067
Total assets.............................      127,867       150,054       273,020       462,871       549,942
Total debt(9)............................      106,811       131,361       245,609       350,441       343,662
Equity...................................       10,659         3,244         4,915        74,553       164,930


                                           AS OF MARCH 31, 1997
                                           --------------------

CONSOLIDATED BALANCE SHEET DATA:
Cash.....................................        $  2,091
Working capital (deficit)................           2,282
Property, plant, and equipment, net......         148,121
Licenses and other intangibles, net......         411,314
Total assets.............................         589,566
Total debt(9)............................         378,698
Equity...................................         166,107

---------------------------

(1) Includes the acquisition by Palmer Wireless on October 31, 1994 of the cellular telephone systems of Southeast Georgia Cellular Limited Partnership and Georgia 12 Cellular Limited Partnership (the "Georgia Acquisition"), which occurred on October 31, 1994. For the two months ended December 31, 1994, the Georgia Acquisition resulted in revenues to Palmer Wireless of $1,803 and operating loss of ($645).

(footnotes continued on next page)

(2) Includes the acquisition by Palmer Wireless of Georgia Metronet, Inc. and Augusta Metronet, Inc., which occurred on December 1, 1995. For the one month ended December 31, 1995, the GTE Acquisition resulted in revenues to Palmer Wireless of $2,126 and operating income of $208.
(3) Net income (loss) for the period divided by the weighted average number of shares of common stock outstanding.
(4) Excludes 2,058,334 shares of Class A common stock reserved for issuance under stock option and stock purchase plans; however, for the 12 months ended December 31, 1996 and the three months ended March 31, 1997, stock options outstanding have been considered common stock equivalents and have increased the average shares of common stock outstanding by 148,616 shares and 0 shares, respectively (computed using the treasury stock method).
(5) Amounts at December 31, 1992 and 1993 include the subscribers in the Alabama-7 RSA where Palmer Wireless had interim operating authority through July 1, 1994. The number of subscribers served in the Alabama-7 RSA was 955 and 2,576 at December 31, 1992 and 1993, respectively. In 1994, Palmer Wireless entered into an agreement to sell the accounts of its subscribers in the Alabama-7 RSA to the third party licensee of this RSA.
(6) Operating income before depreciation and amortization should not be considered in isolation or as an alternative to net income (loss), operating income (loss) or any other measure of performance under generally accepted accounting principles, and may not be comparable to similarly titled measures by other companies. Palmer Wireless believes that operating income before depreciation and amortization is viewed as a relevant supplemental measure of performance in the cellular telephone industry.
(7)  Includes the Georgia Acquisition, which occurred on October 31, 1994.
(8)  Includes the GTE Acquisition, which occurred on December 1, 1995.
(9) Includes current installments of long-term debt and amounts due Palmer Communications Incorporated.

                                   THE MERGER

         Any of the following information which relates to the merger agreement or the voting agreement between Palmer Communications and Price Communications is qualified by reference to these agreements, which are attached as Appendix A and Appendix C. Please read these agreements in full.

GENERAL DESCRIPTION OF THE MERGER

         Under an Agreement and Plan of Merger dated as of May 23, 1997 (the "Agreement") among Palmer Wireless, Inc. (the "Company"), Price Communications and a subsidiary of Price Communications ("Merger Sub"), Price Communications will pay $17.50 in cash in exchange for each share of the Company's Class A and Class B common stock (together the "Common Stock"), as part of a transaction in which Merger Sub will merge with and into the Company (the "Merger"). The Company will be the surviving corporation and a wholly owned, indirect subsidiary of Price Communications. Stockholders of outstanding shares will have no further ownership interest in the Company but will be entitled to receive $17.50 in cash for each of their shares. Price Communications will also make certain payments with respect to outstanding options under the Company's stock option plans and purchase rights under the Company's stock purchase plans. The separate existence of Merger Sub will cease, and the Company will survive as "Price Communications Wireless, Inc." and continue to conduct the business of a cellular telephone company from its main office in Fort Myers, Florida.

PARTIES TO THE AGREEMENT

         Palmer Wireless, Inc. The Company is a Delaware corporation that is engaged in the construction, development, management and operation of cellular telephone systems in the southeastern United States. At March 31, 1997, the Company provided cellular telephone service to 310,823 subscribers in Alabama, Florida, Georgia and South Carolina in a total of 18 licensed service areas composed of nine Metropolitan Statistical Areas and nine Rural Services Areas, with an aggregate estimated population of 3.9 million. The address of the Company's principal executive offices is 12800 University Drive, Fort Myers, Florida 33907-5333 and its telephone number is (941) 433-4350.

         Price Communications Corporation. Price Communications is a New York corporation that historically has been a nationwide communications company. Prior to 1995, Price Communications has bought and sold a number of television, radio, newspaper, cellular telephone and other communications and related properties. The address of Price Communications's principal office is 45 Rockefeller Plaza, Suite 3200, New York, New York 10020, and its telephone number is (212) 757-5600.

         Price Communications Wireless, Inc. Merger Sub is a Delaware corporation and a subsidiary of Price Communications. Merger Sub currently has no operations. The address of Merger Sub's principal office is 45 Rockefeller Plaza, Suite 3200, New York, New York 10020, and its telephone number is (212) 757-5600.

BACKGROUND OF THE MERGER

         At a meeting on December 19, 1996, the Board authorized the officers of the Company to develop and evaluate strategic alternatives available to the Company which would maximize value to stockholders, including a business combination or other extraordinary transaction. This authorization was based on the Board's determination that the Company could likely face an increasingly competitive operating environment, due in part to consolidation in the cellular telephone industry and the introduction of new technologies such as personal communications services (PCS). The Board also authorized the engagement of Goldman Sachs as the Company's financial advisor, subject to the terms of a proposed engagement letter. At a Board meeting on January 27, 1997, Goldman Sachs met with the Board to discuss strategic issues and valuation trends in the wireless industry. At that meeting, the Board approved an engagement letter, which was subsequently signed.

         During February 1997, Goldman Sachs, on behalf of the Company, provided certain information regarding the Company, including public information or documents, to 20 parties who signed confidentiality agreements with the Company. Four parties subsequently submitted written indications of interest, and one party orally expressed interest, concerning a possible business combination transaction with the Company.

         At a meeting on March 7, 1997, Goldman Sachs reviewed for the Board the indications of interest, and the Board authorized Goldman Sachs to ask the interested parties to complete their due diligence and submit final proposals for a transaction with the Company. Between March 18, 1997 and March 21, 1997, the four parties who had submitted written indications of interest interviewed members of the Company's management and reviewed additional information made available by the Company regarding its individual markets, cellular licenses and other assets, contracts, business operations, employee benefit plans and business projections. Each of these parties submitted a written proposal for a business combination transaction.

         At a meeting on April 14, 1997, the Board of Directors, with the assistance of Goldman Sachs and executive officers of the Company, reviewed the four written proposals as well as one additional proposal which had been made orally to Goldman Sachs. In addition, the Board received advice from the Company's outside legal counsel, Hogan & Hartson L.L.P., as to legal matters. The Board determined that none of the proposals was acceptable and that the best alternative at that time for maximizing stockholder value was for Goldman Sachs to contact the five parties which had expressed interest concerning a possible business combination to attempt to negotiate higher offer prices.

         Between April 15, 1997 and April 21, 1997, Goldman Sachs contacted these parties to seek an increased price. On April 22, 1997, at a special meeting of the Board, Goldman Sachs reported that one of those parties had submitted a higher bid (the "Last Bidder"), but that none of the other parties had submitted an improved bid. The Board authorized certain executive officers of the Company and the Company's legal and financial advisors to communicate directly with the Last Bidder and to negotiate terms of a business combination, subject to approval by the Board.

         Between April 27, 1997 and May 5, 1997, the Last Bidder conducted an additional due diligence review of the Company and its business. Also, during this period, the Company and the Last Bidder, through respective counsel, exchanged drafts and negotiated the terms of a proposed agreement and plan of merger, pursuant to which the Last Bidder would acquire all of the Company's outstanding capital stock and stock options for cash. During this period the Company agreed not to negotiate with other bidders.

         On May 5, 1997, the Board held a special meeting and approved a proposed agreement and plan of merger, subject to revision or clarification of certain key terms. Despite continued negotiations, these terms could not be resolved to the Board's satisfaction, and on May 6, 1997 the Board held a special meeting and determined that the Last Bidder's offer was unacceptable because certain terms could not be agreed upon. The Board instructed Goldman Sachs to communicate to the Last Bidder that its offer was not acceptable. The Company terminated the exclusivity agreement with the Last Bidder, but continued to negotiate with the Last Bidder.

         On May 13, 1997, Price Communications contacted Goldman Sachs to express its interest regarding an all cash business combination at a per share price that was higher than the Last Bidder's last proposal. Price Communications had not been involved in the Company's earlier discussions regarding a possible business combination, although its principal executive officer is also a principal officer of one of the four parties which had earlier expressed a written indication of interest in purchasing the Company. On May 14, 1997, counsel to the Company sent a proposed draft of the Agreement to Price Communications's counsel.

On May 15, 1997, Price Communications submitted a written indication of interest to acquire the Company. On May 16, the Board met to discuss Price Communications's written expression of interest. In addition, during this period Price Communications provided the Company with information regarding its ability to finance an acquisition of the Company, including a letter of commitment for financing from a financial institution. Following a meeting held to discuss Price Communications's proposal, the Board authorized Goldman Sachs to contact Price Communications to negotiate a definitive agreement by no later than May 22, 1997. Between May 16, 1997 and May 22, 1997, the Company, Price Communications and their representatives negotiated the terms of that agreement and the voting agreement. During that period, the Company provided Price Communications's representatives the same access to its management, properties and information regarding its business as had been provided to the Last Bidder.

         On May 22, 1997, at a special meeting, the Board reviewed, with input from counsel, the terms of a proposed form of the Agreement with Price Communications, by which Price Communications would acquire the Company for $17.50 in cash per share for all outstanding shares of Common Stock (the "Merger Consideration"). This per share price was superior to that proposed by any other of the parties which had expressed an interest in acquiring the Company. At the same time, the Board discussed the fact that a number of contacts between the Last Bidder and Goldman Sachs had not produced a meaningful improvement in the Last Bidder's last proposal. After a presentation by Goldman Sachs regarding the financial aspects of the proposed merger transaction and receipt of the opinion of Goldman Sachs that the Merger Consideration was fair to stockholders, the Board approved the Agreement and authorized its execution and delivery. On May 23, 1997, the Company and Price Communications signed the Agreement. At no time prior to the signing did Price Communications make anything but an all cash offer.

         In June 1997, Price Communications informed Goldman Sachs that it was interested in providing the Company's stockholders with the opportunity to receive Price Communications's common stock instead of cash. Price Communications did not request an amendment to the Agreement for this purpose. The Company informed Price Communications that it would not object if Price Communications initiated a tender offer, so long as Price Communications presented the tender offer directly to stockholders.

         In July 1997, Price Communications requested that the Company restructure its $500 million credit facility to minimize the tax consequences of the sale of the Fort Myers cellular system. Price Communications has agreed to reimburse the Company for all expenses of such restructuring. See "The
Merger -- Cost of the Merger."

         Also in July 1997, Price Communications entered into an employment agreement with Mr. Ryan. The Company expects that Price Communications will enter into a comparable employment agreement with Mr. Wisehart and employment agreements with other key employees prior to the Merger. See "The
Merger -- Interests of Certain Persons in the Merger."

     On August 1, 1997, Price Communications informed the Company through counsel that it intends to conduct an exchange offer (the "Exchange Offer"), in which Price Communications will offer, for each share of Class A Common Stock that is purchased in the Exchange Offer, shares of Price Communications's common stock with an aggregate market value of $18.00. Price Communications later furnished the Company with copies of its preliminary proxy materials for the approval by Price Communications's shareholders of the Exchange Offer. Those materials state that, for purposes of determining the exchange ratio for the Exchange Offer, the market value of Price Communications's common stock would be determined by taking the average closing price per share of Price Communications's common stock for the five trading days ending on September 12, 1997. The Exchange Offer would be limited to up to 3,000,000 shares of the Company's Class A common stock. Price

Communications has indicated that the Exchange Offer will be conditioned upon the approval by Price Communications's shareholders and the satisfaction of conditions to the Merger, which include the condition that the holders of not more than 10% of the outstanding shares of Class A common stock may demand appraisal for such shares in accordance with Section 262 of the Delaware General Corporation Law ("DGCL"). See "The Merger -- Conditions to Consummation of the Merger; Regulatory Approvals" and "-- Appraisal Rights."

         On August 8, 1997, the Company's Board met to consider the Exchange Offer. Because the Board had recently conducted an extensive review of alternatives available to maximize stockholder value and conducted an auction to obtain an agreement that the Board believed was fair to stockholders from a financial point of view, the Board determined that it would express no position and remain neutral toward the Exchange Offer. In reaching this determination, the Board also noted that it had made no investigation of Price Communications, the ongoing management of the Company's cellular operations by Price Communications, or the advisability of an investment in Price Communications common stock. The Company anticipates that the Exchange Offer will commence in August.

         In considering the Agreement, including whether to exercise appraisal rights, stockholders should consider carefully the Exchange Offer materials that will be sent to them by Price Communications, which will include a full description of the terms, tax consequences and pro forma effects of the Exchange Offer. Any stockholder who does not receive such materials should contact Price Communications directly. Any stockholder who has sent a proxy to the Company prior to receiving such materials may revoke his or her proxy by one of the three methods described on page one of this proxy statement under "Voting of Proxies and Revocability." Stockholders should note particularly that Price Communications has indicated that the Exchange Offer will not be completed if the conditions to the Merger have not been satisfied (or waived), which includes that appraisal rights not be sought by more than 10% of the Class A common stock. This means that if more than 10% of the Class A common stock were to demand appraisal rights in the Merger, Price Communications could elect not to complete both the Merger and the Exchange Offer. Stockholders will be able to accept the Exchange Offer regardless of how they vote on the Agreement, including if they demand appraisal rights, subject to the right of Price Communications not to complete the Exchange Offer if more than 10% of the Class A common stock seeks appraisal.

RECOMMENDATION OF BOARD OF DIRECTORS; REASONS FOR THE MERGER; ADVANTAGES AND DISADVANTAGES OF THE MERGER

         The Board has unanimously approved the Agreement and the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, the Company and its stockholders. The Board therefore unanimously recommends that stockholders vote "FOR" approval of the Agreement.

         In reaching its determination that the Agreement is fair to, and in the best interests of, the Company and stockholders, the Board considered a number of factors, including the following:

   (i) presentations by Goldman Sachs and the oral and written opinion of Goldman Sachs that the Merger Consideration is fair to stockholders;

   (ii) information provided by Goldman Sachs indicating that the comparable acquisition multiples for the Company, based on the Merger Consideration, compare favorably with the other transactions reviewed by Goldman Sachs (see "-- Opinion of Financial Advisor");

   (iii) the fact that the Merger Consideration was above the market price for shares of Common Stock preceding the announcement of the Merger;

   (iv) oral presentations by executive officers of the Company regarding the business, financial condition and recent results of operations of the Company, and their best estimates of the prospects of the Company;

   (v) the current and prospective environment in which the Company operates, including the competitive environment for telecommunications companies generally and cellular telephone service providers specifically, and the trend toward consolidation in the cellular telephone services industry;

   (vi) the process followed by Goldman Sachs to obtain acquisition proposals and the fact that no potential acquirors were identified that were prepared to make a proposal competitive to that of Price Communications;

   (vii) the fact that the terms of the Agreement were determined through arm's-length negotiations;

   (viii) the terms of the Agreement and the voting agreement as reviewed by the Board with its legal and financial advisors;

   (ix) the Board's assessment that Price Communications has the financial capability to acquire the Company for the Merger Consideration and therefore is likely to consummate the Merger, which assessment was based in part upon
   (A) the assets of Price Communications, as represented by its balance sheet,
   (B) Price Communications's representation in the Agreement that it will have available on the Effective Time sufficient funds to acquire the Company for the Merger Consideration and (C) a commitment for financing received by Price Communications from a financial institution; and

   (x) the Board's belief, after consultation with its legal counsel, that the required regulatory approvals could be obtained for the Merger.

          The Board did not quantify or attach any particular numerical weight to the various factors that it considered in reaching its determination that the Merger is in the best interests of stockholders.

          In evaluating the Merger, the Board identified several advantages and disadvantages. The primary advantages of the Merger were (i) the fact that the consideration to be received by stockholders exceeded both the current market price and, according to the Company's financial advisor, the price received by sellers in recent similar transactions; (ii) the Company's increasingly competitive operating environment, which the Board believes could negatively affect the Company's performance and stock price; and (iii) the absence of selling expenses for the Company's stockholders. The primary disadvantage of the Merger was that stockholders would be unable to participate in the potential growth of the Company.

OPINION OF FINANCIAL ADVISOR

          On May 22, 1997, Goldman Sachs delivered its oral opinion to the Board that as of the date of such opinion, the Merger Consideration is fair to the stockholders. Goldman Sachs subsequently confirmed its oral opinion by delivery of its written opinion dated June 24, 1997, which opinion was subsequently confirmed as of the date of this proxy statement. Although Goldman Sachs evaluated the fairness of the Merger Consideration to the stockholders, the Merger Consideration itself was determined by the Company and Price Communications through arm's-length negotiations. Goldman Sachs did not recommend the form or amount of the Merger Consideration. In addition, Goldman Sachs did not express any opinion as to the fairness to stockholders of the proposed consideration to be received in the Exchange Offer.

          The full text of the written opinion of Goldman Sachs, dated August 13, 1997, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B and is incorporated herein by reference. Stockholders are urged to, and should, read such opinion in its entirety.

          In connection with its opinion, Goldman Sachs reviewed, among other things, (i) the Agreement; (ii) the voting agreement; (iii) annual reports to stockholders and annual reports on Form 10-K of the Company for the years ended December 31, 1995 and 1996; (iv) certain interim reports to stockholders, quarterly reports on Form 10-Q and certain other communications from the Company to the stockholders; and (v) certain internal financial analyses and forecasts for the

Company prepared by its management. Goldman Sachs also held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects of the Company. In addition, Goldman Sachs reviewed the reported price and trading activity for the Class A common stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the wireless industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

         Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs had not made an independent evaluation or appraisal of the assets and liabilities of the Company. Goldman Sachs' advisory services and its opinion are provided for the information and assistance of the Board in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Common Stock should vote with respect to such transaction.

         The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its oral opinion to the Board on May 22, 1997. Goldman Sachs utilized substantially the same type of financial analyses in connection with providing the written opinion attached hereto as Appendix B.

            (i) Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the shares of the Class A common stock. In addition, Goldman Sachs analyzed the consideration to be received by the holders of the Common Stock in relation to the market prices of the Class A common stock at April 11, 1997 and at January 29, 1997. Such analysis indicated that the price per share of Class A common stock to be paid pursuant to the Agreement represented a premium of 35.9% based on the April 11, 1997 market price of $12.875 per share and 79.5% based on the January 29, 1997 market price of $9.75 per share.

            (ii) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to the Company to corresponding financial information, ratios and public market multiples for four publicly traded developed cellular providers: AirTouch Communications, Inc., 360 Communications Co., Vanguard Cellular Systems Inc. and Vodafone Group PLC (the "Selected Companies"). Goldman Sachs calculated and compared various financial multiples and ratios. The multiples for the Company and the Selected Companies were calculated using the closing market prices of each of the companies' respective shares on April 11, 1997. Except as set forth below, the multiples and ratios for the Company were based on its management's estimates and the multiples and ratios for each of the Selected Companies were based on the most recent publicly available information. With respect to the Selected Companies, Goldman Sachs considered levered market capitalization (i.e., market value of common equity plus estimated market value of debt less cash) as a multiple of latest twelve months ("LTM") sales, as a multiple of LTM earnings before interest and taxes ("EBIT") and as a multiple of LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"). Goldman Sachs's analyses of the Selected Companies indicated levered multiples of LTM sales, which ranged from a low of 3.6x to a high of 4.7x and LTM EBIT, which ranged from a low of 11.2x to a high of 18.6x and LTM EBITDA, which ranged from a low of 9.3x to a high of 11.3x compared to levered multiples of 4.7x, 18.1x and 11.3x, respectively, for the Company. Goldman Sachs also considered for the Selected Companies estimated EBITDA multiples for calendar years 1996 and 1997, which for the Selected Companies ranged from a low of 8.7x to a high of 10.0x for calendar year 1996, and from a low of 7.2x to a high of

8.4x for calendar year 1997, compared to 11.3x and 8.8x, respectively, for the Company. Goldman Sachs also considered for the Selected Companies levered market capitalization values per potential cellular population unit ("POP"), which for the Selected Companies ranged from a low of $135 to a high of $182, compared to $191 for the Company.

            Goldman Sachs reviewed and compared certain financial information relating to the Company to corresponding financial information, ratios and public market multiples for six publicly traded lesser developed cellular providers: Centennial Cellular Corp., CommNet Cellular Inc., PriCellular Wireless Corp., Rural Cellular Corp., United States Cellular Corporation and Western Wireless Corp. (the "Lesser Developed Companies"). Goldman Sachs calculated and compared various financial multiples and ratios. The multiples for the Company and the Lesser Developed Companies were calculated using the closing market prices of each of the companies' respective shares on April 11, 1997. Except as set forth below, the multiples and ratios for the Company were based on its management's estimates and the multiples and ratios for each of the Lesser Developed Companies were based on the most recent publicly available information. With respect to the Lesser Developed Companies, Goldman Sachs considered levered market capitalization as a multiple of LTM sales, as a multiple of LTM EBIT and as a multiple of LTM EBITDA. Goldman Sachs's analyses of the lesser Developed Companies indicated levered multiples of LTM sales, which ranged from a low of 2.6x to a high of 6.7x, with a mean of 4.7x and a median of 4.7x, and LTM EBIT, which ranged from a low of 8.1x to a high of 61.4x, with a mean of 39.4x and a median of 43.9x, and LTM EBITDA, which ranged from a low of 9.8x to a high of 20.4x, with a mean of 13.7x and a median of 14.6x, compared to levered multiples of 4.7x, 18.1x and 11.3x, respectively for the Company. Goldman Sachs also considered for the Lesser Developed Companies estimated EBITDA multiples for calendar years 1996 and 1997, which for the Lesser Developed Companies ranged from a low of 10.0x to a high of 17.9x, with a mean of 12.6x and a median of 11.4x, for calendar year 1996, and from a low of 6.8x to a high of 11.5x, with a mean of 8.5x and a median of 8.1x, for calendar year 1997, compared to 11.3x and 8.8x, respectively, for the Company. Goldman Sachs also considered for the Lesser Developed Companies levered market capitalization values per POP, which for the Lesser Developed Companies ranged from a low of $103 to a high of $163, with a mean of $135 and a median of $140, compared to $191 for the Company.

            (iii) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis using the Company's management estimates of operating performance. Goldman Sachs calculated a net present value of unlevered free cash flow for the years 1997 through 2001 using discount rates ranging from 10.0% to 14.0%. Goldman Sachs calculated the Company's terminal values in the year 2001 based on multiples ranging from 9.0x EBITDA to 11.0x EBITDA. These terminal values were then discounted to present value using discount rates ranging from 10.0% to 14.0%. Using the Company's terminal values in the year 2001 based on multiples ranging from 9.0x EBITDA to 11.0x EBITDA and discounting these terminal values to present value using discount rates ranging from 10.0% to 14.0%, the implied per share values (which is the present value of cash flows plus the present value of the terminal value, less net debt and minority interest, divided by the number of shares of fully diluted Common Stock outstanding) ranged from a low of $14.62 to a high of $25.61.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman

Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs providing its opinion to the Board as to the fairness of the Merger Consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of futures results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither the Company nor Goldman Sachs nor any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Appendix B hereto.

         Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Company selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Goldman Sachs is familiar with the Company, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman Sachs is also familiar with the Company having provided certain investment banking services to the Company from time to time, including acting as managing underwriter of public offerings of Class A Common Stock in March, 1995 and June, 1996.

         The Company engaged Goldman Sachs to act as its financial advisor under an agreement dated January 29, 1997. Under this agreement, assuming the aggregate consideration paid by Price Communications is $880 million, the Company will pay Goldman Sachs a fee of approximately $5,500,000. The Company has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, plus any sales, use or similar taxes arising in connection with the Merger, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

REPRESENTATIONS AND WARRANTIES

         The Company, Price Communications and Merger Sub have made certain representations and warranties to each other in the Agreement. The Company represents and warrants, among other things, as to organization, capitalization, corporate authority and approvals, ownership of subsidiaries, enforceability of the Agreement, financial reports, absence of undisclosed liabilities, absence of material adverse effects, absence of certain claims and regulatory proceedings, labor matters and employee benefit plans, title to its assets, environmental matters, and compliance with laws. Price Communications represents and warrants, among other things, as to organization, corporate authority and approvals, enforceability of the Agreement and availability of funds necessary to consummate the transactions contemplated by the Agreement, including payment of the Merger Consideration for all shares of Common Stock, payments required with respect to options and purchase rights, and payment necessary to satisfy amounts outstanding under the Company's credit facility.

CONDUCT OF BUSINESS PENDING THE MERGER

         The Agreement provides that, without the prior written agreement of Price Communications, the Company will:

      (i) operate its business in the usual and ordinary course consistent with past practices;

      (ii) use its reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective principal officers and key employees and maintain its relationship with its respective principal customers and suppliers;

      (iii) use its reasonable efforts to maintain and keep its properties and asset in as good repair and condition as at the time the Agreement was signed, ordinary wear and tear excepted; and

      (iv) use its reasonable efforts to keep its insurance in full force and effect.

         Pending consummation of the Merger, except as otherwise permitted in the Agreement or otherwise consented to in writing by Price Communications, the Company will not:

      (i) increase the compensation payable to any of its directors or employees, except for increases payable to or to become payable in the ordinary course of business and consistent with past practice;

      (ii) grant any severance or termination pay (other than under arrangements in effect on the date of the Agreement) to, or enter into or modify any employment or severance agreement with, any of its directors or employees;

      (iii) adopt or amend any employee benefit plan or arrangement, except as may be required by applicable law;

      (iv) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of its capital stock;

      (v) redeem, repurchase or otherwise reacquire any share of its capital stock or any securities or obligations convertible into or exchangeable for any share of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations (except in connection with the exercise of certain outstanding options);

      (vi)   effect any reorganization or recapitalization;

      (vii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

      (viii) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares (including any phantom options or stock appreciation rights), or any rights, warrants, or options to acquire, any such shares (except for the issuance of shares upon the exercise of outstanding options and the issuance of shares under Company stock purchase plans);

      (ix) amend or otherwise modify the terms of any rights, warrants or options in a manner inconsistent with the provisions of the Agreement or the effect of which shall be to make such terms more favorable to the holders thereof;

      (x) or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets in the ordinary course of business and consistent with past practice), or make or commit to make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice;

      (xi) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets except for the grant of purchase money security interests not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate and dispositions in the ordinary course of business and consistent with past practice;

      (xii) propose or adopt any amendments to its certificate of incorporation or, as to its bylaws or partnership agreement, as the case may be, any amendments that would have an adverse impact on the consummation of the transactions contemplated by the Agreement or would be adverse to Price Communications's interests;

      (xiii) change any of its methods of accounting in effect at January 1, 1997;

      (xiv) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $500,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1996, except as may be required by law or generally accepted accounting principles;

      (xv) incur any obligation or borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, other than (a) purchase money indebtedness not to exceed $500,000 in the aggregate, (b) certain specified indebtedness incurred in the ordinary course of business under the existing loan agreements, and (c) capitalized leases not to exceed $1,000,000 in the aggregate;

      (xvi) without the written consent of Price Communications (which consent shall not be unreasonably withheld, delayed or conditioned), enter into or modify in any material respect any material agreement; or

      (xvii) agree in writing or otherwise to do any of the foregoing.

NO SOLICITATION OF PROPOSALS

         Under the Agreement, the Company may not, directly or indirectly, encourage or solicit any offer to acquire all or a substantial part of the business and properties or capital stock of the Company or its subsidiaries, or engage in any discussions or negotiations or provide any information to any person relating thereto. Under certain circumstances, however, the Agreement provides that the Company may (i) furnish information to a third party who makes an unsolicited request for such information for the purpose of making an acquisition proposal, provided that such third party executes and delivers a confidentiality agreement, and (ii) engage in discussions with a third party who submits a written acquisition proposal that the Board believes, based on advice of its financial advisors, is reasonably likely to be superior to the transactions contemplated by the Agreement from a financial point of view to all stockholders.

CONDITIONS TO CONSUMMATION OF THE MERGER; REGULATORY APPROVALS

         The respective obligations of the parties to cause the Merger to be consummated are subject to the satisfaction or waiver of certain conditions, including, among other things: (i) the approval of the Agreement by the requisite vote of the Company's stockholders; (ii) the receipt and effectiveness of all regulatory approvals and waivers required to consummate the transactions contemplated thereby; (iii) the absence of any order, decree or injunction which enjoins or prohibits the consummation of the Merger; (iv) receipt of all consents and authorizations required to be obtained from the Federal Communications Commission ("FCC") by the Company, Price Communications and Merger Sub; and (v) the condition that the holders of not more than 10% of the outstanding shares of Class A common stock may demand appraisal for such shares in accordance with Section 262 of the DGCL. The Company has received notice from the Federal Trade Commission of the early termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. By August 8, 1997, the FCC had released public notice of its grant of approval of the transfer of the Company's cellular licenses, and all but two of its microwave licenses, to Merger Sub. Absent a protest of that notice, the FCC's approval of the transfer of those licenses to Merger Sub will become final on September 17, 1997. The Company believes that the FCC will soon release public notice of its grant of approval of the transfer of the Company's remaining two microwave licenses. The approval of Price Communications's stockholders is not a condition to the Merger.

         THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVAL. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED, AND, IF THE MERGER IS APPROVED, THERE CAN BE NO ASSURANCE AS TO THE DATES OF ANY OF SUCH APPROVALS. ANY APPROVALS, IF AND WHEN RECEIVED FROM THE APPLICABLE REGULATORY AGENCIES, DO NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE MERGER OF SUCH AGENCIES.

COST OF THE MERGER

         It is estimated that the total consideration to be paid by Price Communications for all outstanding shares of Common Stock, options and purchase rights and amounts outstanding under the Company's credit facility would be approximately $880 million. At the time of the Agreement, Price Communications represented that it would have available funds necessary to consummate the transactions contemplated by the Agreement, including such payments. At the time of the Agreement, Price Communications had a letter of commitment for financing from a financial institution. Subsequent to signing the Agreement, Price Communications has informed the Company of the following transactions or plans it has undertaken to facilitate the financing of the Merger.

- On July 2, 1997, Merger Sub issued $175 million aggregate principal amount of 11.75% Senior Subordinated Notes due 2007.

- Also, on July 2, 1997, Price Communications received an executed commitment letter from a financial institution to provide a senior loan facility (the "New Credit Facility") providing for term loan borrowings in the aggregate principal amount of approximately $325 million and revolving loan borrowings of $200 million. At the Effective Time, Merger Sub is expected to borrow all term loans available under the New Credit Facility and approximately $100 million of revolving loans. Price Communications expects that the remaining revolving loans will, subject to a borrowing base and certain other conditions be available to fund the working capital requirements of Merger Sub. The commitment is subject to significant conditions, including the absence of a material adverse change in the business of the Company, negotiation, execution and delivery of definitive documentation and consummation of the sale of the Company's Fort Myers, Florida cellular system (or arrangements satisfactory to the lenders under the New Credit Facility for short-term financing bridging such sale).

- Price Communications raised an additional $47.5 million of the purchase price for the acquisition of the Company through the offering by Price Communications Cellular Holdings, Inc. ("Cellular Holdings"), a wholly-owned indirect subsidiary of Price Communications and direct parent of Merger Sub, of units consisting of 13 1/2% Senior Secured Discount Notes of Cellular Holdings due 2007 and warrants to purchase shares of common stock of Price Communications.

- Price Communications also has agreed to sell the Fort Myers, Florida cellular region of the Company for $166.3 million to Wireless One Network LP (the "Fort Myers Sale"). See "Description of Price Communications." In connection with that sale, at the request of Price Communications, the Company is restructuring its credit facility to minimize the tax consequences to Price Communications of the Fort Myers Sale. Price Communications has agreed to reimburse the Company for all expenses of such restructuring.

- Price Communications has said it intends to make the Exchange Offer. See "The Merger -- Background of the Merger." If the Exchange Offer is completed, the number of shares of Class A common stock to be acquired in the Merger will be reduced. Price Communications has indicated that the aggregate cash consideration to be paid by Price Communications in the Merger will be reduced by $52.5 million, assuming 100% acceptance of the Exchange Offer. In addition, if the Exchange Offer is consummated, Price Communications has said that its initial borrowings under the New Credit Facility will be reduced.

         The Company will pay for the cost of soliciting proxies for the special meeting. In addition to mailing this proxy statement, directors, officers and regular employees of the Company, without extra remuneration, may, if necessary, solicit proxies by telephone, direct personal contact or otherwise. The Company will request persons, firms and corporations holding shares in their name or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expense in doing so.

EFFECTIVE TIME

         Subject to the conditions to the obligations of the parties to effect the Merger, the Merger will become effective at the time specified on the Certificate of Merger to be filed with the Secretary of State of Delaware at the closing of the Merger. Subject to the foregoing, it is currently anticipated that the closing of the Merger and the effective time will occur no later than October 1997.

TERMINATION, AMENDMENT AND WAIVER

         Termination. The Agreement may be terminated, and the Merger abandoned, prior to the effective time of the Merger, either before or after its approval by the Company's stockholders, as follows: (i) by the mutual consent of the Company and Price Communications; (ii) by either the Company or Price Communications if (a) the Company's stockholders fail to approve the Agreement at the special meeting and the Merger has not been consummated within 45 days thereafter, (b) there is a breach by the other party thereto of any material representation or warranty contained in the Agreement, which breach would cause certain specified conditions to not be satisfied and is not cured within 30 days after notice thereof, (c) there is a decree, permanent injunction, order or other action preventing or prohibiting consummation of the Merger or (d) the Merger is not consummated before December 31, 1997. Under certain circumstances relating to the Company's failure to comply with its obligations under the Agreement, termination of the Agreement will result in the obligation by the Company to pay Price Communications a break-up fee of $15,000,000. See "The Merger -- Fees and Expenses."

         Amendment. The Agreement may be amended by either the Company or Price Communications by action taken by or on behalf of their respective boards at any time prior to the effective time of the Merger; provided, however, that after approval of the Agreement by the Company's stockholders, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Common Stock shall be converted pursuant to the Agreement upon consummation of the Merger.

         Waiver. At any time prior to the effective time of the Merger, either the Company or Price Communications may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in the Agreement and (c) waive compliance by the other party with any of the agreements or conditions contained in the Agreement.

EXCHANGE OF SHARES FOR CASH

         Promptly after the effective time of the Merger, each stockholder of record of the Company will be provided with written instruction from a payment agent for how shares of Common Stock may be surrendered and exchanged for payment of the Merger Consideration. CERTIFICATES EVIDENCING SHARES SHOULD NOT BE SURRENDERED FOR PAYMENT PRIOR TO RECEIPT OF WRITTEN INSTRUCTIONS FROM THE PAYMENT AGENT. As of the effective time of the Merger, Price Communications will deposit with the payment agent an amount in cash equal to the product of the number of shares outstanding immediately prior to the effective time of the Merger and the Merger Consideration. If a certificate for shares of Common Stock has been lost, stolen or destroyed, payment will be made in accordance with the Agreement upon receipt by the payment agent of an affidavit setting forth that fact by the person claiming such lost, stolen or destroyed certificate and granting a reasonable indemnity against any claim that may be made against Price Communications or the payment agent with respect to such certificate.

EFFECT ON BENEFIT PLANS AND RELATED MATTERS

         General. The Agreement provides that for a period of two years after the effective time of the Merger, Price Communications shall provide benefits to the Company's employees, which, in the aggregate, are no less favorable than those employee benefits provided on May 23, 1997.

         Stock Option Plans. Under the Agreement, all stock options previously issued under the Company's 1995 Employee Stock Option Plan and 1995 Directors Stock Option Plan, and each "phantom option" issued by the Company, will terminate immediately prior to the effective time of the Merger, Price Communications will pay each holder of stock options an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such option, multiplied by the number of shares of Class A common stock into which the stock option remains unexercised. As of August 4, 1997, directors, executive officers and other employees held in the aggregate options to purchase 745,834 shares of Class A common stock.

         Stock Purchase Plans. Under the Agreement, as of the effective time of the Merger, the Company's 1995 Employee Stock Purchase Plan and 1995 Non-Employee Director Stock Purchase Plan (collectively, the "Purchase Plans") will be terminated, and the then applicable accumulation periods shall be deemed to have ended on the last trading day of the Class A common stock immediately prior to the effective time of the Merger. Price Communications will pay to each director, executive officer and other employee who is a participant in a Purchase Plan as of the effective time of the Merger an amount in cash equal to the Merger Consideration multiplied by the number of shares of Class A common stock which the accumulated funds in such person's account would have been entitled to purchase under the terms of the applicable Purchase Plan as of the end of the accumulation period.

ACCOUNTING TREATMENT

         The Merger, if completed as proposed, will be treated as a purchase for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of the Company will be recorded on the books of Price Communications at their respective fair market values at the time of the consummation of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the Board with respect to the Merger, stockholders should be aware that certain directors and executive officers may be deemed to have interests in the Merger, in addition to their interests as stockholders.

         Stock Options. As of August 4, 1997, directors and executive officers held in the aggregate options to purchase 517,500 shares of Class A common stock. Under the terms of the Agreement, the directors and executive officers who hold such stock options would be entitled to receive the following amounts upon consummation of the Merger:

        DIRECTORS          AMOUNT OF PAYMENT
-------------------------- -----------------
James S. Cownie                 $35,438
Clark R. Mandigo                 35,438
Thomas D. McCloskey, Jr.         35,438
Vickie A. Palmer                 35,438
Kermit S. Sutton                 35,438

         OFFICERS          AMOUNT OF PAYMENT
-------------------------- -----------------
William J. Ryan                $ 422,500
Robert G. Engelhardt             390,000
M. Wayne Wisehart                243,750
Leon J. Hensen                   243,750
K. Patrick Meehan                211,250

         Indemnification and Insurance. Pursuant to the Agreement, Price Communications has agreed that it will not, for a period of six years after the effective time of the Merger, amend the Company's certificate of incorporation or bylaws in any manner that would adversely affect the rights of persons who at any time prior to the effective time of the Merger were identified as prospective indemnitees in respect of actions or omissions occurring at or prior to the effective time of the Merger. In addition, the Agreement provides that Price Communications will, after the effective time of the Merger and to the extent permitted by Delaware law, indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and its subsidiaries against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of Price Communications and the Company (as the surviving corporation in the Merger), or otherwise in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on the fact that such person is or was such a director, officer or employee and arising out of actions or omissions occurring at or prior to the effective time of the Merger. Price Communications also agreed to cause to be maintained in effect for not less than six years after the effective time of the Merger the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company with respect to matters occurring prior to the effective time of the Merger.

         Employment Agreements. In 1997, the Company entered into employment agreements with each of Messrs. Ryan and Engelhardt, for an initial term of three years, and Wisehart, Hensen and Meehan, for an initial term of two years. Each agreement has an automatic one year renewal on each anniversary date until terminated by either party. Base salaries under the agreements for 1997 were $340,000, $252,000, $160,000, $178,500 and $140,000, respectively. Each agreement specifies that if the executive officer is terminated by the Company other than for cause (as defined therein), disability or death, or if the executive officer terminates the agreement for good reason (as defined therein), including a termination within one year after a change in control (as defined therein) of the Company, the Company will pay to the executive officer: (i) the full base salary through the date of termination and all other unpaid amounts, if any, to which the executive officer is entitled as of the date of termination in connection with any fringe benefits or under any incentive compensation plan or program of the Company at the time such payments are due; and (ii) the full base salary and any other amounts (including an annual cash bonus equal to the average dollar bonus earned during the two fiscal years immediately prior to the date of termination) that would have been payable to the executive officer from the date of termination through what would have been the remaining term of the agreement (or, in the case of a termination within one year after a change in control (as defined therein), the entire term of the agreement), at the time such payments would otherwise have been due in accordance with the Company's normal payroll practices. Such severance payments for Messrs. Ryan, Engelhardt, Wisehart, Hensen and Meehan would currently be approximately $1.4 million, $989,000, $450,000, $478,000 and $374,000, respectively.

         In addition, under the Agreement, Price Communications shall cause the Company to provide specified executive officers with the employee benefits provided to those officers on May 23, 1997 and for the time period set forth in each such officer's employment agreement. To the extent that any contributions under a qualified retirement plan by any of those specified officers would be prohibited by applicable law, Price Communications will cause the Company to make cash payments to such officers equal to the value of such contributions which cannot be so made under applicable law.

         On July 8, 1997, Price Communications entered into an employment agreement with Mr. Ryan providing for Mr. Ryan's employment with Price Communications commencing on the effective time of the Merger for a term to expire on December 31, 1999. Under that agreement, which will replace Mr. Ryan's existing employment agreement as of the effective time of the Merger, Price Communications will pay Mr. Ryan a lump sum of approximately $1.4 million and a base salary of $500,000. Price Communications expects to enter into a comparable employment agreement with Mr. Wisehart and employment agreements with other key employees prior to the Merger.

APPRAISAL RIGHTS

         Under Section 262 of the DGCL, a copy of which is included as Appendix D to this proxy statement, each stockholder who does not vote in favor of (or otherwise consent to) the Merger will be entitled to dissent and demand an appraisal of the "fair value" of that Stockholder's shares if, prior to the vote on the Merger at the special meeting, such stockholder has delivered to the Company a written demand for appraisal.

         Section 262 represents the exclusive statutory remedy available under the DGCL to stockholders who elect to seek appraisal of the fair value of their shares. Persons who are beneficial owners of shares but whose shares are held of record by another person, such as a broker, bank or nominee, should instruct the record holder to follow the procedure outlined below and in Section 262 if such persons wish to dissent with respect to any or all of their shares. Failure to take any necessary step may result in a termination or waiver of appraisal rights under Section 262.

         Under Section 262, not less than 20 days prior to the special meeting, the Company is required to notify each stockholder eligible for appraisal rights of the availability of such appraisal rights. This proxy statement constitutes notice to the stockholders that appraisal rights are available to them. Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions. A written demand for appraisal of any shares must be filed with the Company before the taking of the vote on the Merger. Such written demand must reasonably inform the Company of the identity of the stockholder of record and of such stockholder's intention to demand appraisal of the shares held by such stockholder. This written demand for appraisal of shares must be in addition to and separate from any proxy or vote abstaining from or voting against the Merger. Neither voting against, abstaining from voting on, failing to return a proxy with respect to, nor failing to vote on the Merger will constitute a demand for appraisal within Section 262. A written demand for appraisal by a stockholder should be sent to Robert E. Engelhardt, Secretary, Palmer Wireless, Inc., 12800 University Drive, Fort Myers, Florida 33907.

         Only the stockholder of record of shares is entitled to seek appraisal of the fair value of the shares registered in such stockholder's name. A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate(s) representing the shares. If the shares are owned of record in a fiduciary capacity (such as by a trustee, guardian or custodian), such demand must be executed by the fiduciary. If the shares are owned of record by more than one person (as in a joint tenancy or tenancy in common), such demand must be executed by all owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such agent is acting as agent for the record owners.

         A record owner, such as a broker who holds shares as a nominee for others, may exercise the right of appraisal with respect to the shares held for all or fewer than all beneficial owners of shares as to which the stockholder is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner. A dissent submitted by a beneficial owner who is not the record owner will not be honored.

         Within 10 days after the effective time of the Merger, the Company shall notify each stockholder exercising appraisal rights in compliance with
Section 262 of the DGCL of the date that the Merger has become effective. At any time within 60 days after the effective time of the Merger, any stockholder shall have the right to withdraw a demand for appraisal and to accept the terms offered upon the Merger. If the Merger is approved and becomes effective, any stockholder that fails to comply with the requirements described above will be bound by the terms of the Merger.

         Within 120 days after the effective time of the Merger, the Company, as the surviving corporation, or any stockholders who perfected appraisal rights, may file a petition in the Delaware Court of Chancery (the "Court") demanding a determination of the value of the stock of all such stockholders. If no petition for appraisal is filed with the Court within 120 days after the effective time of the merger, stockholders' rights to appraisal shall cease, and all stockholders shall be entitled to accept the terms offered upon the Merger. Inasmuch as the Company has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         At the hearing on such petition, the Court shall determine the stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights. The Court may require that the stockholders submit their certificates of stock, if any, to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         After determining the stockholders entitled to an appraisal, the Court shall appraise the shares as to their fair value. In determining their fair value, the Court shall take into account all relevant factors. In Weinberger v. UOP, Inc., 457 A.2d 701 (1983), the Delaware Supreme Court expanded the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant facts involving the value of a company. . . ." The
Delaware Supreme Court stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Weinberger, the Delaware Supreme Court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

         Stockholders considering seeking appraisal should be aware that the fair value of their shares determined under Section 262 could be more than, the same as or less than the value of the consideration received for such shares pursuant to the Agreement if they seek appraisal rights, and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

         The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the Company to stockholders entitled to such payment. The costs of the proceedings may be determined by the Court and taxed against the Company, the stockholders or both as the court deems equitable under the circumstances.

         Any stockholder who has duly demanded appraisal in compliance with
Section 262 will not, after the effective date of the Merger, be entitled to vote for any purpose the shares subject to such demand for appraisal or to receive payment of dividends or other distribution on such shares, except for dividends or distribution payable to stockholders of record at a date prior to the effective date of the Merger.

         THE FOREGOING SUMMARY OF THE RIGHTS OF STOCKHOLDERS REQUESTING AN APPRAISAL CONTAINS MATERIAL INFORMATION RELATING TO THE EXERCISE OF APPRAISAL RIGHTS BUT DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY THE STOCKHOLDERS DESIRING TO EXERCISE THEIR RIGHTS OF APPRAISAL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF SECTION 262 OF THE DGCL. EACH STOCKHOLDER DESIRING TO EXERCISE APPRAISAL RIGHTS SHOULD REFER TO SECTION 262 FOR A COMPLETE STATEMENT OF THE STOCKHOLDER'S RIGHTS AND THE STEPS WHICH MUST BE FOLLOWED IN CONNECTION WITH THE EXERCISE OF THOSE RIGHTS.

         For further information relating to the exercise of appraisal rights, see Appendix D to this proxy statement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a general discussion, based on current law, of certain of the expected federal income tax consequences applicable to stockholders who receive cash in exchange for their shares pursuant to the Merger. This summary discusses only certain tax consequences to United States persons (i.e., citizens or residents of the United States and domestic corporations) who hold shares as capital assets. It does not discuss the tax consequences to holders of options issued by the Company who receive cash in exchange for their options pursuant to the Merger, nor does it discuss the tax consequences that might be relevant to stockholders who acquired their shares through the exercise of options or otherwise as compensation. In addition, it does not discuss the tax consequences that might be relevant to stockholders entitled to special treatment under the federal income tax law (such as Individual Retirement Accounts and other deferred accounts, life insurance companies and tax exempt organizations) or to stockholders who hold their shares in special circumstances (such as stockholders who hold shares as part of a straddle or conversion transaction).

         For federal income tax purposes, the Merger will be treated as a taxable purchase of stock by Price Communications from the stockholders. A stockholder will recognize taxable gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the Merger and such stockholder's tax basis in the shares surrendered in exchange therefor. In general, such gain or loss will be capital gain or loss if such shares are capital assets in the hands of such stockholder at the time of the exchange and will be long-term capital gain or loss if, at the time of the exchange, such stockholder's holding period for the shares is more than one year.

         Under The Taxpayer Relief Act of 1997, net capital gains (excess of long-term capital gains over short-term capital losses) of individuals are taxed at a maximum federal income tax rate of 20%, provided that the shares have been held for more than 18 months at the effective time of the Merger. Capital gains of corporations are taxed at the same federal income tax rates as ordinary income. In general capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to deduct a limited amount of capital losses against ordinary income.

         Under federal income tax backup withholding rules, the payment agent is required to withhold and remit to the United States Treasury 31% of the gross cash proceeds paid to a stockholder or other payee pursuant to the Merger, unless an exception applies under the applicable law or regulations (such as a Certificate of Foreign Status on Form W-8), or unless the stockholder or other payee signs a Substitute Form W-9 that provides his or her taxpayer identification number (employer identification number or social security number) and certifies that such number is correct. Therefore, unless such an exception exists and can be proven in a manner satisfactory to Price Communications and the payment agent, each stockholder should complete and sign the Substitute Form W-9 which will be included as part of the letter of transmittal from the payment agent to be used to surrender shares for cash. The exceptions provide that certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a statement, signed under penalties of perjury, attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the stockholder's federal income tax liability, or in general, refunded by the Internal Revenue Service ("IRS") assuming that the appropriate procedures are followed.

         No ruling has been requested from the IRS as to any of the tax effects to stockholders of the transactions discussed in this proxy statement, and no opinion of counsel has or will be rendered to stockholders with respect to any of the tax effects of the Merger or the other related transactions.

         STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX AND FINANCIAL ADVISORS AS TO FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES.

FEES AND EXPENSES

         The Agreement provides that the Company and Price Communications will each pay its own expenses in connection with the Agreement and the transactions contemplated thereby. In addition, the Company is obligated to pay Price Communications a break-up fee of $15,000,000 in the event that the Agreement is
(i) terminated either (A) by Price Communications as a result of the Company's breach of certain specified obligations under the Agreement (including the obligations to conduct its business consistent with past practices, take all action necessary to obtain stockholder approval of the Agreement, and file all necessary applications regarding the Merger with the FCC), or (B) by the Company or Price Communications if stockholders fail to approve the Agreement, and (ii) either (A) an "alternative transaction" (as defined below) has been publicly announced and has not been withdrawn at the time of such termination or (B) an "alternative transaction" (as defined below) is consummated prior to May 24, 1998. The Agreement defines "alternative transaction" to mean any transaction or proposed transaction providing for the receipt by the Company and/or the holders of more than 50 percent of the Common Stock of consideration equivalent to a value in excess of the Merger Consideration.

                              THE VOTING AGREEMENT

         As an inducement to Price Communications entering into the Agreement, Palmer Communications Incorporated ("PCI"), the largest stockholder of the Company, entered into the voting agreement with Price Communications as of May 23, 1997, under which PCI agreed that it (i) would not sell or otherwise transfer any of its 17,293,578 shares of Class B Common Stock of the Company to any entity other than Price Communications, (ii) would not convert any shares of Class B Common Stock of the Company into Class A Common Stock, and (iii) would vote all of its shares in favor of the Merger and the Agreement and the transactions contemplated thereby, and against certain specified transactions. PCI owns all of the outstanding shares of Class B Common Stock, which represents 75% of the combined voting power of both classes of Common Stock. Accordingly, approval of the Merger is assured regardless of the vote of any other stockholder of the Company. Under the voting agreement, PCI also granted Price Communications an option to purchase all of the shares of Class B common stock owned by PCI at a cash exercise price of $17.50 per share, which option is exercisable at any time prior to the termination of the voting agreement if PCI fails to vote its shares as required by the voting agreement. The voting agreement is attached as Appendix C to this proxy statement.

                          MARKET PRICE OF COMMON STOCK
                              AND DIVIDEND POLICY

THE COMPANY

         The Class A common stock is quoted and traded on the Nasdaq National Market under the symbol "PWIR". On May 22, 1997, the last trading day before the public announcement of the execution of the Agreement, the reported closing sale price per share of Class A common stock on the Nasdaq National Market was $12 1/16. On August 12, 1997, the last full trading day prior to the date of this proxy statement, the reported closing sale price per share of Class A common stock on the Nasdaq National Market was $16 15/16.

         The Company has not declared or paid any cash dividends or distributions on its capital stock since its initial public offering in March 1995. The Company does not anticipate paying dividends on the Common Stock, cash or otherwise, in the foreseeable future. The Agreement prohibits the payment of cash dividends by the Company without the consent of Price Communications. See "The Merger -- Conduct of Business Pending the Merger." In addition, the Company's credit facility prohibits the payment of cash dividends by the Company without consent of the lenders. Future dividends, if any, will be at the discretion of the Company's board of directors and will depend upon, among other things, the Company's operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as the board of directors may deem relevant.

PRICE COMMUNICATIONS

         Price Communications's common stock is quoted and traded on the American Stock Exchange ("AMEX") under the symbol "PR". On May 22, 1997, the last trading day before the public announcement of the execution of the Agreement, the reported closing sale price per share of Price Communications's common stock on the AMEX was $9 3/8. On August 12, 1997, the last full trading day prior to the date of this proxy statement, the reported closing sale price per share of Price Communications's common stock on the AMEX was $7 7/8.

         Price Communications has not declared or paid any cash dividends or distributions on its capital stock since Price Communications was organized in 1979. Price Communications's board of directors will determine future dividend policy based on Price Communications's earnings, financial condition, capital requirements and other circumstances. The Agreement prohibits Price Communications from declaring or paying any dividends or distributions on its capital stock prior to the effective time of the Merger. Price Communications has indicated that it is not anticipated that dividends will be paid on Price Communications's common stock in the foreseeable future.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding beneficial ownership of the Common Stock as of July 31, 1997 by (i) each director of the Company, (ii) the Chief Executive Officer and each of the other four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1996 (the "Named Executive Officers"), (iii) all persons known to the Company to be beneficial owners of more than 5% of its outstanding Common Stock and (iv) all directors and executive officers as a group. Under the rules of the Securities and Exchange Commission (the "Commission"), a person is deemed a "beneficial owner" of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities.

                                                      NUMBER OF SHARES
                                             ----------------------------------        PERCENT OF
                                               NUMBER OF           NUMBER OF          COMMON STOCK
            NAME AND TITLE(1)                CLASS A SHARES      CLASS B SHARES      OUTSTANDING(2)
------------------------------------------   --------------      --------------      --------------
Palmer Communications Incorporated(3).....             --          17,293,578             62.2%
Bonnie P. McCloskey.......................        278,622(4)       16,017,658(2)          58.6
Jenny W. Sutton...........................        278,622(5)       16,017,658(2)          58.6
Vickie A. Palmer, Director................        175,104(6)       14,741,738(2)          53.6
FMR Corporation...........................      3,189,800(7)               --             11.5
Price Communications Corporation..........      1,577,200(8)               --              5.7
T. Rowe Price Associates, Inc.............      1,127,350(9)                               4.1
William J. Ryan, Director, President and
  Chief Executive Officer.................        111,152(10)              --                *
Robert G. Engelhardt, Director, Executive
  Vice President and Secretary............        100,184(11)              --                *
Wayne Wisehart, Vice President, Treasurer
  and Chief Financial Officer.............         54,564(12)              --                *
Leon J. Hensen, Senior Vice President-
  General Manager.........................         54,576(13)              --                *
K. Patrick Meehan, Vice President-General
  Counsel and Assistant Secretary.........         49,228(14)              --                *
Thomas D. McCloskey, Director.............         43,926(15)              --                *
Kermit S. Sutton, Director................         29,426(16)              --                *
James S. Cownie, Director.................         42,376(17)              --                *
Clark R. Mandigo, Director................         20,500(18)              --                *
Directors and executive officers as a
  group (10 persons)......................        681,036(19)      14,741,738(2)          55.5

---------------------------

 *    Less than 1%
 (1) The address of Palmer Communications Incorporated ("PCI") is: 1535 Linden Street, Suite 201, Des Moines, Iowa 50309. The address of each of Vickie
      A. Palmer, Bonnie P. McCloskey and Jenny W. Sutton is c/o Palmer Wireless, Inc., 12800 University Drive, Fort Myers, Florida 33907-5333. The address of FMR Corporation is 82 Devonshire Street, Boston, Massachusetts 02109.
 (2) Includes interest in shares of Class B Common Stock held by PCI. See note 3 below.
 (3) PCI has issued Class A voting shares and Class B non-voting shares. Ownership of PCI is divided among 16 stockholders. Thomas D. McCloskey, Jr. and Bonnie Palmer McCloskey, trustees of the Thomas D. and Bonnie P. McCloskey Revocable Trust of 1994 (the "Revocable Trust"), hold a 15.290% total stock equity interest in PCI and control 7.378% of the voting shares. Jenny W. Sutton holds a 15.784% total stock equity interest in PCI and controls 7.378% of the voting shares. The Bonnie P. McCloskey Trust U/T/A David D. Palmer holds a 21.117% total stock equity interest in PCI and owns 29.632% of the voting shares. The Jenny W. Sutton Trust U/T/A David
      D. Palmer holds a 21.117% total stock equity interest in PCI and owns 29.632% of the voting shares. The Vickie A. Palmer Trust U/T/A David D. Palmer holds a 21.117% total stock equity interest in PCI and owns 25.980% of the voting shares. The trustees for each of the above described trusts other than the Revocable Trust are Bonnie P. McCloskey, Jenny W. Sutton, Vickie A. Palmer, Richard Braunstein and Norwest Bank, N.A. Each trust provides that actions of trustees must be approved by a majority of the trustees. Two grantor trusts created by Bonnie P. McCloskey, with Thomas
      D. McCloskey as trustee, own a total of a 2.666% stock equity interest and hold no voting shares. One grantor trust created by Jenny W. Sutton, with Kermit S. Sutton as Trustee, owns 1.333% stock equity interest and holds no voting shares. Eight other trusts for the benefit of the Sutton and McCloskey children own the remaining 1.576% stock equity and hold no voting shares in PCI.
 (4) Includes 139,622 shares held by the Thomas D. and Bonnie P. McCloskey Revocable Trust of 1994, and 139,000 shares held by the McCloskey Family Charitable Trust.
 (5)  Includes 139,000 shares held by the Sutton Family Foundation.
 (6)  Includes 10,500 shares subject to options.
 (7) Based on information provided in a Schedule 13G filed by FMR Corporation ("FMR") with the Commission on February 14, 1997, FMR, through its control of Fidelity Management & Research Company ("FMRC"), has the sole power to dispose of the 2,749,300 Class A shares owned by FMRC. FMR does not have the power to vote or direct the voting of these shares. In addition, FMR, through its control of Fidelity Management Trust Company ("FMTC"), has the sole power to dispose of the 440,500 Class A shares owned by FMTC. FMR has the power to vote or direct the voting of 435,900 Class A shares which are owned by FMTC, and no power to vote or direct the voting of the remaining 4,600 Class A shares owned by FMTC. The Schedule 13G filed by FMR Corporation also reports that Edward C. Johnson 3d has the sole power to dispose, but not to vote or direct the voting, of the 2,749,300 Class A shares owned by FMRC. In addition, Mr. Johnson has the sole power to dispose of the 440,500 Class A shares owned by FMTC. Mr. Johnson has the power to vote or direct the voting of 435,900 Class A shares which are owned by FMTC, and no power to vote or direct the voting of the remaining 4,600 Class A shares owned by FMTC.
 (8) Based on information provided in a Schedule 13D/A filed by Price Communications with the Commission on July 10, 1997.
 (9) Based on information provided in Schedule 13G filed by T. Rowe Price Associates, Inc. with the Commission on February 13, 1997. T. Rowe Price Associates has the sole power to dispose of 1,127,350 class A shares and has sole voting power of 61,750 Class A shares.
(10)  Includes 86,667 shares subject to options.
(11)  Includes 80,000 shares subject to options.
(12) Includes 50,000 shares subject to options and 1,715 shares held by Mr. Wisehart as trustee for a minor child. Includes 623 shares held by Mr. Wisehart's wife.
(13) Includes 50,000 shares subject to options. Includes 1,384 shares held by Mr. Hensen's wife.
(14)  Includes 43,334 shares subject to options.
(15) Includes 10,500 shares subject to options. Includes 33,000 shares held by The Thomas D. McCloskey, Jr. and Bonnie P. McCloskey Revocable Trust of 1994. Thomas D. McCloskey, Jr. is married to Bonnie P. McCloskey.
(16) Includes 10,500 shares subject to options. Kermit S. Sutton is married to Jenny W. Sutton.
(17)  Includes 10,500 shares subject to options.
(18)  Includes 10,500 shares subject to options.
(19)  Includes 362,501 shares subject to options.

                      DESCRIPTION OF PRICE COMMUNICATIONS

GENERAL

         Price Communications has historically been a nationwide communications company. Price Communications's business strategy is to acquire communications properties at prices it considers attractive, finance such properties on terms satisfactory to it, manage such properties in accordance with its operating strategy and dispose of such properties if and when Price Communications determines such dispositions to be in its best interest. Price Communications was organized as a New York corporation in 1979, and began active operations in 1981.

         In 1992, Price Communications filed a Consensual Plan of Reorganization pursuant to Chapter 11 of the United States Bankruptcy Code. That Consensual Plan, as amended, was confirmed on June 11, 1992 and became effective on December 30, 1992.

         Since 1995, Price Communications has owned a number of television, radio, newspaper, cellular telephone and other communications and related properties, which have been disposed of pursuant to Price Communications's long-standing policy of buying and selling communications properties at times deemed advantageous by Price Communications's Board of Directors. Price Communications has on several occasions purchased warrants and common stock of PriCellular Corporation ("PriCellular"), which currently owns and operates FCC licensed cellular telephone systems, principally in the Midwest and Mid-Atlantic Regions. Price Communications currently has no operating revenues.

         For additional information regarding Price Communications, please see Price Communications's annual report to stockholders for the fiscal year ended December 31, 1996 which is attached hereto as Appendix E, and Price Communications's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997 which is attached hereto as Appendix F.

                              INDEPENDENT AUDITORS

     Representatives of KPMG Peat Marwick LLP, the Company's current independent auditors, are expected to be present at the special meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                            DEADLINE FOR STOCKHOLDER
                                 PROPOSALS FOR
                              1998 ANNUAL MEETING
                                OF STOCKHOLDERS

         In the event that the Merger is not consummated, any proposal intended to be presented by any stockholder for action at the 1998 Annual Meeting of Stockholders must have been received by the Secretary of the Company at 12800 University Drive, Fort Myers, Florida prior to November 18, 1997 in order for the proposal to be considered for inclusion in the proxy statement and proxy relating to that meeting.

                            INCORPORATION OF CERTAIN
                             DOCUMENTS BY REFERENCE

         The following documents filed with the SEC by the Company pursuant to the Securities Exchange Act of 1934, as amended, are incorporated by reference in this proxy statement.

      1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

      2. The Company's Quarterly report on Form 10-Q for the quarter ended March 31, 1997; and

      3. The Company's Current Reports on Form 8-K filed on February 14, 1997 and June 2, 1997.

In addition, all documents filed by the Company with the SEC prior to September 10, 1997 shall be deemed to be incorporated by reference into this proxy statement.

By Order of the Board of Directors,

/s/ WILLIAM J. RYAN

William J. Ryan
President and Chief Executive Officer

Ft. Myers, Florida
August 13, 1997

                                   APPENDIX A

                          Agreement and Plan of Merger

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             PALMER WIRELESS, INC.,

                        PRICE COMMUNICATIONS CORPORATION

                                      AND

                   PRICE COMMUNICATIONS CELLULAR MERGER CORP.

                            DATED AS OF MAY 23, 1997

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
                                                                                          1
AGREEMENT AND PLAN OF MERGER.........................................................

ARTICLE I            THE MERGER......................................................     1
     SECTION 1.1.    The Merger......................................................     1
     SECTION 1.2.    Effective Time..................................................     1
     SECTION 1.3.    Effect of the Merger............................................     1
     SECTION 1.4.    Certificate of Incorporation; Bylaws............................     2
     SECTION 1.5.    Directors and Officers..........................................     2
     SECTION 1.6.    Closing.........................................................     2
     SECTION 1.7.    Subsequent Actions..............................................     2

ARTICLE II           CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES..............     2
     SECTION 2.1.    Conversion of Securities........................................     2
     SECTION 2.2.    Payment.........................................................     3
     SECTION 2.3.    Company Options; Stock Purchase Plan............................     4
     SECTION 2.4.    Stock Transfer Books............................................     5
     SECTION 2.5.    Dissenting Shares...............................................     5

ARTICLE III          REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................     6
     SECTION 3.1.    Organization and Qualification; Subsidiaries....................     6
     SECTION 3.2.    Certificate of Incorporation and Bylaws.........................     6
     SECTION 3.3.    Capitalization..................................................     6
     SECTION 3.4.    Authority.......................................................     7
     SECTION 3.5.    No Conflict; Required Filings and Consents......................     7
     SECTION 3.6.    SEC Filings; Financial Statements...............................     8
     SECTION 3.7.    Absence of Certain Changes or Events............................     9
     SECTION 3.8.    Absence of Litigation...........................................     9
     SECTION 3.9.    Licenses and Permits; Compliance with Laws......................     9
     SECTION 3.10.   Taxes...........................................................     9
     SECTION 3.11.   Intellectual Property...........................................    10
     SECTION 3.12.   Material Contracts..............................................    10
     SECTION 3.13.   Employee Benefit Plans..........................................    11
     SECTION 3.14.   Properties; Assets..............................................    12
     SECTION 3.15.   Labor Relations.................................................    13
     SECTION 3.16.   Environmental Matters...........................................    13
     SECTION 3.17.   Insurance.......................................................    14
     SECTION 3.18.   FCC Matters and Governmental Matters............................    14
     SECTION 3.19.   Board Approval; Vote Required...................................    15
     SECTION 3.20.   Opinion of Financial Advisor....................................    16
     SECTION 3.21.   Brokers.........................................................    16

ARTICLE IV           REPRESENTATIONS AND WARRANTIES OF MERGER SUB....................    16
     SECTION 4.1.    Organization and Qualification..................................    16
     SECTION 4.2.    Certificate of Incorporation and Bylaws.........................    16
     SECTION 4.3.    Authority.......................................................    16
     SECTION 4.4.    No Conflict; Required Filings and Consents......................    17
     SECTION 4.5.    Vote Required...................................................    17

                                                                                        PAGE
                                                                                        ----
ARTICLE V            REPRESENTATIONS AND WARRANTIES OF ACQUIROR......................    17
     SECTION 5.1.    Organization and Qualification; Subsidiaries....................    17
     SECTION 5.2.    Organizational Documents........................................    18
     SECTION 5.3.    Authority.......................................................    18
     SECTION 5.4.    No Conflict; Required Filings and Consents......................    18
     SECTION 5.5.    Vote Required...................................................    19
     SECTION 5.6.    Financing.......................................................    19
     SECTION 5.7.    Qualification of Acquiror.......................................    19
     SECTION 5.8.    Absence of Litigation...........................................    19
     SECTION 5.9.    Brokers.........................................................    19
     SECTION 5.10.   SEC Filings; Financial Statements...............................    19
     SECTION 5.11.   Absence of Certain Changes or Events............................    20

ARTICLE VI           COVENANTS.......................................................    20
     SECTION 6.1.    Affirmative Covenants of the Company............................    20
     SECTION 6.2.    Negative Covenants of the Company...............................    20
     SECTION 6.3.    Negative Covenants of Acquiror..................................    22
     SECTION 6.4.    Control of Operations...........................................    22

ARTICLE VII          ADDITIONAL AGREEMENTS...........................................    22
     SECTION 7.1.    Access and Information..........................................    22
     SECTION 7.2.    Confidentiality.................................................    22
     SECTION 7.3.    Stockholder Approval............................................    22
     SECTION 7.4.    Proxy Statement.................................................    23
     SECTION 7.5.    FCC Application.................................................    23
     SECTION 7.6.    Further Action; Best Efforts....................................    24
     SECTION 7.7.    Public Announcements............................................    24
     SECTION 7.8.    Indemnification; Directors' and Officers' Insurance.............    25
     SECTION 7.9.    Employee Benefits Matters.......................................    26
     SECTION 7.10.   HSR Act Matters.................................................    27
     SECTION 7.11.   Negotiation With Others.........................................    27

ARTICLE VIII         CLOSING CONDITIONS..............................................    28
     SECTION 8.1.    Conditions to Obligations of Acquiror, Merger Sub and the
                       Company to Effect the Merger..................................    28
     SECTION 8.2.    Additional Conditions to Obligations of Acquiror................    29
     SECTION 8.3.    Additional Conditions to Obligations of the Company.............    29

ARTICLE IX           TERMINATION, AMENDMENT AND WAIVER...............................    30
     SECTION 9.1.    Termination.....................................................    30
     SECTION 9.2.    Effect of Termination...........................................    30
     SECTION 9.3.    Expenses; Fee...................................................    30
     SECTION 9.4.    Amendment.......................................................    31
     SECTION 9.5.    Waiver..........................................................    31

ARTICLE X            GENERAL PROVISIONS..............................................    31
     SECTION 10.1.   Nonsurvival of Representations, Warranties and Agreements.......    31
     SECTION 10.2.   Notices.........................................................    32
     SECTION 10.3.   Certain Definitions.............................................    32
     SECTION 10.4.   Headings........................................................    33
     SECTION 10.5.   Severability....................................................    33

                                                                                        PAGE
                                                                                        ----
     SECTION 10.6.   Entire Agreement................................................    33
     SECTION 10.7.   Specific Performance............................................    33
     SECTION 10.8.   Assignment......................................................    33
     SECTION 10.9.   Third Party Beneficiaries.......................................    34
     SECTION 10.10.  Governing Law...................................................    34
     SECTION 10.11.  Counterparts....................................................    34


EXHIBITS
     Exhibit A       Form of Opinion of Company's FCC Counsel

                             INDEX OF DEFINED TERMS

                                                                                 SECTION
                                                                                ---------
Acquiror.....................................................................   PREAMBLE
Acquiror Material Adverse Effect.............................................   5.1
Acquiror Representatives.....................................................   7.1
Acquiror SEC Reports.........................................................   5.10(a)
Acquiror Subsidiaries........................................................   5.1
Acquisition Proposal.........................................................   7.11(a)
affiliate....................................................................   10.3(a)
Agreement....................................................................   PREAMBLE
Alternative Transaction......................................................   9.3(b)
Balance Sheet................................................................   3.14
benefit liabilities..........................................................   3.13(c)
beneficial owner.............................................................   10.3(b)
Benefit Plans................................................................   3.13(a)
business day.................................................................   10.3(c)
Certificate of Merger........................................................   1.2
Certificate and Certificates.................................................   2.2(b)
Claim........................................................................   7.8(b)
Class A Common Stock.........................................................   2.1(a)
Class B Common Stock.........................................................   2.1(a)
Closing......................................................................   1.6
Closing Date.................................................................   1.6
Code.........................................................................   3.10
Common Stock.................................................................   2.1(a)
Commonly Controlled Entity...................................................   3.13(a)
Communications Act...........................................................   3.5(b)
Company......................................................................   PREAMBLE
Company Material Adverse Effect..............................................   3.1(a)
Company SEC Reports..........................................................   3.6(a)
Company Stock Option Plans...................................................   2.3(a)
Company Stock Purchase Plans.................................................   2.3(c)
Company Subsidiary and Company Subsidiaries..................................   3.1(a)
Confidentiality Agreement....................................................   7.2
control, controlled by, under common control with............................   10.3(d)
Delaware Law.................................................................   PREAMBLE
Director Stock Purchase Plan.................................................   2.3(c)
Dissenting Shares............................................................   2.5
Effective Time...............................................................   1.2
employee benefit plans.......................................................   3.13(a)
employee pension benefit plans...............................................   3.13(a)
Employee Stock Purchase Plan.................................................   2.3(b)
Encumbrances.................................................................   3.3
Environmental Claim..........................................................   3.16(d)(i)
Environmental Laws...........................................................   3.16(d)(ii)
Environmental Reports........................................................   3.16(a)
ERISA........................................................................   3.13(a)
ERISA Plan...................................................................   3.13(a)
Exchange Act.................................................................   3.5(b)
FAA..........................................................................   3.18(a)
FCC..........................................................................   1.1

                                                                                 SECTION
                                                                                ---------
FCC Application..............................................................   7.5(a)
FCC Licenses.................................................................   3.18(a)
FCC Transfer Approvals.......................................................   8.1(d)
Fee..........................................................................   9.3(b)
Final Order..................................................................   8.1(d)
Governmental Entity..........................................................   3.5(b)
Hazardous Materials..........................................................   3.16(d)(iii)
HSR Act......................................................................   3.5(b)
Indemnified Parties..........................................................   7.8(b)
Intellectual Property........................................................   3.11
Material Contracts...........................................................   3.12(a)
Merger.......................................................................   1.1
Merger Consideration.........................................................   2.2(b)
Merger Sub...................................................................   PREAMBLE
Multiemployer Plan...........................................................   3.13(d)
Options......................................................................   2.3(a)
Paying Agent.................................................................   2.2(a)
Payment Fund.................................................................   2.2(a)
PCI..........................................................................   PREAMBLE
Per Share Amount.............................................................   2.1(a)
Permits......................................................................   3.9
person.......................................................................   10.3(e)
Phantom Option...............................................................   2.3(a)
Plan Option..................................................................   2.3(a)
Proxy Statement..............................................................   7.4(a)
qualified....................................................................   3.13(b)
SEC..........................................................................   3.6(a)
Securities Act...............................................................   3.6(a)
Statutes.....................................................................   3.18(e)
Stockholders' Meeting........................................................   7.3
Subsidiary...................................................................   3.1(b)
Surviving Corporation........................................................   1.1
tax, taxable and taxes.......................................................   3.10
Termination Date.............................................................   9.1(f)
unfunded current liability...................................................   3.13(c)
Voting Agreement.............................................................   PREAMBLE

                          AGREEMENT AND PLAN OF MERGER

       THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into this 23rd day of May, 1997, by and among PALMER WIRELESS, INC., a Delaware corporation (the "Company"), PRICE COMMUNICATIONS CORPORATION, a New York corporation ("Acquiror"), and PRICE COMMUNICATIONS CELLULAR MERGER CORP., a Delaware corporation ("Merger Sub").

       WHEREAS, the Boards of Directors of the Company, Acquiror and Merger Sub have each determined that it is fair to, and in the best interests of their respective stockholders that Merger Sub, a wholly-owned subsidiary of Acquiror, merge with and into the Company, pursuant to and subject to the terms and conditions of this Agreement and the Delaware General Corporation Law ("Delaware Law"); and

       WHEREAS, concurrently with the execution of this Agreement and as an inducement to Acquiror to enter into this Agreement, Palmer Communications Incorporated, a Delaware corporation ("PCI"), has entered into a voting agreement with Acquiror (the "Voting Agreement") pursuant to which, among other things, PCI has agreed to vote its shares of common stock of the Company in favor of this Agreement, the Merger (as defined below) and the other transactions contemplated by this Agreement.

       NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

SECTION 1.1.  THE MERGER.

       Upon the terms and subject to the conditions set forth in this Agreement (including approval of the Federal Communications Commission (the "FCC")), and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.2) Merger Sub shall be merged with and into the Company (the "Merger"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation") and a wholly-owned subsidiary of Acquiror. The name of the Company shall continue as the name of the Surviving Corporation.

SECTION 1.2.  EFFECTIVE TIME.

       At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law and in such form as approved by the Company and Acquiror prior to such filing (the date and time of the filing of the Certificate of Merger or the time specified therein being the "Effective Time").

SECTION 1.3.  EFFECT OF THE MERGER.

       At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the rights, privileges, powers and franchises of Merger Sub and the Company, shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4.  CERTIFICATE OF INCORPORATION; BYLAWS.

     At the Effective Time, subject to the terms and conditions of Section 7.8 hereof, (a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time and as amended by the Certificate of Merger, shall be the certificate of incorporation of the Surviving Corporation, and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

SECTION 1.5.  DIRECTORS AND OFFICERS.

       The directors of Merger Sub (or such other or additional individuals as Acquiror may designate prior to Closing) shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation; and the officers of the Company shall continue as the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

SECTION 1.6.  CLOSING.

       Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place as promptly as practicable after satisfaction of the latest to occur or, if permissible, waiver of the conditions set forth in Article VIII hereof (the "Closing Date"), at the offices of Hogan & Hartson L.L.P., Columbia Square, 555 13th Street, N.W., Washington, D.C. 20004, unless another date or place is agreed to in writing by the parties hereto.

SECTION 1.7.  SUBSEQUENT ACTIONS.

       If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.1.  CONVERSION OF SECURITIES.

       At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holders of any of the following securities:

                (a) Company Common Stock. Subject to the other provisions of this Section 2.1, each share of (i) Class A common stock, par value $.01 per share, of the Company ("Class A Common Stock"), issued and outstanding immediately prior to the Effective Time (excluding any shares described in Sections 2.1(b) and (c) and any Dissenting

Shares (as hereinafter defined)), and (ii) Class B common stock, par value $.01 per share, of the Company ("Class B Common Stock"; together with the Class A Common Stock, the "Common Stock"), shall be converted into the right to receive Seventeen Dollars and Fifty Cents ($17.50) in cash, without interest (the "Per Share Amount"). All such shares of Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Merger Consideration as described below. The holders of certificates previously evidencing such shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock, except as otherwise provided herein or by law. Each such certificate previously evidencing such shares of Common Stock shall be exchanged for the Per Share Amount multiplied by the number of shares previously evidenced by the canceled certificate upon the surrender of such certificate in accordance with the provisions of Section 2.2, without interest;

                (b) Acquiror-Owned Shares. All shares of capital stock of the Company owned, directly or indirectly, by Acquiror, Merger Sub or any Acquiror Subsidiary (as defined in Section 5.1) shall be canceled and extinguished without any conversion thereof and no cash shall be delivered or deliverable in exchange therefor;

                (c) Treasury Stock. All shares of capital stock of the Company held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no cash shall be delivered or deliverable in exchange therefor; and

                (d) Merger Sub Stock. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) duly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

SECTION 2.2.  PAYMENT.

       (a) Paying Agent. As of the Effective Time, Acquiror shall, on behalf of Merger Sub, deposit with a bank theretofore designated by the Company and Acquiror (the "Paying Agent"), for the benefit of the holders of shares of Common Stock (excluding any shares described in Sections 2.1(b) and (c) and any Dissenting Shares), for payment in accordance with this
Article II, through the Paying Agent, cash in an amount equal to the Per Share Amount multiplied by the number of shares of Common Stock outstanding immediately prior to the Effective Time (excluding any shares described in Sections 2.1(b) and (c) and any Dissenting Shares) (such cash being hereinafter referred to as the "Payment Fund"). Acquiror shall cause the Paying Agent, pursuant to irrevocable instructions, to deliver the cash contemplated to be paid pursuant to Section 2.1(a) out of the Payment Fund. The Payment Fund shall not be used for any other purpose.

       (b) Payment Procedures. Promptly after the Effective Time, Acquiror shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate (each a "Certificate" and collectively, the "Certificates") that immediately prior to the Effective Time evidenced outstanding shares of Common Stock (excluding any shares described in Sections 2.1(b) and (c) and any Dissenting Shares), a form letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in Section 2.1(a) (the "Merger Consideration"), and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. Until surrendered in accordance with the provisions of this

Section 2.2, each Certificate shall represent for all purposes only the right to receive the consideration set forth in Section 2.1(a), without any interest thereon.

       (c) No Further Rights in Common Stock. All cash paid upon conversion of the shares of Common Stock in accordance with the terms of this Article II, and all cash paid pursuant to Section 2.5, shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Common Stock.

       (d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Common Stock for one hundred eighty
(180) days after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Common Stock that have not theretofore complied with this
Article II shall thereafter look only to the Surviving Corporation and Acquiror for the Merger Consideration to which they are entitled.

       (e) No Liability. Neither Acquiror nor the Surviving Corporation shall be liable to any holder of shares of Common Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

       (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate evidencing shares of Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the person claiming such lost, stolen or destroyed Certificate(s) and granting a reasonable indemnity against any claim that may be made against Acquiror or the Paying Agent with respect to such Certificate(s), Acquiror shall cause the Paying Agent to pay to such person the Merger Consideration with respect to such lost, stolen or destroyed Certificate(s).

SECTION 2.3.  COMPANY OPTIONS; STOCK PURCHASE PLAN.

       (a) Company Options. Immediately prior to the Effective Time, (i) each outstanding stock option to purchase shares of Class A Common Stock (a "Plan Option") granted under the Company's 1995 Stock Option Plan and 1995 Directors' Stock Option Plan, each as amended to the date of this Agreement (collectively, the "Company Stock Option Plans"), and (ii) each phantom option to purchase shares of Class A Common Stock described on Schedule 3.3 hereto (a "Phantom Option"; together with the Plan Options, the "Options"), whether or not any such Options are exercisable, shall be terminated by the Company, and Acquiror shall, on behalf of Merger Sub, pay to the holder thereof at the Effective Time, in consideration for such termination, an amount in cash equal to the excess, if any, of the Per Share Amount over the per share exercise price of such Option, multiplied by the number of shares of Class A Common Stock into which the Option remains unexercised. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements. The Company shall terminate the Company Stock Option Plans as of the Effective Time, and take all such action as is necessary to terminate the Options as of the Effective Time, so that on and after the Effective Time no holder of an Option shall have any option to purchase shares of Class A Common Stock or any other equity interest in the Company under the Company Stock Option Plans or the Phantom Option agreements.

       (b) Employee Stock Purchase Plan. Effective as of the Effective Time, the Company's 1995 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") shall be terminated and the then applicable Payroll Deduction Period (as defined in the Employee Stock Purchase Plan) shall be deemed to have ended on the last trading day of the Class A Common Stock immediately prior to the Effective Time. At the Effective Time, Acquiror shall, on behalf of Merger Sub, pay to each Company employee who is a participant in the Employee Stock Purchase Plan as of the Effective Time, an amount in cash equal to the Per Share Amount multiplied by the number of shares of Class A Common Stock which the accumulated funds in such employee's account would have been entitled to purchase under the terms of the Employee Stock Purchase Plan as of the end of such Payroll Deduction Period. Such payments shall be deemed to satisfy all obligations of the Company and the Surviving Corporation to the participants in the Employee Stock Purchase Plan. Such payments shall be subject to all applicable federal, state and local tax withholding requirements. All funds in the accounts of the participants as of the Effective Time after such payments, shall belong to and be disbursed in accordance with the instructions of Acquiror. The Company shall terminate the Employee Stock Purchase Plan as of the Effective Time so that on and after the Effective Time no former participant in the Employee Stock Purchase Plan shall have any right to purchase shares of Class A Common Stock or any other equity interest in the Company under the Employee Stock Purchase Plan.

       (c) Non-Employee Director Stock Purchase Plan. Effective as of the Effective Time, the Company's 1995 Non-Employee Director Stock Purchase Plan (the "Director Stock Purchase Plan"; together with the Employee Stock Purchase Plan, the "Company Stock Purchase Plans"), shall be terminated and the then applicable Accumulation Period (as defined in the Director Stock Purchase Plan) shall be deemed to have ended on the last trading day of the Class A Common Stock immediately prior to the Effective Time. At the Effective Time, Acquiror shall, on behalf of Merger Sub, pay to each member of the Company's Board of Directors who is a participant in the Director Stock Purchase Plan as of the Effective Time, an amount in cash equal to the Per Share Amount multiplied by the number of shares of Class A Common Stock which the accumulated funds in such director's account would have been entitled to purchase under the terms of the Director Stock Purchase Plan as of the end of such Accumulation Period. Such payments shall be deemed to satisfy all obligations of the Company and the Surviving Corporation to the participants in the Director Stock Purchase Plan. Such payments shall be subject to all applicable federal, state and local tax withholding requirements. All funds in the accounts of the participants as of the Effective Time after such payments, shall belong to and be disbursed in accordance with the instructions of Acquiror. The Company shall terminate the Director Stock Purchase Plan as of the Effective Time so that on and after the Effective Time no former participant in the Director Stock Purchase Plan shall have any right to purchase shares of Class A Common Stock or any other equity interest in the Company under the Director Stock Purchase Plan.

SECTION 2.4.  STOCK TRANSFER BOOKS.

       At the Effective Time, the stock transfer books of the Company with respect to all shares of capital stock of the Company shall be closed and no further registration of transfers of such shares of capital stock shall thereafter be made on the records of the Company. On or after the Effective Time, any Certificates for shares of Common Stock (excluding any shares described in Sections 2.1(b) and (c) and Dissenting Shares) presented to the Paying Agent, the Surviving Corporation or Acquiror for any reason shall be converted into the Merger Consideration.

SECTION 2.5.  DISSENTING SHARES.

       Notwithstanding any other provisions of this Agreement to the contrary, shares of Class A Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with
Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Class A Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Class A Common Stock under such
Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in Section 2.2, of the certificate or certificates that formerly evidenced such shares of Class A Common Stock.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       The Company hereby represents and warrants to Acquiror and Merger Sub as follows:

SECTION 3.1.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

       (a) The Company and each Subsidiary (as defined below) of the Company (each a "Company Subsidiary" and collectively, the "Company Subsidiaries") is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Company and each Company Subsidiary is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which would not have a Company Material Adverse Effect (as defined below). The Company and each Company Subsidiary has the requisite power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on the businesses as now being conducted, except for such failures which would not in the aggregate have a Company Material Adverse Effect. The Company has no Subsidiaries (as defined below) or any equity or similar interest in any entity other than those listed in Schedule 3.1. As used herein, the term "Company Material Adverse Effect" means any material adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole.

       (b) For purposes of this Agreement, a "Subsidiary" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, fifty percent (50%) or more of the stock, partnership interests or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity; or (ii) possesses, directly or indirectly, control over the direction of management or policies of such corporation, partnership, joint venture or other legal entity (whether through ownership of voting securities, by agreement or otherwise).

SECTION 3.2.  CERTIFICATE OF INCORPORATION AND BYLAWS.

       The Company has heretofore made available to Acquiror a complete and correct copy of the certificate or articles of incorporation and the bylaws of the Company and each Company Subsidiary that is a corporation, and a correct copy of the partnership agreement for each Company Subsidiary that is a partnership, each as amended to date. Each such certificate or articles of incorporation, bylaws and partnership agreement is in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws, partnership agreement or other organizational document.

SECTION 3.3.  CAPITALIZATION.

       The authorized capital stock of the Company consists, as of the date of this Agreement, of: (a) seventy-three million (73,000,000) shares of Class A Common Stock, of which ten million five hundred nineteen thousand six hundred and eighty-one (10,519,681) shares are issued and outstanding; (b) eighteen million (18,000,000) shares of Class B Common Stock, of which seventeen million two hundred ninety-three thousand five hundred and seventy-eight (17,293,578) shares are issued and outstanding; and (c) ten million (10,000,000) shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding. One million nine hundred thousand (1,900,000) shares of Class A Common Stock have been reserved for issuance upon the exercise of Plan Options granted under the Company Stock Option Plans, of which seven hundred forty-five thousand eight hundred and thirty-four (745,834) shares are issuable upon the exercise of Plan Options outstanding under the Company Stock Option Plans as of the date hereof. The Phantom Options assume the issuance of twenty thousand (20,000) shares of Class A Common Stock upon exercise thereof. One hundred sixty thousand (160,000) shares of Class A Common Stock are reserved for issuance under the Company's 1995 Employee Stock Purchase Plan and twenty-five thousand (25,000) shares of Class A Common Stock are reserved for issuance under the Company's 1995 Non-Employee Director Stock Purchase Plan. Seventeen million two hundred ninety-three thousand five hundred and seventy-eight (17,293,578) shares of Class A Common Stock are reserved for purposes of effecting conversions of Class B Common Stock into Class A Common Stock. Since December 31, 1996, no shares of Class A Common Stock or Class B Common Stock have been issued, except for shares of Class A Common Stock issued upon the exercise of options granted under the Company's Stock Option Plans and shares of Class A Common Stock issued pursuant to the Company's Stock Purchase Plan. Except as set forth in Schedule 3.3, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in the Company or any Company Subsidiary. Except as set forth in Schedule 3.3, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or make any material investment (in the form of a loan, capital contribution or otherwise) in any other person. All of the issued and outstanding shares of Class A Common Stock and Class B Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and not subject to preemptive rights. Except as set forth in
Schedule 3.3, with respect to each Company Subsidiary that is a corporation, all of the outstanding shares of capital stock of such Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Schedule 3.3, with respect to each Company Subsidiary that is a partnership, all of the partnership interests owned by the Company, and with respect to each Company Subsidiary that is a corporation, all of the outstanding shares of capital stock owned by the Company, are owned by the Company free and clear of any liens, security interests, pledges, agreements, options, rights, claims, charges or encumbrances (the "Encumbrances"). As of the date hereof, the only outstanding indebtedness for borrowed money of the Company and the Company Subsidiaries is as set forth in Schedule 3.3 and all such indebtedness is prepayable in full without premium or penalty in accordance with its terms.

SECTION 3.4.  AUTHORITY.

       The Company has the necessary corporate power and authority to enter into this Agreement and subject to obtaining any necessary stockholder approval of the Merger, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of this Agreement by the stockholders of the Company in accordance with Delaware Law. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

SECTION 3.5.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

       (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations under this Agreement will not, subject to compliance with the requirements set forth in Section 3.5(b) below, (i) conflict with or violate the certificate or articles of incorporation, bylaws, partnership agreement or other organizational document of the Company or any Company Subsidiary, (ii) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary or any of their respective properties or assets is bound or affected, or (iv) result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) or give rise to any material rights to other parties under any Material Contract described in
Section 3.12(a)(i), except, in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other alterations or occurrences that in the aggregate (A) would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and (B) would not have a Company Material Adverse Effect.

       (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), state takeover laws, the exchange on which the Company's securities are traded, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Communications Act of 1934, as amended, together with the rules, regulations and published decisions of the FCC (collectively, the "Communications Act"), (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 3.5, and (C) filing and recordation of appropriate merger documents as required by Delaware Law and
(ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not in the aggregate prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not in the aggregate have a Company Material Adverse Effect.

SECTION 3.6.  SEC FILINGS; FINANCIAL STATEMENTS.

       (a) The Company has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC") since March 21, 1995, and has heretofore made available to Acquiror, in the form filed with the SEC since such date, together with any amendments thereto, its (i) Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all reports on Form 8-K, and (v) all other reports or registration statements filed by the Company (collectively, the "Company SEC Reports"). As of their respective filing dates the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act") and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

       (b) The financial statements, including all related notes and schedules, contained in the Company SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position of the Company and the Company Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries for the periods indicated in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments.

SECTION 3.7.  ABSENCE OF CERTAIN CHANGES OR EVENTS.

       Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Schedule 3.7, since December 31, 1996, the Company and the Company Subsidiaries have not incurred any material liability, except in the ordinary course of the businesses consistent with their past practices, and there has not been any change in the business, financial condition or results of operations of the Company or any of the Company Subsidiaries or the occurrence of any other event, which has had, or is reasonably likely to have, a Company Material Adverse Effect, and the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

SECTION 3.8.  ABSENCE OF LITIGATION.

       Except as set forth in Schedule 3.8, as of the date hereof there are (a) no claims, actions, suits, investigations, or proceedings pending or, to the Company's knowledge, threatened against the Company or any of the Company Subsidiaries before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that (i) if adversely determined would individually involve the payment of more than One Hundred Thousand Dollars ($100,000) by the Company or any Company Subsidiary, (ii) if adversely determined would individually or in the aggregate be reasonably likely to have a Company Material Adverse Effect, (iii) challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby, or (iv) seek material injunctive relief against the Company or any Company Subsidiary, and (b) no material judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary.

SECTION 3.9.  LICENSES AND PERMITS; COMPLIANCE WITH LAWS.

       The Company and the Company Subsidiaries hold all permits, licenses and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all Governmental Entities (collectively, the "Permits") necessary for the Company and the Company Subsidiaries to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted, except for the Permits for which the failure to obtain would not have a Company Material Adverse Effect. The businesses of the Company and the Company Subsidiaries are not being conducted in violation of any applicable law, statute, ordinance, regulation, judgment, Permits, order, decree, concession, grant or other authorization of any Governmental Entity, except for violations that would not be reasonably likely to have a Company Material Adverse Effect.

SECTION 3.10.  TAXES.

       Except as set forth in Schedule 3.10, the Company and the Company Subsidiaries have prepared and filed on a timely basis with all appropriate Governmental Entities all material returns in respect of taxes that they are required to file on or prior to the Effective Time or by the date therefor including extensions, and all such returns are correct and complete in all material respects. Except as set forth in Schedule 3.10, the Company and the Company Subsidiaries have paid in full all taxes due on or before the Effective Time and, in the case of taxes accruing on or before the Effective Time that are not due on or before the Effective Time, the Company has made adequate provision in its books and records and financial statements for such payment. Except as set forth in Schedule 3.10, the Company and the Company Subsidiaries have withheld from each payment made to any of its present or former employees, officers and directors all amounts required by law to be withheld and has, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities. In addition, except as set forth in Schedule 3.10, (a) there are no assessments of the Company or any Company Subsidiary with respect to taxes that have been issued and are outstanding; (b) no Governmental Entity has examined or audited the Company or any Company Subsidiary in respect of taxes; (c) neither the Company nor any Company Subsidiary has executed or filed any agreement extending the period of assessment or collection of any taxes; and
(d) neither the Company nor any Company Subsidiary has received written notification from any Governmental Entity of its intention to commence any audit or investigation. Except as set forth in Schedule 3.10, neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any tax sharing or tax indemnification agreement, provision or arrangement, whether formal or informal, and no power of attorney, which is currently in effect, has been granted with respect to any matter relating to taxes of the Company or any Company Subsidiary. Except as set forth in Schedule 3.10, neither the Company nor any Company Subsidiary is presently required or will be required to include any adjustment in taxable income under Section 481 of the Internal Revenue Code of 1986, as amended (the "Code"), (or any similar provision of the tax laws of any jurisdiction) as a result of any change in method of accounting or otherwise. Except as set forth in Schedule 3.10, neither the Company nor any Company Subsidiary has entered into any "intercompany transaction" as to which any item of deferred gain or loss has not been restored, and no "excess loss account" exists with respect to the stock of any Company Subsidiary, as those terms are defined in the Treasury Regulations issued under Section 1504 of the Code. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include except where the context otherwise requires, all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

SECTION 3.11.  INTELLECTUAL PROPERTY.

       Except as set forth in Schedule 3.11, the Company or one of the Company Subsidiaries owns or possesses all rights to use of the service marks, copyrights, franchises, trademarks, trade names, jingles, slogans, logotypes and other similar intangible assets (the "Intellectual Property") maintained, owned, used, held for use or otherwise held by the Company and the Company Subsidiaries, and all of the rights, benefits and privileges associated therewith material to the conduct of the business of the Company and the Company Subsidiaries as currently conducted. To the knowledge of the Company, neither the Company nor any Company Subsidiary is infringing upon any Intellectual Property right or other legally protectable right of another. To the knowledge of the Company, no person is materially infringing upon any Intellectual Property right of the Company or any Company Subsidiary.

SECTION 3.12.  MATERIAL CONTRACTS.

       (a) Schedule 3.12 sets forth a complete and correct list, as of the date of this Agreement, of all agreements of the following type to which the Company or a Company Subsidiary is a party or may be bound (collectively, the "Material Contracts"): (i) agreements filed as an exhibit to the Company SEC Reports and each agreement that would have been required to be filed as an exhibit to the Company SEC Reports had such agreement been entered into as of the date of filing any such SEC Report; (ii) employment, severance, termination, consulting and retirement agreements; (iii) loan agreements, indentures, letters of credit, mortgages, notes and other debt instruments evidencing indebtedness in excess of Five Hundred Thousand Dollars ($500,000); (iv) agreements that require aggregate future payments to or by the Company or any Company Subsidiary of more than Five Hundred Thousand Dollars ($500,000) (other than purchase orders and advertising sales contracts entered into in the ordinary course of business);
(v) agreements containing any "change of control" provisions which, if triggered, would involve payments by the Company or any Company Subsidiary in excess of Two Hundred Fifty Thousand Dollars ($250,000) or other material rights or obligations; (vi) material agreements with any key employee, director, officer, or person known to the Company to be a direct or indirect stockholder of the Company; (vii) agreements prohibiting the Company or any Company Subsidiary from engaging or competing in any line of business or limiting such competition; (viii) except for the partnership agreements of the Company Subsidiaries, any joint venture, partnership and similar agreements involving a sharing of profits; (ix) acquisition or divestiture agreements relating to the
(A) sale of assets or stock of the Company or any Company Subsidiary (other than sales of inventory in the ordinary course of business) or (B) the purchase of assets or stock of any other person (other than the purchase of inventory in the ordinary course of business and acquisitions of additional interests in Company Subsidiaries involving payments by the Company of less than Five Hundred Thousand Dollars ($500,000) in the aggregate); (x) brokerage, finder's or financial advisory agreements; (xi) guarantees of indebtedness for borrowed money of any person (other than a Company Subsidiary); (xii) interconnection agreements and switch sharing agreements; and (xiii) agreements under which the Company or any Company Subsidiary manages a cellular system of any third party.

       (b) Except as set forth in Schedule 3.12, all the Material Contracts are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms, and neither the Company nor any Company Subsidiary has (or has any knowledge that any other party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Material Contract, except for defaults which would not in the aggregate reasonably be expected to have a Company Material Adverse Effect. True and complete copies of all Material Contracts have been delivered to Acquiror or made available for inspection.

SECTION 3.13.  EMPLOYEE BENEFIT PLANS.

       (a) Schedule 3.13 sets forth a list of all of the pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive plans, all other material written employee programs, arrangements or agreements and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Company or for which the Company could incur a liability or any entity required to be aggregated with the Company (each, a "Commonly Controlled Entity") pursuant to Section 414 of the Code for the benefit of present and former employees or directors of the Company and of each Company Subsidiary or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity (collectively, the "Benefit Plans"). Any of the Benefit Plans which is an "employee pension benefit plan", as that term is defined in Section 3(2) of ERISA, is referred to herein as an "ERISA Plan".

       (b) Each of the Benefit Plans intended to be "qualified" within the meaning of Section 401(a) or 501 of the Code has been determined by the Internal Revenue Service to be so qualified and to the Company's knowledge, no circumstances exist that could reasonably be expected by the Company to result in the revocation of any such determination. Each of the Benefit Plans is in compliance with their terms and the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to the Company or any Commonly Controlled Entity.

       (c) No ERISA Plan which is a defined benefit pension plan has any "unfunded current liability", as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan equals or exceeds the plan's "benefit liabilities", as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

       (d) Except as disclosed in Schedule 3.13, no Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan"). Neither the Company nor any Commonly Controlled Entity has completely or partially withdrawn from any Multiemployer Plan. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by the Company or any Commonly Controlled Entity.

       (e) The Company has made available to Acquiror complete copies, as of the date hereof, of all of the Benefit Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument. The Company has made available to Acquiror complete copies of current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning the Benefit Plans that are in the possession of the Company as of the date hereof.

       (f) To the Company's knowledge, except as set forth in Schedule 3.13 and except for claims for benefits in the ordinary course of business, no claim, lawsuit, arbitration or other action has been threatened or instituted against any Benefit Plan.

       (g) Except as set forth in Schedule 3.13, Schedule 7.9 or as otherwise contemplated by the terms of this Agreement, the consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay or termination pay, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director or stockholder of the Company (whether current, former, or retired) or their beneficiaries solely by reason of such transactions. No amounts payable under any Benefit Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

       (h) Except as set forth in Schedule 3.13 or Schedule 7.9, neither the Company nor any Company Subsidiary maintains, contributes to, or in any way provides for any benefits of any kind (other than under Section 4980B of the Code, the Federal Social Security Act, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee.

       (i) Neither the Company, any Company Subsidiary nor any Commonly Controlled Entity has (or could incur) any liability under Title IV of ERISA.

SECTION 3.14.  PROPERTIES; ASSETS.

       Except as set forth in Schedule 3.14, the Company or one of the Company Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest consolidated balance sheet of the Company dated as of March 31, 1997 (the "Balance Sheet") as being owned by the Company or one of the Company Subsidiaries (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), or acquired after the date thereof which are material to the Company's business on a consolidated basis, free and clear of all Encumbrances except (i) statutory liens securing payments not yet due, and (ii) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (b) is the lessee of all leasehold estates which are material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and to the knowledge of the Company, each such lease is valid without default thereunder by the lessee or lessor. The assets and properties of the Company and the Company Subsidiaries, taken as a whole, are in good operating condition and repair (ordinary wear and tear excepted), and constitute all of the assets and properties which are required for the businesses and operations of the Company and the Company Subsidiaries as presently conducted.

SECTION 3.15.  LABOR RELATIONS.

       Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company or any Company Subsidiary. Except as set forth in Schedule 3.15, the Company and each Company Subsidiary is in compliance in all material respects with all laws relating to the employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker's compensation, employee privacy and right to know and social security contributions.

SECTION 3.16.  ENVIRONMENTAL MATTERS.

       (a) Except as specifically set forth in those environmental reports previously made available to Acquiror in the Company's due diligence data room (the "Environmental Reports"), and except for matters which would not in the aggregate have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary is in compliance with all applicable Environmental Laws (as defined below) in effect on the date hereof; (ii) all Permits and other governmental authorizations currently held by the Company and each Company Subsidiary pursuant to the Environmental Laws are in full force and effect, the Company and each Company Subsidiary is in compliance with all of the terms of such Permits and authorizations, and no other Permits or authorizations are required by the Company or any Company Subsidiary for the conduct of their respective businesses on the date hereof; and (iii) the management, handling, storage, transportation, treatment, and disposal by the Company and each Company Subsidiary of any Hazardous Materials (as defined below) has been in compliance with all applicable Environmental Laws. Neither the Company nor any Company Subsidiary has received any written communication that alleges that the Company or any Company Subsidiary is not in compliance in all material respects with all applicable Environmental Laws in effect on the date hereof. As of the date hereof, the Environmental Reports do not set forth any facts or circumstances which have had or are reasonably likely to have a Company Material Adverse Effect.

       (b) Except as specifically set forth in the Environmental Reports, there is no material Environmental Claim (as defined below) pending or, to the knowledge of the Company, threatened against or involving the Company or any of the Company Subsidiaries or against any person or entity whose liability for any material Environmental Claim the Company or any of the Company Subsidiaries has or may have retained or assumed either contractually or by operation of law.

       (c) Except as specifically set forth in the Environmental Reports and except for matters which would not in the aggregate have a Company Material Adverse Effect, to the knowledge of the Company, there are no past or present actions or activities by the Company or any Company Subsidiary including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Hazardous Materials, that could reasonably form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any Company Subsidiary may have retained or assumed either contractually or by operation of law.

       (d) As used herein, these terms shall have the following meanings:

              (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or governmental authority alleging potential liability arising out of, based on or resulting from the presence, or release or threatened release into the environment, of any Hazardous Materials at any location owned or leased by the Company or any Company Subsidiary or other circumstances forming the basis of any violation or alleged violation of any Environmental Law.

              (ii) "Environmental Laws" means all applicable foreign, federal, state and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

              (iii) "Hazardous Materials" means wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including without limitation, substances defined as "hazardous substances", "toxic substances", "radioactive materials", or other similar designations in, or otherwise subject to regulation under, any Environmental Laws.

SECTION 3.17.  INSURANCE.

       Schedule 3.17 contains a list of all insurance policies of title, property, fire, casualty, liability, life, workmen's compensation, libel and slander, and other forms of insurance in force at the date thereof with respect to the Company and the Company Subsidiaries. All such insurance policies: (a) insure against such risks, and are in such amounts, as appropriate and reasonable considering the Company and the Company Subsidiaries' properties, businesses and operations; (b) are in full force and effect; and (c) are valid, outstanding, and enforceable. Neither the Company nor any of the Company Subsidiaries has received or given notice of cancellation with respect to any of the material insurance policies.

SECTION 3.18.  FCC MATTERS AND GOVERNMENTAL MATTERS.

       (a) The Company and the Company Subsidiaries hold all licenses, permits and other authorizations issued by the FCC to the Company and the Company Subsidiaries for the operation of their respective businesses (the "FCC Licenses") as set forth in Schedule 3.18. The FCC Licenses constitute all of the licenses, permits and authorizations from the FCC that are required for the operations and businesses of the Company and the Company Subsidiaries as they are now operated, except where the FCC has not issued a written microwave authorization. Without limiting the foregoing, the Company and the Company Subsidiaries have received all necessary authorizations from the Federal Aviation Administration ("FAA") for all existing towers that are part of the cellular systems operated by the Company and the Company Subsidiaries and for any facilities the construction of which have been approved by the FCC or of which applications or notifications have been filed for such approval.

       (b) Schedule 3.18 sets forth each application and notification that the Company and the Company Subsidiaries have pending before the FCC and sets forth the expiration date for each of the cellular FCC Licenses. The Company and the Company Subsidiaries have provided a copy to Acquiror of each of the FCC Licenses and the applications and notifications listed in Schedule 3.18, except where the FCC has not issued a written microwave authorization.

       (c) The FCC Licenses are valid and in full force and effect, unimpaired by any condition or restriction or any act or omission by the Company or any of the Company Subsidiaries which would reasonably be likely to have a Company Material Adverse Effect. Except as set forth in Schedule 3.18, there are no modifications, amendments, applications, revocations, or other proceedings, or complaints pending or, to the knowledge of the Company, threatened, with respect to the FCC Licenses (other than proceedings that apply to the cellular industry generally). All fees due and payable to the FCC have been paid and no event has occurred which, with or without the giving of notice or lapse of time or both, would constitute grounds for revocation or modification of the FCC Licenses.

       (d) All material reports required by the Communications Act or required to be filed with the FCC by the Company and the Company Subsidiaries have been timely filed and are accurate and complete in all material respects. All material reports required to be filed by the Company and the Company Subsidiaries with all other governmental or administrative authorities, federal, state and local, have been timely filed and are accurate and complete in all material respects.

       (e) Except where a lack of compliance would not have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with, and their cellular systems have been operated in compliance with, the Communications Act and the rules, regulations, policies and orders of the relevant state public utilities commissions and the FAA, including, without limitation, the FCC's time and coverage requirements of 47 C.F.R. sec.sec. 22.142, 22.911, 22.912 and 22.946 (the "Statutes"). The Company and the Company Subsidiaries have in operation validly licensed and adequate cellular base stations required to provide 32 dBu contour coverage, as calculated under the formula prescribed by the FCC in 47 C.F.R. sec. 22.911, to all areas of their cellular markets except for coverage gaps that are less than 50 contiguous square miles in size. Except as set forth in Schedule 3.10 and 3.18, the Company and the Company Subsidiaries have not received any written notice to the effect, or otherwise been advised in writing, that they are not in compliance with any Statutes and do not have any reason to anticipate that any presently existing circumstances are reasonably likely to result in violations of any Statutes.

       (f) Without limiting the generality of the foregoing, except as set forth in Schedule 3.8, no adverse finding has been made, no consent decree entered, no adverse action has been approved or taken by the FCC or any court or other administrative body, and no admission of liability has been made with respect to the Company or any of the Company Subsidiaries or any of the Company's stockholders or any management employee of the Company or the Company Subsidiaries concerning any civil or criminal suit, action or proceeding brought under the provision of any federal, state, territorial or local law relating to any of the following: any felony; unlawful restraint of trade or monopoly; unlawful combination; contract or agreement in restraint of trade; the use of unfair methods of competition; fraud; unfair labor practice; or discrimination.

       (g) Neither the Company nor any of the Company Subsidiaries has engaged in any course of conduct that could reasonably be expected to impair the ability of Merger Sub or its subsidiaries to be the holder of the FCC Licenses or is aware of any reason why the FCC Licenses might not be renewed in the ordinary course, why any of the FCC Licenses might be revoked, or why any pending applications or notifications might not be approved.

SECTION 3.19.  BOARD APPROVAL; VOTE REQUIRED.

       The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are in the best interests of the Company and its stockholders and has resolved to recommend to such stockholders that they vote in favor thereof. The affirmative vote of a majority of the votes entitled to be cast by the holders of outstanding shares of the Class A Common Stock and Class B Common Stock (voting as a single class) is the only vote of any class or series of capital stock of the Company necessary to approve the transactions contemplated under this Agreement and the Merger.

SECTION 3.20.  OPINION OF FINANCIAL ADVISOR.

       The Company's Board of Directors has received the opinion of Goldman, Sachs & Co. that the consideration to be received in the Merger by the stockholders of the Company is fair to such stockholders from a financial point of view, a written copy of which opinion will be provided to Acquiror when received by the Company, and such opinion has not been withdrawn or modified in any material respect.

SECTION 3.21.  BROKERS.

       Except for Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                 OF MERGER SUB

       Acquiror and Merger Sub jointly and severally represent and warrant to the Company as follows:

SECTION 4.1.  ORGANIZATION AND QUALIFICATION.

       Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

SECTION 4.2.  CERTIFICATE OF INCORPORATION AND BYLAWS.

       Merger Sub has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Merger Sub, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws.

SECTION 4.3.  AUTHORITY.

       Merger Sub has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the Company and Acquiror, constitutes a legal, valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

SECTION 4.4.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

       (a) The execution and delivery of this Agreement by Merger Sub do not, and the performance by Merger Sub of its obligations under this Agreement will not, subject to compliance with the requirements set forth in Section 4.4(b) below, (i) conflict with or violate the certificate of incorporation or bylaws of Merger Sub, (ii) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Merger Sub or by which any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Merger Sub from performing its obligations under this Agreement in any material respect.

       (b) The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, state takeover laws, exchanges on which Acquiror's securities are traded, the HSR Act and the Communications Act, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 4.4, and (C) filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect.

SECTION 4.5.  VOTE REQUIRED.

       The affirmative vote of Acquiror, the sole stockholder of Merger Sub, is the only vote of the holders of any class or series of Merger Sub capital stock necessary to approve any of the transactions contemplated hereby.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

       Acquiror represents and warrants to the Company as follows:

SECTION 5.1.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

       Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Acquiror is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which would not have an Acquiror Material Adverse Effect (as defined below). Acquiror has the requisite power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on the business as now being conducted, except for such failure which would not have an Acquiror Material Adverse Effect. As used herein, the term "Acquiror Material Adverse Effect" means any material adverse effect on the business, assets, financial condition or results of operations of Acquiror and its subsidiaries (collectively, the "Acquiror Subsidiaries") taken as a whole.

SECTION 5.2.  ORGANIZATIONAL DOCUMENTS.

       Acquiror has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and bylaws of Acquiror, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Acquiror is not in violation of any of the provisions of its certificate of incorporation or bylaws.

SECTION 5.3.  AUTHORITY.

       Acquiror has the necessary power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquiror, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

SECTION 5.4.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

       (a) The execution and delivery of this Agreement by Acquiror do not, and the performance by Acquiror of its obligations under this Agreement will not, subject to compliance with the requirements set forth in Section 5.4(b) below,
(i) conflict with or violate the certificate of incorporation or bylaws of Acquiror, (ii) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Acquiror or by which any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Acquiror from performing its obligations under this Agreement in any material respect, and would not have an Acquiror Material Adverse Effect.

       (b) The execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, state takeover laws, exchanges on which Acquiror's securities are traded, the HSR Act and the Communications Act, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 5.4, and (C) filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Acquiror from performing its obligations under this Agreement in any material respect, and would not have an Acquiror Material Adverse Effect.

SECTION 5.5.  VOTE REQUIRED.

       No vote of the stockholders of Acquiror is necessary to approve any of the transactions contemplated hereby.

SECTION 5.6.  FINANCING.

       Acquiror will have available on the Effective Time sufficient funds to consummate the Merger and to make all the payments necessary to consummate the transactions contemplated hereby, including, without limitation, payments under
Article II hereof for the Common Stock, Options and Dissenting Shares, and payments necessary to satisfy all amounts outstanding as of the Closing Date under the Company's credit facilities described on Schedule 3.3 hereto.

SECTION 5.7.  QUALIFICATION OF ACQUIROR.

       Acquiror is and pending the Effective Time will be legally, technically, financially and otherwise qualified under the Communications Act and all rules, regulations and policies of the FCC to acquire, own and operate the assets and business of the Company and the Company Subsidiaries. There are no facts or proceedings which would reasonably be expected to disqualify Acquiror under the Communications Act or otherwise from acquiring or operating any of the assets and business of the Company and the Company Subsidiaries or would cause the FCC not to approve the FCC Application (as defined in Section 7.5(a)). Acquiror has no knowledge of any fact or circumstance relating to Acquiror or any of its affiliates that would reasonably be expected to (a) cause the filing of any objection to the FCC Application, or (b) lead to a delay in the processing by the FCC of the FCC Application. No waiver of any FCC rule or policy is necessary to be obtained for the approval of the FCC Application, nor will processing pursuant to any exception or rule of general applicability be requested or required in connection with the consummation of the transactions herein.

SECTION 5.8.  ABSENCE OF LITIGATION.

       Except as set forth in Schedule 5.8, there are (a) no claims, actions, suits, investigations, or proceedings pending or, to Acquiror's knowledge, threatened against Acquiror or any of its properties or assets before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby, and (b) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Acquiror or any of its properties or assets that would prevent or materially delay the transactions contemplated hereby.

SECTION 5.9.  BROKERS.

       No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

SECTION 5.10.  SEC FILINGS; FINANCIAL STATEMENTS.

       (a) Acquiror has filed all forms, reports, statements and other documents required to be filed with the SEC since December 31, 1996, and has heretofore made available to the Company, in the form filed with the SEC since such date, together with any amendments thereto, its (i) Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all reports on Form 8-K, and (v) all other reports or registration statements filed by Acquiror (collectively, the "Acquiror SEC Reports"). As of their respective filing dates the Acquiror SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

       (b) The financial statements, including all related notes and schedules, contained in the Acquiror SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position of Acquiror and Acquiror Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Acquiror and Acquiror Subsidiaries for the periods indicated in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments.

SECTION 5.11.  ABSENCE OF CERTAIN CHANGES OR EVENTS.

       Except as disclosed in the Acquiror SEC Reports filed prior to the date of this Agreement or as set forth in Schedule 5.11, since March 31, 1997, Acquiror and Acquiror Subsidiaries have not incurred any material liability, except in the ordinary course of their businesses consistent with their past practices, and there has not been any change in the business, financial condition or results of operations of Acquiror or any of Acquiror Subsidiaries, which has had, or is reasonably likely to have, an Acquiror Material Adverse Effect, and Acquiror and Acquiror Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices. The representations and warranties contained in this Section 5.11 shall be deemed to speak only as of the date hereof.

                                   ARTICLE VI

                                   COVENANTS

SECTION 6.1.  AFFIRMATIVE COVENANTS OF THE COMPANY.

       The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Acquiror, the Company shall, and shall cause each Company Subsidiary to, (a) operate its business in the usual and ordinary course consistent with past practices; (b) use its reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective principal officers and key employees and maintain its relationship with its respective principal customers and suppliers; (c) use its reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; and (d) use its reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; provided, however, that in the event the Company or any of the Company Subsidiaries deems it necessary to take certain actions that would otherwise be prohibited by clauses (a)-(d) of this Section 6.1, the Company shall consult with Acquiror and Acquiror shall consider in good faith the Company's request to take such action and not unreasonably withhold or delay its consent for such action.

SECTION 6.2.  NEGATIVE COVENANTS OF THE COMPANY.

       Except as expressly contemplated by this Agreement and except as set forth in Schedule 6.2, or otherwise consented to in writing by Acquiror, from the date hereof until the Effective Time, the Company shall not, and shall cause each Company Subsidiary not to, do any of the following:

       (a) (i) increase the compensation payable to or to become payable to any of its directors, executive officers or employees, except for increases in salary, wages or bonuses payable or to become payable in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay (other than pursuant to existing severance arrangements or policies as in effect on the date of this Agreement) to, or enter into or modify any employment or severance agreement with, any of its directors, officers or employees; or (iii) adopt or amend any employee benefit plan or arrangement, except as may be required by applicable law;

       (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of its capital stock;

       (c) (i) redeem, repurchase or otherwise reacquire any share of its capital stock or any securities or obligations convertible into or exchangeable for any share of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations (except in connection with the exercise of outstanding Options referred to in Schedule 3.3 in accordance with their terms); (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

       (d) (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any Encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares (including any phantom options or stock appreciation rights), or any rights, warrants or options to acquire, any such shares (except for the issuance of shares upon the exercise of outstanding Options and the issuance of shares under the Company Stock Purchase Plans); or
(ii) amend or otherwise modify the terms of any such rights, warrants or options in a manner inconsistent with the provisions of this Agreement or the effect of which shall be to make such terms more favorable to the holders thereof;

       (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division (other than a wholly-owned Subsidiary) thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets in the ordinary course of business and consistent with past practice), or make or commit to make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice;

       (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets except for the grant of purchase money security interests not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate and dispositions in the ordinary course of business and consistent with past practice;

       (g) propose or adopt any amendments to its certificate of incorporation or, as to its bylaws or partnership agreement, as the case may be, any amendments that would have an adverse impact on the consummation of the transactions contemplated by this Agreement or would be adverse to Acquiror's interests;

       (h) (i) change any of its methods of accounting in effect at January 1, 1997, or (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed Five Hundred Thousand Dollars ($500,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1996, except, in the case of clause (i) or clause (ii), as may be required by law or generally accepted accounting principles;

       (i) incur any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, other than (i) purchase money indebtedness not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate, (ii) indebtedness incurred in the ordinary course of business under the existing loan agreements described on Schedule 3.3 hereto, and (iii) capitalized leases not to exceed One Million Dollars ($1,000,000) in the aggregate;

       (j) without the written consent of Acquiror (which consent shall not be unreasonably withheld, delayed or conditioned), enter into or modify in any material respect any agreement which, if in effect as of the date hereof, would have been required to be disclosed on Schedule 3.12 as a Material Contract; or

       (k) agree in writing or otherwise to do any of the foregoing.

SECTION 6.3.  NEGATIVE COVENANTS OF ACQUIROR.

       From the date hereof until the Effective Time, Acquiror shall not (a) declare or pay any dividend on or make any other distribution of cash or property in respect of, outstanding shares of its capital stock; or (b) redeem, repurchase or otherwise reacquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock.

SECTION 6.4.  CONTROL OF OPERATIONS.

       Nothing contained in this Agreement shall give Acquiror or Merger Sub, directly or indirectly, except as expressly provided in this Agreement, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Acquiror shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

SECTION 7.1.  ACCESS AND INFORMATION.

       From the date hereof to the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, afford to Acquiror and its officers, employees, accountants, consultants, legal counsel, representatives of current and prospective sources of financing for the Merger and other representatives of Acquiror (collectively, the "Acquiror Representatives"), reasonable access during normal business hours to the properties, executive personnel and all information concerning the business, properties, contracts, records and personnel of the Company and the Company Subsidiaries as Acquiror may reasonably request. The Company further agrees to reasonably cooperate with Acquiror in connection with Acquiror's obtaining financing for this transaction (including making appropriate officers of the Company available on a reasonable basis for road show presentations).

SECTION 7.2.  CONFIDENTIALITY.

       Acquiror acknowledges and agrees that all information received from or on behalf of the Company or any of the Company Subsidiaries in connection with the Merger shall be deemed received pursuant to the confidentiality agreement, dated as of May 21, 1997, between the Company and Acquiror (the "Confidentiality Agreement") and Acquiror shall, and shall cause the Acquiror Representatives to comply with the provisions of the Confidentiality Agreement with respect to such information and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein.

SECTION 7.3.  STOCKHOLDER APPROVAL.

       The Company shall, promptly after the date of this Agreement, take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to convene a meeting of the Company's stockholders (the "Stockholders' Meeting"), to approve and adopt this Agreement and the Merger. The Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the approval and adoption of this Agreement and the Merger and to take all other actions reasonably necessary or in Acquiror's reasonable judgment advisable to secure such vote as promptly as practicable, unless otherwise required by applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with independent legal counsel.

SECTION 7.4.  PROXY STATEMENT.

       (a) As promptly as practicable after the execution and delivery of this Agreement, the Company shall prepare and file with the SEC a proxy statement in connection with the matters to be considered at the Stockholders' Meeting (the "Proxy Statement"). The Company shall use its best efforts to cause the Proxy Statement to be "cleared" by the SEC for mailing to the stockholders of the Company as promptly as practicable and shall mail the Proxy Statement to its stockholders as promptly as practicable thereafter. Acquiror shall furnish all information concerning it and the holders of its capital stock as the Company may reasonably request in connection with such actions. The Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of approval and adoption of this Agreement and the Merger, unless otherwise required by applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with independent legal counsel. Acquiror shall have the right to review the Proxy Statement before it is filed with the SEC.

       (b) The information supplied by Acquiror for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any supplement thereto) is first mailed by stockholders or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholders' Meeting any event or circumstance relating to Acquiror or any of its affiliates, or its or their respective officers or directors, should be discovered by Acquiror that should be set forth in a supplement to the Proxy Statement, Acquiror shall promptly inform the Company.

       (c) All information contained in the Proxy Statement (other than information provided by Acquiror for inclusion therein) shall not, at the date the Proxy Statement (or any supplement thereto) is first mailed to stockholders or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholders' Meeting any event or circumstance relating to the Company or any of the Company Subsidiaries, or to its or their respective officers or directors, should be discovered by the Company that should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Acquiror. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

SECTION 7.5.  FCC APPLICATION.

       (a) As promptly as practicable after the execution and delivery of this Agreement, Acquiror, Merger Sub and the Company shall prepare all appropriate applications for FCC consent, and such other documents as may be required, with respect to the transfer of control of the Company to Acquiror (collectively, the "FCC Application"). Not later than the fifth (5th) business day following execution and delivery of this Agreement, Acquiror and Merger Sub shall deliver to the Company their respective completed portions of the FCC Application. Not later than the tenth (10th) business day following the execution and delivery of this Agreement, the Company shall file, or cause to be filed, the FCC Application. Acquiror, Merger Sub and the Company shall prosecute the FCC Application in good faith and with due diligence in order to obtain such FCC consent as expeditiously as practicable. If the Closing shall not have occurred for any reason within the initial effective period of the granting of approval by the FCC of the FCC Application, and neither Acquiror nor the Company shall have terminated this Agreement pursuant to Section 9.1, Acquiror and the Company shall jointly request one or more extensions of the effective period of such grant. No party hereto shall knowingly take, or fail to take, any action the intent or reasonably anticipated consequence of which action or failure to act would be to cause the FCC not to grant approval of the FCC Application.

       (b) Acquiror and the Company shall each pay one-half (1/2) of any FCC fees that may be payable in connection with the filing or granting of approval of the FCC Application. Acquiror and the Company shall each oppose any request for reconsideration or judicial review of the granting of approval of the FCC Application. The Company shall pay any cost incurred in connection with complying with the FCC notice and advertisement requirements in connection with the transfer of control of the Company.

SECTION 7.6.  FURTHER ACTION; BEST EFFORTS.

       (a) Each of the parties shall use best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using its best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company and Acquiror as are necessary for the transactions contemplated herein. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use commercially reasonable efforts to take all such action.

       (b) From the date of this Agreement until the Effective Time, each of the parties shall promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking damages in connection with the Merger or the conversion of the Common Stock into the Merger Consideration pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror to own or operate all or any portion of the business or assets of the Company.

       (c) The Company shall give prompt written notice to Acquiror, and Acquiror and Merger Sub shall give prompt written notice to the Company, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time. Each party shall use its best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

SECTION 7.7.  PUBLIC ANNOUNCEMENTS.

       Acquiror and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement of Acquiror or the Company with any exchange on which the securities of the Company or Acquiror are traded.

SECTION 7.8.  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

       (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnities under the certificate of incorporation or bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by applicable law.

       (b) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and the Company Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of Acquiror and the Surviving Corporation (which approval shall not be unreasonably withheld), or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was such a director, officer or employee and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the fullest extent permitted under Delaware Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of Delaware
Law).

       (c) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective
Time) after the Effective Time (i) the Indemnified Parties may retain its regularly engaged independent legal counsel as of the date of this Agreement, or other independent legal counsel satisfactory to them provided that such other counsel shall be reasonably acceptable to Acquiror and the Surviving Corporation, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Surviving Corporation will use its reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 7.8, promptly upon learning of any such Claim, shall notify the Surviving Corporation (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under this Section 7.8, except to the extent such failure prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of Delaware Law. The Indemnified Parties as a group may retain one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as reasonably determined by counsel to such Indemnified Parties) a conflict on any significant issue between the position of any two or more of such Indemnified Parties, in which event, an additional counsel as may be required may be retained by such Indemnified Parties.

       (d) Acquiror shall cause to be maintained in effect for not less than six
(6) years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company with respect to matters occurring prior to the Effective Time; provided, however, that (i) Acquiror may substitute therefor policies of substantially the same coverage containing terms and conditions that are substantially the same for the Indemnified Parties to the extent reasonably available and (ii) Acquiror shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as possible for such amount.

       (e) This Section 7.8 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on Acquiror and Merger Sub and the Surviving Corporation and their respective successors and assigns. Acquiror hereby guarantees the Surviving Corporation's obligations pursuant to this
Section 7.8.

SECTION 7.9.  EMPLOYEE BENEFITS MATTERS.

       (a) For a period of two (2) years after the Effective Time, Acquiror shall cause the Surviving Corporation to provide employee benefits under plans, programs and arrangements, which, in the aggregate, will provide benefits to the employees of the Company and the Company Subsidiaries which are no less favorable, in the aggregate, than those provided pursuant to the plans, programs and arrangements of the Company in effect and disclosed to Acquiror on the date hereof; provided, however, that nothing herein shall interfere with the Surviving Corporation's right or obligation to make such changes to such plans, programs or arrangements as are necessary to conform with applicable law; provided, further, however, that with respect to any such plan, program or arrangement that provides for the issuance of the Company's Common Stock, or options or securities exercisable or convertible into the Company's Common Stock, the Surviving Corporation shall be required to adopt equity compensation programs providing for the issuance of common stock of Acquiror to such employees.

       (b) In furtherance of the provisions of Section 7.9(a), Acquiror shall cause the Surviving Corporation to provide to those executives listed on
Schedule 7.9 hereto with the employee benefits provided to each such executive on the date hereof and for the time period set forth in the Company's employment and/or severance agreements with such executives as set forth on Schedule 7.9 hereto; provided, however, that notwithstanding the foregoing, to the extent that any contributions under a qualified retirement plan would be prohibited by applicable law, Acquiror shall cause the Surviving Corporation to make cash payments from time to time to such executives equal to the value of such contributions which can not be so made under applicable law, as and when such contributions would have been made as noted on Schedule 7.9. The employee benefits provided to such executives on the date hereof under the Company's employment and/or severance agreements with such executives are detailed on
Schedule 7.9 hereto.

       (c) Acquiror acknowledges and agrees that prior to the Effective Time, the Company will take all such actions as may be necessary to cause (i) all participants to become fully vested in their benefits under the Company's 401(k) Plan, and (ii) employer contributions to be made with respect to periods prior to the Effective Time to the Company's 401(k) Plan to the extent that such contributions would be made if the participants were employed by the Company on the last day of the calendar year in which the Closing occurs. Acquiror will allow employees of PCI to continue to participate in the Company's 401(k) Plan at least until the end of the calendar year in which the Closing occurs.

       (d) On or prior to the Effective Time, the Company shall pay a pro-rated portion of the annual bonuses and gainshare that would have otherwise been payable to the eligible employees of the Company after the end of the year, such bonuses and gainshare to be consistent with the Company's 1997 Management and Professional Bonus Plan and the Company's Gainshare Program, with past practice, and the estimates contained in Schedule 7.9(d).

       (e) Acquiror agrees that it will not allow the Surviving Corporation to amend or terminate the Palmer Wireless, Inc. Change of Control Severance Program for a period of one (1) year after the Effective Time.

       (f) Prior to Closing, the Company shall make, or shall make accruals on its financial statements for, all payments required to be made by the Company under the terms of any Benefit Plan or by any law applicable to any Benefit Plan with respect to all periods through the Closing Date.

       (g) On or prior to the Effective Time, the Company shall take, or cause to be taken, such actions as are reasonably necessary to:

              (i) cause the Company to adopt the PCI plans providing medical, dental, vision, prescription drug, flexible spending account, pre-tax premium contribution, travel accident, accidental death and dismemberment, long term disability, and life insurance benefits for the benefit of Company employees;

              (ii) add the Company as a contractholder under insurance contracts providing insurance coverage, and administrative contracts relating to, for one or more of the benefits listed in the immediately preceding paragraph (i) above as well as workers compensation liability coverage and provide that such contracts continue as to the Company after the Effective Time;

              (iii) substitute the Company for PCI as the party to the Palmer Communications Health Care Expense Fund which is a Code Section 501(c)(9) trust used to fund certain of the benefits listed in paragraph (i) above and any other trust or account which is used with respect to flexible spending accounts or pre-tax premium contributions for Company employees; and

              (iv) except as provided in Section 7.9(c) hereof, cease participation and coverage in the Company plans, trusts and insurance contracts referred to in paragraphs (i) through (iii) above with respect to all individuals who are not Company employees as of the Effective Time.

SECTION 7.10.  HSR ACT MATTERS.

       Acquiror, Merger Sub and the Company (as may be required pursuant to the HSR Act) promptly will complete all documents required to be filed with the Federal Trade Commission and the United States Department of Justice in order to comply with the HSR Act and, not later than fifteen (15) days after the date hereof, together with the persons who are required to join in such filings, shall file the same with the appropriate Governmental Entities. Acquiror, Merger Sub and the Company shall promptly furnish all materials thereafter required by any of the Governmental Entities having jurisdiction over such filings, and shall take all reasonable actions and shall file and use best efforts to have declared effective or approved all documents and notifications with any such Governmental Entity, as may be required under the HSR Act or other Federal antitrust laws for the consummation of the Merger and the other transactions contemplated hereby.

SECTION 7.11.  NEGOTIATION WITH OTHERS.

       (a) Unless and until this Agreement shall have been terminated in accordance with its terms, the Company shall not, through any officer, director, employee, representative, agent or direct or indirect stockholder of the Company or any Company Subsidiaries, directly or indirectly, encourage or solicit any proposal that constitutes an Acquisition Proposal (as defined below), engage in any discussions or negotiations or provide any information to any person relating thereto or in furtherance thereof or accept any Acquisition Proposal; provided, however, that nothing contained in this Section 7.11 shall prohibit the Company, or its Board of Directors, from making any disclosure to its stockholders that, in the judgment of its Board of Directors in accordance with, and based upon, the advice of outside counsel, is required under applicable law. For purposes of this Agreement, "Acquisition Proposal" means any offer to acquire (or meaningful indication of interest in the acquisition of) all or any substantial part of the business and properties or capital stock of the Company or the Company Subsidiaries, whether by merger, consolidation, sale of assets or stock, tender offer or similar transaction or series of transactions involving the Company, the Company Subsidiaries or their direct or indirect stockholders.

       (b) Notwithstanding Section 7.11(a), the Board of Directors of the Company, in the exercise of and as required by its fiduciary duties as determined in good faith by the Board of Directors of the Company in accordance with and based upon the advice of outside counsel, may (i) furnish information (including, without limitation, confidential information) concerning the Company to a third party who makes an unsolicited request for such information for the purpose of making an Acquisition Proposal, provided that such third party executes and delivers a confidentiality agreement substantially the same as the Confidentiality Agreement, and (ii) engage in discussions or negotiations with a third party who submits in writing an interest in making an Acquisition Proposal that the Board of Directors believes, based on advice of its financial advisors, is reasonably capable of being consummated and is reasonably likely to be superior to the transactions contemplated by this Agreement from a financial point of view to all stockholders of the Company, provided, however, that in the case of clause (i) or (ii) hereof, the Company shall promptly notify Acquiror in writing of such request for information or Acquisition Proposal, providing reasonable details with respect thereto, and shall keep Acquiror informed as to the status of any discussions or negotiations referred to in clause (ii) above.

                                  ARTICLE VIII

                               CLOSING CONDITIONS

SECTION 8.1. CONDITIONS TO OBLIGATIONS OF ACQUIROR, MERGER SUB AND THE COMPANY TO EFFECT THE MERGER.

       The respective obligations of Acquiror, Merger Sub and the Company to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

       (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with applicable law.

       (b) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; provided, however, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

       (c) HSR Act. Any waiting period with any extensions thereof under the HSR Act shall have expired or been terminated.

       (d) FCC Approval. All consents, waivers, approvals and authorizations (the "FCC Transfer Approvals") required to be obtained, and all filings or notices required to be made, by Acquiror, Merger Sub and the Company prior to consummation of the transactions contemplated in this Agreement shall have been obtained from, and made with, the FCC. Each of the FCC Transfer Approvals shall have become a Final Order. For purposes of this Agreement, "Final Order" shall mean an action by the FCC: (i) that is not reversed, stayed, enjoined, set aside, annulled or suspended within the deadline, if any, provided by applicable statute or regulation; (ii) with respect to which no request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review that is filed within such period is pending, and (iii) as to which the deadlines, if any, for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC's own motion have expired. Notwithstanding anything to the contrary contained herein or otherwise, Acquiror may, at is option by written notice to the Company: (i) waive on behalf of the parties the requirement that each of the FCC Transfer Approvals shall have become a Final Order; and (ii) acquire the microwave licenses pursuant to special temporary authority granted to Acquiror by the FCC.

SECTION 8.2.  ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIROR.

       The obligations of Acquiror to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

       (a) Representations and Warranties. The representations and warranties of the Company made in this Agreement shall be true and correct in all material respects, on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of the Effective Time (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby), except for representations and warranties that speak as of a specific date or time other than the Effective Time (which need only be true and correct in all material respects as of such date or time). Acquiror shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

       (b) Agreements and Covenants. The agreements and covenants of the Company required to be performed on or before the Effective Time shall have been performed in all material respects. Acquiror shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

       (c) Legal Opinions. Acquiror shall have received (i) an opinion from Hogan & Hartson L.L.P., counsel to the Company, in form and substance reasonably satisfactory to Acquiror, and (ii) an opinion from the Company's FCC counsel in substantially the form attached hereto as Exhibit A.

       (d) Dissenting Shares. The Dissenting Shares shall constitute not greater than ten percent (10%) of the shares of Class A Common Stock outstanding on the Closing Date.

       (e) No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

SECTION 8.3.  ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY.

       The obligations of the Company to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

       (a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub made in this Agreement shall be true and correct in all material respects, on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of the Effective Time (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby), except for representations and warranties that speak as of a specific date or time other than the Effective Time (which need only be true and correct in all material respects as of such date or time). The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror to that effect.

       (b) Agreements and Covenants. The agreements and covenants of Acquiror and Merger Sub required to be performed on or before the Effective Time shall have been performed in all material respects. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror to that effect.

       (c) Legal Opinion. The Company shall have received an opinion from Proskauer Rose Goetz & Mendelsohn LLP, counsel to Acquiror and Merger Sub, in form and substance reasonably satisfactory to the Company.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

SECTION 9.1.  TERMINATION.

       This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

       (a) by mutual written consent of each of Acquiror and the Company;

       (b) by Acquiror if the Company shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by the Company shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, such that as a result of such breach, failure or misrepresentation the conditions set forth in Section 8.2(a), 8.2(b) or 8.2(e) would not be satisfied, and such breach, failure or misrepresentation is not cured within thirty (30) days after notice thereof;

       (c) by the Company if Acquiror or Merger Sub shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by Acquiror or Merger Sub shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, such that as a result of such breach, failure or misrepresentation the conditions set forth in Section 8.3(a) or 8.3(b) would not be satisfied, and such breach, failure or misrepresentation is not cured within thirty (30) days after notice thereof;

       (d) by either Acquiror or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

       (e) by either Acquiror or the Company if the Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Stockholders' Meeting and the Merger shall not have been consummated within forty-five (45) days thereafter; and

       (f) by either the Company or Acquiror if the merger shall not have been consummated before December 31, 1997 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date.

SECTION 9.2.  EFFECT OF TERMINATION.

       Except as provided in Section 9.3 or Section 10.1, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability on the part of Acquiror, Merger Sub or the Company or any of their respective officers or directors to the other parties hereto and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party for any breach of this Agreement.

SECTION 9.3.  EXPENSES; FEE.

       (a) Except as otherwise expressly provided herein, all expenses incurred by the parties hereto shall be borne solely by the party that has incurred such expenses. All FCC annual regulatory fees which are due and payable prior to Closing shall be paid by the Company prior to Closing.

       (b) Without in any way limiting the Company's obligations under this Agreement (including without limitation under Sections 1.1, 1.2, 1.6, 2.3, 6.1, 6.2, 7.1, 7.3, 7.4, 7.5, 7.6, 7.10 and 7.11 hereof) or Acquiror's rights under
Section 10.7 hereof, the Company shall pay, or shall cause to be paid to, Acquiror a Fee (the "Fee") of Fifteen Million Dollars ($15,000,000), if this Agreement is (i) terminated either (A) by Acquiror under Section 9.1(b) as a result of the Company's breach of its obligations under Sections 1.1, 1.2, 1.6, 2.3, 6.1, 6.2, 7.1, 7.3, 7.4, 7.5, 7.6, 7.10 or 7.11, (B) by the Company or
Acquiror under Section 9.1(e) and (ii) either (A) an Alternative Transaction (as defined below) has been publicly announced and has not been withdrawn at the time of such termination (in which event the Fee shall be paid simultaneously with such termination) or (B) an Alternative Transaction is consummated on or prior to the date that is one (1) year after the date of this Agreement (in which event the Fee shall be paid simultaneously with such consummation); provided, however, that payment of such Fee shall be deemed to satisfy in full all of the liabilities and obligations of the Company under this Agreement. As used herein, an "Alternative Transaction" shall mean any transaction or proposed transaction or related series of transactions (including without limitation any merger, consolidation, sale of assets or stock, tender offer or other transaction) providing for the receipt by the Company and/or the holders of more than fifty percent (50%) of its Common Stock of consideration equivalent to a value in excess of Seventeen Dollars and Fifty Cents ($17.50) per share of Common Stock.

SECTION 9.4.  AMENDMENT.

       This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of this Agreement and the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 9.5.  WAIVER.

       At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X
                               GENERAL PROVISIONS

SECTION 10.1.  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

       The representations, warranties and agreements in this Agreement (and in any certificate delivered in connection with the Closing) shall be deemed to be conditions to the Merger and shall not survive the Effective Time or termination of this Agreement, except for the agreements set forth in Articles I (the Merger) and II (Conversion of Securities; Exchange of Certificates) and Sections
7.8 (Indemnification and Insurance) and 7.9 (Employee Benefits Matters), each of which shall survive the Effective Time indefinitely, and Sections 7.2 (Confidentiality), 9.2 (Effect of Termination) and 9.3 (Expenses; Fee), each of which shall survive termination of this Agreement indefinitely.

SECTION 10.2.  NOTICES.

       All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

       (a)  If to Acquiror:

                Price Communications Corporation
                45 Rockefeller Plaza
                Suite 3200
                New York, New York 10020
                Telecopier No.: (212) 397-3755
                Attention: Robert Price

           With a copy (which shall not constitute notice) to:

                Proskauer Rose Goetz & Mendelsohn LLP
                1585 Broadway
                New York, New York 10036-8299
                Telecopier No.: (212) 969-2900
                Attention: Peter G. Samuels, Esq.

       (b)  If to the Company:

                Palmer Wireless, Inc.
                12800 University Drive
                Fort Myers, Florida 33014
                Telecopier No.: (914) 433-8213
                Attention: Pat Meehan, Esq.

           With a copy (which shall not constitute notice) to:

                Hogan & Hartson L.L.P.
                Columbia Square
                555 Thirteenth Street, N.W.
                Washington, DC 20004
                Telecopier No.: (202) 637-5910
                Attention: David B.H. Martin, Jr., Esq.

SECTION 10.3.  CERTAIN DEFINITIONS.

       For purposes of this Agreement, the term:

       (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

       (b) "beneficial owner" means with respect to any shares of Common Stock a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding voting or disposing of any such shares or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

       (c) "business day" shall mean any day other than a day on which banks in the State of Florida are authorized or obligated to be closed;

       (d) "control" (including the terms "controlled by" and "under common control with") means, other than for purposes of the Communications Act, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise; and

       (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

SECTION 10.4.  HEADINGS.

       The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.5.  SEVERABILITY.

       If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 10.6.  ENTIRE AGREEMENT.

       This Agreement (together with the Exhibits, the Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

SECTION 10.7.  SPECIFIC PERFORMANCE.

       The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

SECTION 10.8.  ASSIGNMENT.

       Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 10.9.  THIRD PARTY BENEFICIARIES.

       This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (a) the Indemnified Parties under Section 7.8, (b) the rights of the holders of Common Stock to receive the Merger Consideration payable in the Merger pursuant to
Article II, and (c) the rights of the individuals listed on Schedule 7.9 under
Section 7.9.

SECTION 10.10.  GOVERNING LAW.

       This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

SECTION 10.11.  COUNTERPARTS.

     This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

       IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT AND PLAN OF MERGER to be executed and delivered as of the date first written above.

                                          PRICE COMMUNICATIONS CORPORATION

                                          By: /s/ ROBERT PRICE
                                              ----------------------------------
                                              Name:  Robert Price
                                                    ----------------------------
                                              Title: President
                                                     ---------------------------

                                          PRICE COMMUNICATIONS CELLULAR MERGER
                                          CORP.

                                          By: /s/ ROBERT PRICE
                                              ----------------------------------
                                              Name:  Robert Price
                                                    ----------------------------
                                              Title: President
                                                     ---------------------------

                                          PALMER WIRELESS, INC.

                                          By: /s/ WILLIAM J. RYAN
                                              ----------------------------------
                                              William J. Ryan
                                              President and Chief Executive
                                              Officer

                                   APPENDIX B

                     Goldman, Sachs & Co. Fairness Opinion

PERSONAL AND CONFIDENTIAL

August 13, 1997

Board of Directors
Palmer Wireless, Inc.
12800 University Drive
Fort Myers, FL 33907-5333

Ladies and Gentlemen:

You have requested our opinion as to the fairness to the holders of the outstanding shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock") and Class B Common Stock, par value $.01 per share, (collectively, the "Shares"), of Palmer Wireless, Inc. (the "Company") of the $17.50 in cash to be received by such holders (the "Consideration") pursuant to the Agreement and Plan of Merger dated as of May 22, 1997 among Price Communications Corporation ("Buyer"), Price Communications Cellular Merger Corp., a wholly-owned subsidiary of Buyer, and the Company (the "Agreement").

You have also informed us that (i) Buyer intends to commence an exchange offer (the "Exchange Offer") pursuant to which Buyer will offer, for each share of Class A Common Stock that is exchanged in the Exchange Offer, shares of Buyer's common stock with a market value of $18.00, (ii) the Exchange Offer will be limited to up to that number of shares of Class A Common Stock that can be exchanged for 10,000,000 shares of Buyer's common stock, and (iii) the Exchange Offer will be conditioned upon several items, including the approval of Buyer's shareholders. It is understood that you have not requested that we render, and we are not rendering, any opinion as to the fairness to the holders of the Shares of the proposed consideration to be received in the Exchange Offer, if any.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We are also familiar with the Company having provided certain investment banking services to the Company from time to time, including acting as managing underwriter of public offerings of the Class A Common Stock in March, 1995 and June, 1996.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Voting Agreement among Palmer Communications, Inc. and Buyer; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the two years ended December 31, 1996; certain interim reports to stockholders and Quarterly Reports on Form 10-Q and certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Class A Common Stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the wireless industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing, and based upon such other matters as we consider relevant, it is our opinion of that as of the date hereof, the Consideration is fair to the holders of the Shares.

Very truly yours,

     /s/ GOLDMAN, SACHS & CO.
--------------------------------------
        (GOLDMAN, SACHS & CO.)

                                   APPENDIX B

                     Goldman, Sachs & Co. Fairness Opinion

PERSONAL AND CONFIDENTIAL

August 13, 1997

Board of Directors
Palmer Wireless, Inc.
12800 University Drive
Fort Myers, FL 33907-5333

Ladies and Gentlemen:

You have requested our opinion as to the fairness to the holders of the outstanding shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock") and Class B Common Stock, par value $.01 per share (collectively, the "Shares"), of Palmer Wireless, Inc. (the "Company") of the $17.50 in cash to be received by such holders (the "Consideration") pursuant to the Agreement and Plan of Merger dated as of May 22, 1997 among Price Communications Corporation ("Buyer"), Price Communications Cellular Merger Corp., a wholly-owned subsidiary of Buyer, and the Company (the "Agreement").

You have also informed us that (i) Buyer intends to commence an exchange offer (the "Exchange Offer") pursuant to which Buyer will offer, for each share of Class A Common Stock that is exchanged in the Exchange Offer, shares of Buyer's common stock with a market value of $18.00, (ii) the Exchange Offer will be limited to up to that number of shares of Class A Common Stock that can be exchanged for 10,000,000 shares of Buyer's common stock, and (iii) the Exchange Offer will be conditioned upon several items, including the approval of Buyer's shareholders. It is understood that you have not requested that we render, and we are not rendering, any opinion as to the fairness to the holders of the shares of the Class A Common Stock of the proposed consideration to be received in the Exchange Offer, if any.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We are also familiar with the Company having provided certain investment banking services to the Company from time to time, including acting as managing underwriter of public offerings of the Class A Common Stock in March, 1995 and June, 1996.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Voting Agreement among Palmer Communications, Inc. and Buyer; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the two years ended December 31, 1996; certain interim reports to stockholders and Quarterly Reports on Form 10-Q and certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Class A Common Stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the wireless industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing, and based upon such other matters as we consider relevant, it is our opinion of that as of the date hereof, the Consideration is fair to the holders of the Shares.

Very truly yours,

     /s/ GOLDMAN, SACHS & CO.
--------------------------------------
        (GOLDMAN, SACHS & CO.)

                                   APPENDIX C

                                Voting Agreement

       THIS VOTING AGREEMENT (this "Agreement") is entered into as of May 23, 1997, by and between PRICE COMMUNICATIONS CORPORATION, a New York corporation ("Acquiror"), and PALMER COMMUNICATIONS INCORPORATED, a Delaware corporation ("PCI").

       WHEREAS, PCI is the record and beneficial owner of all of the issued and outstanding shares of Class B Common Stock, par value $.01 per share, of Palmer Wireless, Inc., a Delaware corporation (the "Company");

       WHEREAS, Acquiror, Price Communications Cellular Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub"), and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof, which provides, among other things, for the merger (the "Merger") of Merger Sub with and into the Company, with the result that the surviving corporation will become a wholly-owned subsidiary of Acquiror; and

       WHEREAS, to induce Acquiror to enter into the Merger Agreement and to effect the Merger, PCI has agreed to enter into this Agreement.

       NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  DISPOSITION OF SHARES

       PCI agrees that it will not sell, transfer, pledge, assign or otherwise encumber or dispose of, or enter into any contract, option or other agreement with respect to, the sale, transfer, pledge, assignment or other encumbrance or disposition of, any shares of common stock of the Company now owned or hereafter acquired beneficially or of record by PCI, including, without limitation, dispositions through dividends or liquidating or other distributions of such common stock to stockholders of PCI, except for the conversion of any such shares in accordance with the terms of the Merger. PCI agrees that it will not convert any shares of Class B Common Stock of the Company into shares of Class A Common Stock of the Company.

SECTION 2.  VOTING

       PCI agrees to vote all of the shares of common stock of the Company now owned or hereafter acquired beneficially or of record by PCI (a) in favor of the Merger and the adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of the Company and by Acquiror) in connection with any meeting of, or solicitation of consents from, the stockholders of the Company at which or in connection with which the Merger and the Merger Agreement are submitted for the consideration and vote of the stockholders of the Company; (b) against approval or adoption of any extraordinary corporate transaction (other than the Merger, the Merger Agreement or the transactions contemplated thereby) including, without limitation, any transaction involving: (i) the sale or transfer of all or substantially all of the common stock of the Company, whether by merger, consolidation or other business combination; (ii) a sale or transfer of all or substantially all of the assets of the Company and its subsidiaries, (iii) a reorganization, recapitalization or liquidation of the Company and its subsidiaries, or (iv) any charter or bylaw amendment creating any new class of securities of the Company or otherwise affecting the rights of any class of security as currently in effect; (c) against approval or adoption of resolutions which would have the effect of preventing, materially delaying or otherwise materially frustrating consummation of the Merger or otherwise preventing or materially delaying the Company from performing its obligations under the Merger Agreement; and (d) against any action which would constitute a material breach of any provision of the Merger Agreement. To the extent inconsistent with the foregoing provisions of this Section 2, PCI hereby revokes any and all previous proxies with respect to the shares of common stock of the Company owned beneficially or of record by PCI. PCI hereby waives any rights of appraisal or rights to dissent from the Merger that it may have.

SECTION 3.  GRANT OF OPTION

              (a) PCI hereby irrevocably grants to Acquiror an option (the "Option") to purchase all (but not less than all) of the common stock now owned or hereafter acquired beneficially or of record by PCI (the "Option Shares") at a cash exercise price of Seventeen Dollars and Fifty Cents ($17.50) per share (the "Exercise Price"), as adjusted upon the declaration of any stock splits, dividends, recapitalizations or other distributions or changes affecting the Option Shares.

              (b) During the period prior to the termination of this Agreement, as long as neither Acquiror nor Merger Sub is in material breach of any agreements or covenants contained in the Merger Agreement or this Agreement, the Option may be exercised by Acquiror, in whole (but not in part), at any time upon written notice to PCI but only upon the occurrence of (and during the three
(3) month period following) the breach by PCI of its obligations under Section 2 of this Agreement.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF PCI

       PCI represents and warrants to Acquiror as follows:

              (a) PCI has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by PCI and the consummation by PCI of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of PCI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by PCI and, assuming the due authorization, execution and delivery by Acquiror, constitutes a legal, valid and binding obligation of PCI, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

              (b) The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not conflict with or violate any law, regulation, court order, judgment or decree applicable to PCI or by which the property of PCI is bound or affected, or conflict with or result in any breach of or constitute a default under any contract or agreement to which PCI is a party or by which PCI or its properties are bound or affected, which conflict, violation, breach or default would adversely affect PCI's ability to perform its obligations under this Agreement.

              (c) Seventeen million two hundred ninety-three thousand five hundred seventy-eight (17,293,578) shares of Class B Common Stock, par value $.01 per share, of the Company (the "Shares") are the only shares of voting stock owned beneficially or of record by PCI and PCI holds no options, warrants, or other rights to acquire shares of any class of capital stock of the Company. PCI has the sole power respecting voting and transfer of the Shares. The Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, owned beneficially and of record by PCI, free and clear of all liens, claims, security interests, proxies, options, warrants or other rights, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

SECTION 5.  FURTHER ASSURANCES

       PCI shall execute and deliver such additional instruments and other documents and shall take such further actions as may be reasonably necessary to effectuate, carry out and comply with all of its obligations under this Agreement. Without limiting the generality of the foregoing, none of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) or transaction if such action would materially impair or materially interfere with the ability of any party to effectuate, carry out and comply with all of the terms of this Agreement.

SECTION 6.  SPECIFIC PERFORMANCE

       PCI acknowledges and agrees that Acquiror would be irreparably damaged in the event any of the provisions of this Agreement were not performed by PCI in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Acquiror shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof and thereof in any court of the United States or any state hereof having jurisdiction, in addition to any other remedy to which Acquiror may be entitled at law or equity. PCI hereby waives any objection to the imposition of such relief or to the posting of a bond in connection therewith.

SECTION 7.  GOVERNING LAW

       THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLE OF CONFLICTS OF LAW.

SECTION 8.  PARTIES IN INTEREST

       This Agreement shall be binding upon PCI and its successors and assigns. Subject to the preceding sentence hereof, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 9.  AMENDMENT

       This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed and delivered on behalf of each of the parties hereto.

SECTION 10.  NOTICES

       All notices required to be given hereunder shall be deemed given if mailed, first class, postage prepaid, to the respective party at its address as set out in the following:

       If to PCI:

              Palmer Communications Incorporated
              1535 Linden Street
              Suite 201
              Des Moines, Iowa 50309
              Attention: Gordon McCollum,
                           Tax Manager
              Telecopy No.: (515) 246-8584

       If to Acquiror:

              Price Communications Corporation
              45 Rockefeller Plaza
              Suite 3200
              New York, New York 10020
              Attention: Robert Price
              Telecopy No.: (212) 397-3755

       With a copy (which shall not constitute notice) to:

              Proskauer Rose Goetz & Mendelsohn LLP
              1585 Broadway
              New York, New York 10036-8299
              Attention: Peter G. Samuels, Esq.
              Telecopy No.: (212) 969-2900

SECTION 11.  ENTIRE AGREEMENT; ASSIGNMENT

       This Agreement (a) constitutes the entire agreement between the parties hereby pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and (b) shall not be assigned by operation of law or otherwise, except that this Agreement shall be binding upon PCI and its successors and assigns.

SECTION 12.  HEADINGS

       Section headings are included solely for convenience and are not considered to be part of this Agreement and are not intended to be an accurate description of the contents thereof.

SECTION 13.  COUNTERPARTS

       This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

SECTION 14.  TERMINATION

       This Agreement and the Option hereunder shall terminate on the earlier to occur of (a) the date on which the Merger is consummated or (b) the date on which the Merger Agreement is terminated; provided, however, that the provisions of Sections 1 and 3 hereof shall survive the termination of this Agreement under clause (b) for the three (3) month period specified in Section 3(b) hereof if Acquiror shall have the right to exercise the Option as of the date of such termination; provided, further, however, that nothing herein shall relieve any party for any breach of this Agreement if this Agreement is terminated pursuant to clause (b) above.

       IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Voting Agreement, or have caused this Voting Agreement to be duly executed and delivered on their behalf as of the date first above written.

                                          PRICE COMMUNICATIONS CORPORATION

                                          By: /s/ ROBERT PRICE
                                              ----------------------------------
                                              Name:  Robert Price
                                                     ---------------------------
                                              Title: President
                                                     ---------------------------

                                          PALMER COMMUNICATIONS INCORPORATED

                                          By: /s/ GORDON MCCOLLUM
                                              ----------------------------------
                                              Name:  Gordon McCollum
                                                     ---------------------------
                                              Title: Vice-President
                                                     ---------------------------

                                   APPENDIX D

                Section 262 of Delaware General Corporation Law

       262     APPRAISAL RIGHTS.--(a)     Any stockholder of a corporation of
this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

       (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

       (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

       (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

       (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

       (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

       (d)     Appraisal rights shall be perfected as follows:

       (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

       (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

       (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

       (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

       (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

       (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register of Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

       (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

       (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

       (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

       (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   APPENDIX E

Price Communications' Report on Form 10-K for the Fiscal Year Ended December 31,
                                      1996

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-K
                 ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

(MARK ONE)
[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 OR

[  ]   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES
       EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

FOR THE TRANSITION PERIOD FROM                TO

COMMISSION FILE NUMBER 1-8309.

                        PRICE COMMUNICATIONS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   NEW YORK                                     13-2991700
       (STATE OR OTHER JURISDICTION OF                        (IRS EMPLOYER
        INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NUMBER)

   45 ROCKEFELLER PLAZA, NEW YORK, NEW YORK                       10020
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                     (ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (212) 757-5600

SECURITIES REGISTERED PURSUANT TO SECTION 12 (b) OF THE ACT:

                                                          NAME OF EACH EXCHANGE
             TITLE OF EACH CLASS                           ON WHICH REGISTERED
--------------------------------------------------------------------------------------------
COMMON STOCK, PAR VALUE $.01 PER SHARE                   AMERICAN STOCK EXCHANGE
                                                          BOSTON STOCK EXCHANGE
 SECURITIES REGISTERED PURSUANT TO SECTION 12             CHICAGO STOCK EXCHANGE
            (g) OF THE ACT:   NONE.                       PACIFIC STOCK EXCHANGE

     Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Sections 12, 13 or 15 (d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under its Plan of Reorganization as confirmed by the court.

Yes  X      No  _

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports); and (2) has been subject to the
filing requirements for the past 90 days.  Yes  X      No  __

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to the Form 10-K. [X]

                   AGGREGATE MARKET VALUE OF THE VOTING STOCK
                     HELD BY NON-AFFILIATES OF THE COMPANY

     Aggregate market value of the Common Stock held by non-affiliates of the Company, based on the last sale price on the American Stock Exchange ("AMEX") on February 21, 1997 ($9 as reported in the Wall Street Journal): approximately $39.7 million.

     The number of shares outstanding of the Company's common stock as of February 19, 1997 was 7,207,114.

================================================================================

                                     PART I

ITEM 1.  BUSINESS.

GENERAL

     The Company has historically been a nationwide communications company. Until consummation of their sale in March and February 1996, the Company owned an ABC affiliate, WHTM-TV (which was acquired by the Company during 1994), serving Harrisburg/Lancaster/Lebanon/York, Pennsylvania and three NBC affiliated television stations, KSNF-TV, serving Joplin, Missouri/ Pittsburg, Kansas; KJAC-TV, serving Beaumont/Port Arthur, Texas; and KFDX-TV, serving Wichita Falls, Texas/Lawton, Oklahoma (see "Recent Developments"), respectively. Prior to 1995 the Company owned a number of television, radio, newspaper and other media and related properties which were disposed of pursuant to the Company's long-standing policy of buying and selling media properties at times deemed advantageous by the Company's Board of Directors. The Company intends to continue to investigate and pursue potential media and other acquisitions such as television and radio properties and, possibly, outdoor advertising and newspapers.

     The Company's business strategy is to acquire communications properties at prices it considers attractive, finance such properties on terms satisfactory to it, manage such properties in accordance with its operating strategy and dispose of them if and when the Company determines such disposition to be in its best interest. See "Recent Developments" regarding sales of properties since the beginning of 1995. For the foregoing reasons, the results of the Company's historical operations are not comparable to or indicative of results in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company was organized in New York in 1979 and began active operations in 1981. Its principal executive offices are located at 45 Rockefeller Plaza, New York, New York 10020, and its telephone number is (212) 757-5600. References to the "Company" or "Price" in this report include Price Communications Corporation and its subsidiaries, unless the context otherwise indicates.

RECENT DEVELOPMENTS

     On March 1, 1996, the Company sold substantially all of the assets, except cash but including accounts receivable together with certain liabilities of its ABC affiliate serving the Harrisburg-York-Lebanon-Lancaster, Pennsylvania television market for approximately $115 million in cash to Allbritton Communications Company. The Company recognized a pre-tax gain of approximately $65.6 million from this transaction.

     On February 2, 1996, the Company sold substantially all of the assets, except cash and accounts receivable, together with certain liabilities, of its three NBC affiliates, KJAC-TV, Beaumont/Port Arthur, Texas; KFDX-TV, Wichita Falls, Texas/Lawton, Oklahoma and KSNF-TV, Joplin, Missouri/Pittsburg, Kansas for approximately $40.7 million in cash. The stations were sold to US Broadcast Group, a newly organized acquirer of television properties. The Company recognized a pre-tax gain of approximately $29.9 million from this transaction.

     Prior to 1995, the Company had written off its investment in Fairmont Communications Corporation ("Fairmont"), with the result that the Company's carrying value in such investment was zero. During 1994, the Company entered into a settlement agreement with the various parties to the Fairmont bankruptcy proceedings although the exact amount was uncertain until 1995. The Company received during 1995 and 1996 cash payments totaling approximately $7.9 million and $62.5 thousand respectively, as a result of sales of properties by Fairmont.

     The Company has significant liquid assets on hand to invest in communications properties and possibly in other companies that its Board of Directors decides to be in the best interests of its shareholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." In that connection, during December, 1995, the Company invested approximately $8.4 million in warrants to acquire approximately 1.8 million shares of Class B Common Stock of PriCellular Corporation ("PriCellular"), a publicly held cellular telephone company of which Mr. Price is President.

     During 1996, the Company purchased a total of 1,726,250 shares of PriCellular Class A Common Stock for approximately $13.1 million. The Company's Board of Directors will continue to investigate investments for the Company that it believes provide opportunities for significant returns to shareholders, including possible additional investments in PriCellular.

     Due to the developments described above, the Company's historical results of operation should not be regarded as indicative of its future results.

ACQUISITION STRATEGY

     The Company has significant funds available for acquisition and investment purposes. See "Business -- Recent Developments." The Company continues to actively review potential acquisitions and investments. Among the possible acquisitions or investments which may be considered by the Company are: (i) subject to the availability of such properties at prices deemed prudent by the Company, making acquisitions of radio and television properties; (ii) exploring related media activities, such as newspapers, outdoor advertising companies and publishing enterprises; (iii) investing funds in media and media related securities; (iv) making additional investments in PriCellular Corporation either through the purchase of PriCellular securities or a business combination with PriCellular; and (v) other acquisition and investment opportunities which may present themselves from time to time.

     To finance its acquisitions and to provide funds for other purposes, the Company may consider using a variety of sources in addition to its cash on hand, including borrowings from banks and other institutional lenders, the proceeds of debt sold to the public, seller financing, convertible preferred stock and common stock issued by the Company or its subsidiaries. Historically, the Company often acquired properties through newly organized subsidiaries, based on the credit of the properties being acquired or by borrowing or issuing securities at the parent level.

FEDERAL REGULATION OF BROADCASTING

     Television and radio broadcasting (as well as some other potential communications investments of the Company) are subject to the jurisdiction of the FCC under the Communications Act of 1934, as amended ("Communications Act"). On February 8, 1996, President Clinton signed into law the Telecommunications Act of 1996 (the "New Act"), which amends substantially the Communications Act. The Communications Act, among other things, prohibits the assignment of a broadcast license or the transfer of control of a corporation holding a license without the prior approval of the FCC. Because many provisions of the New Act require regulatory actions by the FCC that have not yet occurred, the Company cannot predict the effect of any such new legislation or amendments on the Company. The businesses in which the Company may engage in the future may be subject to a greater or lesser degree of government regulation depending on the nature of such businesses.

EMPLOYEES

     As of December 31, 1996, the Company employed 4 full time persons at its corporate headquarters in New York.

ITEM 2.  PROPERTIES.

     The Company leases office space for its headquarters in New York City. (See
Note 15 of the Notes to Consolidated Financial Statements for information on minimum lease payments of the Company and its subsidiaries for the next five years.)

ITEM 3.  LEGAL PROCEEDINGS.

     None.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     Not applicable.

                                    PART II

ITEM 5.  MARKET FOR COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS.

  a) Market for Common Stock

     The Company's Common Stock is listed for trading on the American Stock Exchange ("AMEX") under the ticker symbol "PR". The range of high and low last sale prices for the Company's Common Stock on the AMEX as adjusted to reflect its April, 1995 5 for 4 stock split, and rounded to the nearest eighth for each of the four quarters of 1996 and 1995, as reported by the AMEX was:

                                                                1996               1995
                                                            -------------       --------------
    QUARTER                                                 HIGH      LOW       HIGH      LOW
    -----------------------------------------------------   ----     ----       ----     -----
    First................................................   8 5/8    7 15/16    6 1/4    4 7/8
    Second...............................................   9 3/16   7 7/8      7 11/16  5 5/16
    Third................................................   8 3/8    7 1/4      9        6 7/8
    Fourth...............................................   7 15/16  6 7/8      8 3/4    7 1/2

     The high and low last sale prices for the Company's Common Stock on the AMEX for February 21, 1997 as reported by the AMEX were $9 and $8 1/2, respectively. The Company's Common Stock has been afforded unlisted trading privileges on the Pacific Stock Exchange under the ticker symbol "PR.P", on the Chicago Stock Exchange under the ticker symbol "PR.M" and on the Boston Stock Exchange under the ticker symbol "PR.B".

  b) Holders

     On January 31, 1997, there were approximately 410 holders of record of the Company's Common Stock. The Company estimates that brokerage firms hold Common Stock in street name for approximately 1,700 persons.

  c) Dividends

     The Company, to date, has paid no cash dividends on its Common Stock. The Board of Directors will determine future dividend policy based on the Company's earnings, financial condition, capital requirements and other circumstances. It is not anticipated that dividends will be paid on its Common Stock in the foreseeable future.

ITEM 6.  SELECTED FINANCIAL DATA.

     The following table sets forth certain selected consolidated financial data with respect to the Company for each of the five years in the period ended December 31, 1996, derived from audited consolidated financial statements of the Company and Notes thereto. On December 30, 1992, the Company's consensual Plan of Reorganization became effective. A vertical black line has been placed to separate pre-organization consolidated operating statement items from the post-reorganization consolidated operating statement items since they are not prepared on a comparable basis.

                     CONSOLIDATED OPERATING STATEMENT ITEMS
                                 (IN THOUSANDS)

                                                           YEAR ENDED DECEMBER 31(2)
                                             -----------------------------------------------------
                                                                                       PREDECESSOR
                                                       REORGANIZED COMPANY               COMPANY
                                             ---------------------------------------   -----------
                                               1996      1995     1994(1)     1993        1992
                                             --------   -------   --------   -------
Net Revenue...............................   $  2,962   $29,155   $ 24,039   $22,790    $  53,957
Operating Expenses........................      2,233    16,685     14,962    16,335       39,567
Corporate Expenses........................      2,373     2,687      4,475     3,649        4,973
Other (Income) Expense -- Net.............    (98,372)   (7,280)   (16,245)      539          (35)
Interest Expense..........................        216     2,099        813     1,485       17,768
Amortization of Debt Discount and Deferred
  Debt Expense............................         --       460        646       766        1,004
Depreciation and Amortization.............        467     3,459      3,312     2,343        4,873
Unrealized Noncash (Recovery) Loss on
  Marketable Securities(3)................        794       166         --       146         (146)
Share of Loss of Partially Owned
  Companies...............................         --        --         --     1,118        2,934
                                             --------   -------   --------   -------    ---------
Income (Loss) Before Reorganization Items,
  Income Taxes, and Extraordinary Items...     95,250    10,879     16,076    (3,591)     (16,981)
Reorganization Items......................         --        --         --        --       (5,983)
                                             --------   -------   --------   -------    ---------
Income (Loss) Before Income Taxes and
  Extraordinary Items.....................     95,250    10,879     16,076    (3,591)     (22,964)
Income Tax (Expense) Benefits.............    (24,583)      247     (1,652)     (124)        (499)
                                             --------   -------   --------   -------    ---------
Income (Loss) Before Extraordinary Items..     70,667    11,126     14,424    (3,715)     (23,463)
Extraordinary Items (Net of Income Taxes):
  Gain on Early Extinguishments of Debt...         --        --         --     2,010           --
  Gain on Forgiveness of Debt and Partial
     Sale of Subsidiary...................         --        --         --        --      312,678
                                             --------   -------   --------   -------    ---------
  Net Income (Loss).......................   $ 70,667   $11,126   $ 14,424   $(1,705)   $ 289,215
                                             ========   =======   ========   =======    =========
Per Share Amounts (4):
  Income (Loss) Before Extraordinary
     Items................................   $   7.45   $  1.06   $   1.15   $ (0.25)
  Extraordinary Items.....................         --        --         --      0.14
                                             --------   -------   --------   -------
  Net Income (Loss).......................   $   7.45   $  1.06   $   1.15   $ (0.11)
                                             ========   =======   ========   =======

---------------
(1) Reflects results of operations of WHTM-TV since its acquisition during September 1994 through December 1994 and the results of the properties disposed of through their respective dates of sale. See notes to 3 and 4 to Consolidated Financial Statements.

(2) Due to the dispositions discussed under "Business -- Recent Developments," the acquisition and dispositions during 1994, the borrowings incurred to effect such acquisition, the consummation of the Plan of Reorganization and the adoption of Fresh Start Reporting, the Company's historical results should not be regarded as indicative of its future results.

(3) See Note 2 of Notes to Consolidated Financial Statements.

(4) Per share amounts for the Predecessor Company are neither comparable nor meaningful due to the forgiveness of debt, partial sale of subsidiary, issuance of new common stock and adoption of Fresh Start Reporting. All per share amounts prior to 1995 have been restated to reflect the April, 1995 5 for 4 stock split.

                        CONSOLIDATED BALANCE SHEET ITEMS
                        (IN THOUSANDS, INCLUDING NOTES)

                                                             AS OF DECEMBER 31
                                          -------------------------------------------------------
                                            1996        1995        1994        1993       1992
                                          --------     -------     -------     -------    -------
Total Current Assets...................   $ 96,605     $10,047     $ 9,093     $ 8,925    $28,494
Total Assets...........................    115,888      95,985      90,852      37,272     74,327
Total Current Liabilities(1)...........      7,109      36,309       9,076       3,292     11,373
Long-Term Debt(2)......................         --          --      21,310       3,200     22,100
Shareholders' Equity...................    108,779      40,876      39,079      30,705     40,646

---------------
(1) Includes $28,000 of a note payable to Bank of Montreal which was repaid upon the sale of three television stations on February 2, 1996. See
    "Business -- Recent Developments."

(2) Net of unamortized original issue discount of $8,705 as of December 31, 1992.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS

     The Company reorganized and emerged from bankruptcy proceedings on December 30, 1992 and adopted Fresh Start Reporting in accordance with the guidelines established by the American Institute of Certified Public Accountants in Statement of Position 90-7. Under Fresh Start Reporting, assets and liabilities were recorded at their estimated fair market value and the historical deficit was eliminated.

     Due to the acquisition and dispositions discussed under "Business -- General" and "Recent Developments," the borrowings incurred to effect the acquisition, the retirement of the Company's Secured Notes, the consummation of the Plan of Reorganization and adoption of Fresh Start Accounting, the Company's historical results of operations should not be regarded as indicative of its future results. The following discussion should be read in conjunction with the Consolidated Financial Statements and the Notes thereto.

RESULTS OF OPERATIONS -- GENERAL

     The comparability of results for future periods will be affected by dispositions during 1996, (see Notes 3 and 4 of Notes to Consolidated Financial Statements) and by the nature and timing of any future acquisitions or dispositions. The Company currently has disposed of all of its operating properties. Consequently, the Company will have no operating revenues and the Company's future revenues will be derived from the investment of its funds and from operating businesses which may be acquired by the Company. Future acquisitions could substantially increase the Company's operating expenses, depreciation and amortization charges and, if additional financing is required, interest expense, as well as increasing revenues. For these reasons, the results of the Company's historical operations may not be comparable from period to period or indicative of results in the future.

1996 COMPARED TO 1995

     The Company's net revenue, operating expenses, depreciation and amortization, and interest expense for the year ended December 31, 1996 are not comparable to the year ended December 31, 1995 due to the disposition of all the Company's television properties during the first quarter of 1996 and the subsequent retirement of all the Company's long-term debt. During 1996, revenue decreased to only $3.5 million from $34.4 million while for the same periods operating expenses decreased to $2.2 million from approximately $16.7 million. Interest expense and depreciation and amortization expense decreased to $217,000 and $470,000 from $2.1 million and $3.5 million, respectively. All of the above-mentioned items decreased as a result of the sales of all the Company's operating properties. The sale of such properties resulted in approximately a $95.0 million pretax gain which was the primary reason for the Company's net income of $70.7 million for the year ended December 31, 1996 compared to $11.1 million in 1995.

     The Company had net income per share of $7.45 as opposed to $1.06 for the year ended December 31, 1995.

1995 COMPARED TO 1994

     The Company's net revenue, operating expenses, depreciation and amortization, and interest expense for the year ended December 31, 1995 are not comparable to the year ended December 31, 1994 due to the acquisition of WHTM-TV and the borrowings under the Amended Line of Credit to effect such acquisition, and the dispositions of the Company's radio properties and other assets (see Notes 3 and 4 of Notes to Consolidated Financial Statements). During 1995, net revenue increased by approximately 21% to $29.2 million from $24.0 million. This increase was primarily due to the acquisition of WHTM-TV the results of which were included in the Company's results for a full year as opposed to only three months in 1994. Operating expenses of the Company increased overall to $16.7 million in 1995 from $15.0 million in 1994 due to the acquisition of WHTM-TV which was owned for the full year. Depreciation and amortization expense rose to $3.5 million in 1995 from $3.3 million in 1994 primarily as a result of the amortization of intangibles associated with the acquisition of WHTM-TV, offset by a reduction in the expense due to properties sold in 1994.

     The Company recognized net income of approximately $11.1 million in 1995, as compared to $14.4 million in 1994 primarily as a result of the recovery on the Fairmont Notes of approximately $7.9 million in 1995. Net income in 1994 was $14.4 million primarily due to the net gains on the sale of its radio properties of $17.2 million. Additionally, interest expense was $2.1 million in 1995 as opposed to $.8 million in 1994 as a result of the acquisition of WHTM-TV in September 1994 and the related borrowings under the Amended Line of Credit.

     The Company had net income per share of $1.06 in 1995, as opposed to $1.15 in 1994.

LIQUIDITY AND CAPITAL RESOURCES

     The Company had approximately $83.4 million in cash and cash equivalents and net working capital of $89.8 million at December 31, 1996.

     If the Company's acquisition strategy (see "Business -- Acquisition Strategy") is successful the Company may require substantial capital to finance it. The Company has significant liquid assets on hand for such purposes. Additionally, the Company may use a variety of sources including the proceeds of debt sold to the public, additional borrowings from banks and other institutional leaders, seller financing, convertible preferred stock and common stock issued at the parent company or subsidiary level. There can be no assurance that the Company will be successful in obtaining funds from those sources.

     The Company's sources of funds to serve its debt and meet its other obligations historically have been provided by its liquid assets, cash flow from its operating and investment activities, proceeds from the sale of properties and proceeds from loans and financings.

     In March, 1995, the Company's Board of Directors authorized the repurchase by the Company of up to 1.3 million shares of its Common Stock in addition to previous authorizations. The Company is authorized to make such purchases from time to time in the market or in privately negotiated transactions. During the year ended December 31, 1996, the Company repurchased approximately 644,000 shares pursuant to that authorization.

     During the months of January and February, 1997, the Company repurchased approximately 1.9 million shares for a total of approximately $18.1 million, including a block of approximately 1,000,000 shares from an institutional investor in a private transaction for approximately

$10.6 million. During February, 1997, the Company's Board of Directors authorized the purchase of up to 2 million additional shares of the Company's Common Stock in addition to previous purchases.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     Price Communications Corporation and Subsidiaries Consolidated Financial Statements are set forth on the following pages of this Part II.

                            ------------------------

                         INDEX TO FINANCIAL STATEMENTS

                            ------------------------

                  PRICE COMMUNICATIONS CORPORATION SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS

Auditors' Reports.....................................................................  F-1
Consolidated Balance Sheets at December 31, 1996 and 1995.............................  F-3
Consolidated Statements of Operations for Years ended December 31, 1996, 1995 and
  1994................................................................................  F-4
Consolidated Statements of Cash Flows for Years ended December 31, 1996, 1995 and
  1994................................................................................  F-5
Consolidated Statements of Shareholders' Equity for Years ended December 31, 1996,
  1995 and 1994.......................................................................  F-6
Notes to Consolidated Financial Statements............................................  F-7

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.
Schedule I -- Condensed Financial Information of Registrant -- as of December 31, 1996
  and for the years ended December 31, 1995 and 1994..................................  F-19
Schedule II -- Valuation and Qualifications Accounts, for the years ended December 31,
  1996, 1995 and 1994.................................................................  F-22

                              ARTHUR ANDERSEN LLP

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Price Communications Corporation:

     We have audited the accompanying consolidated balance sheets of Price Communications Corporation and subsidiaries (a New York corporation) as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These consolidated financial statements and the schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Price Communications Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the accompanying index are presented for purposes of complying with the Securities and Exchange Commissions rules and are not a required part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          /s/ ARTHUR ANDERSEN LLP

New York, New York
February 24, 1997

[KPMG PEAT MARWICK LLP LETTERHEAD]

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Price Communications Corporation:

We have audited the accompanying consolidated statements of operations, cash flows, and shareholders' equity of Price Communications Corporation and subsidiaries for the year ended December 31, 1994. In connection with our audit of the consolidated financial statements, we have also audited the related financial statement schedules as listed in Part IV, Item 14(a). These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Price Communications Corporation and subsidiaries for the year ended December 31, 1994 in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole present fairly, in all material respects, the information set forth therein.

                                          /s/ KPMG Peat Marwick LLP
                                          --------------------------------------
                                          KPMG Peat Marwick LLP

New York, New York
January 20, 1995

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                                                     1996            1995
                                                                 ------------     -----------
ASSETS
Current Assets:
  Cash and cash equivalents....................................  $ 83,356,748     $ 1,206,557
  Investment securities (Note 2):
  Trading securities...........................................     4,045,628         237,975
  Available-for-sale securities................................     8,694,966         --
  Accounts receivable, net of allowance for doubtful accounts
     of $473,579 in 1996 and $294,554 in 1995..................       488,882       6,096,446
  Film broadcast rights........................................       --            1,764,468
  Prepaid expenses and other current assets....................        18,672         741,307
                                                                 ------------     -----------
     Total current assets......................................    96,604,896      10,046,753
                                                                 ------------     -----------
Property and equipment, at cost less accumulated depreciation
  (Note 7).....................................................       159,000      11,308,808
Broadcast licenses and other intangibles, less accumulated
  amortization of $2,559,354 in 1995 (Note 2)..................       --           65,434,705
Film broadcast rights..........................................       --              231,225
Long-term investments (Note 6).................................    18,204,429       8,350,000
Deferred tax asset (Note 10)...................................       350,000         --
Notes receivable (Note 5)......................................       540,000         540,000
Other assets...................................................        29,500          73,907
                                                                 ------------     -----------
          Total assets.........................................   115,887,825     $95,985,398
                                                                 ------------     -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses........................  $  2,755,497     $ 3,197,471
  Accrued interest.............................................       --              510,119
  Current portion of long-term debt (Note 9)...................       --           28,000,000
  Deferred tax liability (Note 10).............................     1,042,862         --
  Other current liabilities (Note 8)...........................     3,310,774       4,601,409
                                                                 ------------     -----------
     Total current liabilities.................................     7,109,133      36,308,999
                                                                 ------------     -----------
Deferred tax effect of basis difference arising on acquisition
  (Note 10)....................................................       --           17,971,028
Other liabilities (Note 8).....................................       --              829,689
Commitments and contingencies (Note 15)
Shareholders' equity (Notes 13 and 14):
  Preferred Stock, par value $.01 per share; authorized
     20,000,000, no shares outstanding.........................       --              --
  Common Stock, par value $.01 per share; authorized 40,000,000 shares; outstanding 9,038,808 shares in 1996 and 9,579,842
     shares in 1995............................................        90,388          95,798
  Additional paid-in capital...................................    12,240,133      16,935,009
  Unrealized gain on marketable equity securities, net of tax
     effect (Note 2)...........................................     1,936,743         --
  Retained earnings............................................    94,511,428      23,844,875
                                                                 ------------     -----------
     Total shareholders' equity................................   108,778,692      40,875,682
                                                                 ------------     -----------
          Total liabilities and shareholders' equity...........  $115,887,825     $95,985,398
                                                                 ============     ===========

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                      1996            1995            1994
                                                   -----------     -----------     -----------
Revenue..........................................  $ 3,491,441     $34,377,543     $28,053,341
Agency and representatives' commissions..........      529,577       5,222,273       4,014,209
                                                   ------------    ------------    ------------
          Net revenue............................    2,961,864      29,155,270      24,039,132
                                                   ------------    ------------    ------------
Operating expenses...............................    2,233,347      16,684,608      14,961,399
Corporate expenses...............................    2,373,045       2,687,064       4,474,787
Other income, net (Notes 4, 5 and 11)............  (98,372,359)     (7,280,215)    (16,244,568)
Interest expense.................................      216,389       2,099,365         813,493
Amortization of debt discount and deferred debt
  expense........................................           --         460,000         645,835
Depreciation and amortization....................      467,413       3,459,320       3,312,049
Realized loss on marketable securities, net......      793,641         166,211              --
                                                   ------------    ------------    ------------
Income before income taxes.......................   95,250,388      10,878,917      16,076,137
Income tax (expense) benefit (Note 10)...........  (24,583,835)        247,000      (1,652,588)
                                                   ------------    ------------    ------------
          Net income.............................  $70,666,553     $11,125,917     $14,423,549
                                                   ============    ============    ============
Net income per share (Note 2)....................  $      7.45     $      1.06     $      1.15
                                                   ============    ============    ============

          The accompanying notes to consolidated financial statements are an integral part of these statements.

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                  1996           1995           1994
                                                              ------------   ------------   ------------
Cash Flows from Operating Activities:
  Net income................................................  $ 70,666,553   $ 11,125,917   $ 14,423,549
                                                              ------------   ------------   ------------
  Adjustments to reconcile net income to net cash (used in)
    provided by operating activities:
    Items not affecting cash
      Amortization of debt discount and deferred debt
         expense............................................            --        100,000        645,835
      Depreciation and amortization.........................       467,413      3,459,320      3,312,049
      Loss on disposition of equipment......................            --             --         47,529
      Loss on mark-down of long-term investment, net of tax
         effect.............................................       650,000             --             --
    Change in assets and liabilities, net of effects of
      reorganization-
      Decrease (increase) in net accounts receivable........     3,191,494     (1,022,996)       307,979
      Decrease in prepaid expenses and other assets.........       392,243         83,180      1,581,117
      Decrease in film broadcast rights.....................       333,800      1,862,277        536,910
      Decrease in goodwill..................................            --        295,477             --
      (Decrease) increase in accounts payable and accrued
         expenses...........................................      (936,802)      (405,263)     1,563,455
      (Decrease) increase in accrued interest payable, net
         of forgiveness.....................................      (510,219)       510,219     (1,023,932)
      Increase (decrease) in other liabilities..............       402,825     (2,267,942)     1,013,375
    Reclassification of transactions to investing and
      financing activities-
      Gain on sale of properties, net.......................   (94,998,417)            --    (17,219,231)
      Loss on purchase of common stock......................            --      1,185,662             --
      Gain on sale of trading securities....................    (2,121,897)            --             --
      Loss on sale of trading securities....................     2,915,538        166,211             --
      Purchase of trading securities, net...................    (4,601,295)            --             --
      (Recovery) reserve on notes receivable, net...........            --     (7,884,884)       737,500
                                                              ------------   ------------   ------------
         Total adjustments..................................   (94,815,217)    (3,918,839)    (8,497,414)
                                                              ------------   ------------   ------------
         Net cash (used in) provided by operating
           activities.......................................   (24,148,664)     7,207,078      5,926,135
                                                              ------------   ------------   ------------
Cash Flows from Investing Activities:
  Sale of businesses and equipment, net of cash retained....   155,706,330             --     32,451,283
  Investment in businesses, net of cash acquired............            --             --    (50,270,793)
  Capital expenditures......................................      (137,399)    (1,469,505)      (751,965)
  Purchase of available-for-sale securities and long-term
    investments.............................................   (16,569,790)   (10,567,300)            --
  Proceeds from sale of marketable securities...............            --      1,813,115             --
  Proceeds from (disbursements of) notes receivable, net....            --      8,202,384       (390,000)
                                                              ------------   ------------   ------------
         Net cash provided by (used in) investing
           activities.......................................   138,999,141     (2,021,306)   (18,961,475)
                                                              ------------   ------------   ------------
Cash Flows from Financing Activities:
  Short-term borrowings.....................................            --      1,000,000             --
  Payment of short-term borrowings..........................            --     (1,000,000)            --
  Repurchases and payments of long-term debt................   (28,000,000)            --             --
  Payment of line of credit origination fee.................            --       (100,000)      (475,000)
  Borrowings under line of credit agreements................            --      6,360,000     45,000,000
  Repayments under line of credit agreements................            --       (860,000)   (25,700,000)
  Repurchase of Company common stock........................    (5,102,742)   (10,659,200)    (6,271,064)
  Stock options exercised...................................       402,456        143,975        222,312
                                                              ------------   ------------   ------------
         Net cash (used in) provided by financing
           activities.......................................   (32,700,286)    (5,115,225)    12,776,248
                                                              ------------   ------------   ------------
    Net increase (decrease) in cash and cash equivalents....    82,150,191         70,547       (259,092)
Cash and Cash Equivalents, beginning of year................     1,206,557      1,136,010      1,395,102
                                                              ------------   ------------   ------------
Cash and Cash Equivalents, end of year......................  $ 83,356,748   $  1,206,557   $  1,136,010
                                                              ============   ============   ============

          The accompanying notes to consolidated financial statements are an integral part of these statements.

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                UNREALIZED GAIN
                                                                 ON MARKETABLE
                              COMMON STOCK                          EQUITY
                          ---------------------   ADDITIONAL      SECURITIES,
                            NUMBER                  PAID-IN         NET OF         RETAINED
                          OF SHARES     VALUE       CAPITAL       TAX EFFECT       EARNINGS        TOTAL
                          ----------   --------   -----------   ---------------   -----------   ------------
Balance, December 31,
  1993..................  12,354,646   $123,546   $32,285,576     $        --     $(1,704,591)  $ 30,704,531
  Net Income............          --         --            --              --      14,423,549     14,423,549
  Purchase and
    retirement of common
    stock...............  (1,245,115)   (12,451)   (6,258,613)             --              --     (6,271,064)
  Stock options
    exercised...........     104,079      1,041       221,271              --              --        222,312
                                       ---------- -----------     -----------     -----------   ------------
Balance, December 31,
  1994..................  11,213,610    112,136    26,248,234              --      12,718,958     39,079,328
  Net income............          --         --            --              --      11,125,917     11,125,917
  Purchase and
    retirement of common
    stock...............  (1,691,028)   (16,910)   (9,456,628)             --              --     (9,473,538)
  Stock options
    exercised...........      57,260        572       143,403              --              --        143,975
                                       ---------- -----------     -----------     -----------   ------------
Balance, December 31,
  1995..................   9,579,842     95,798    16,935,009              --      23,844,875     40,875,682
  Net Income............          --         --            --              --      70,666,553     70,666,553
  Unrealized gain on
    marketable equity
    securities, net of
    tax effect..........          --         --            --       1,936,743              --      1,936,743
  Purchase and
    retirement of common
    stock...............    (643,700)    (6,437)   (5,096,305)             --              --     (5,102,742)
  Stock options
    exercised...........     102,666      1,027       401,429              --              --        402,456
                                       ---------- -----------     -----------     -----------   ------------
Balance, December 31,
  1996..................   9,038,808   $ 90,388   $12,240,133     $ 1,936,743     $94,511,428   $108,778,692
                                       ---------- -----------     -----------     -----------   ------------

          The accompanying notes to consolidated financial statements are an integral part of these statements.

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

1.  OPERATIONS

     Price Communications Corporation ("Price" or the "Company") is a nationwide communications company. Until consummation of their sale in March and February 1996, the Company owned an ABC affiliate, WHTM-TV (which was acquired by the Company during 1994) (See Note 3), serving Harrisburg/Lancaster/Lebanon/York, Pennsylvania; and three NBC affiliated television stations, KSNF-TV, serving Joplin, Missouri/Pittsburg, Kansas; KJAC-TV, serving Beaumont/Port Arthur, Texas; and KFDX-TV, serving Wichita Falls, Texas/Lawton, Oklahoma (see Note 4), respectively. Prior to 1995 the Company owned a number of television, radio, newspaper and other media and related properties which were disposed of pursuant to the Company's long-standing policy of buying and selling media properties at times deemed advantageous by the Company's Board of Directors. The Company intends to continue to investigate and pursue potential media and other acquisitions such as television and radio properties and, possibly, outdoor advertising and newspaper properties.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The consolidated financial statements include the accounts of Price and its subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

     Certain prior year amounts have been reclassified to conform with current year presentation.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments, including Treasury bills, purchased with maturities of three months or less at the time of purchase to be cash equivalents.

  Investment Securities

     The Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115") effective January 1, 1994. At December 31, 1996, the Company's Investment Securities were in marketable equity securities, and classified as "Trading Securities" as well as "Available-for-Sale Securities" under the provisions of SFAS No. 115. At December 31, 1995, the Company's Investment Securities were in marketable equity securities and classified as Trading Securities. Unrealized holding gains and losses for Available-for-Sale Securities are excluded from earnings and reported, net of taxes, as a separate component of shareholders' equity. Net unrealized holding gains and losses for Trading Securities are included in net income.

     Trading Securities are carried at fair value which approximates cost. Available-for-Sale Securities are shown at fair value, which is based on quoted market prices for these investments.

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over estimated useful lives, as follows:

      Buildings -- 15 to 25 years
      Broadcasting equipment -- 10 to 12 years
      Leasehold improvements -- the life of the underlying lease
      Furniture and fixtures -- 3 to 10 years
      Transportation equipment -- 3 years

  Broadcast Licenses and Other Intangibles

     Excess of purchase price over the fair value of net assets acquired includes FCC licenses, station call letters, and goodwill. These assets are integral determinants of a communications property's economic value and have long and productive lives. The Company amortized such assets over a 40-year life commencing from the original date of acquisition.

     Deferred expenses associated with debt instruments were amortized under the straight-line method over the respective life of such debt instruments. Debt discounts were amortized using the effective interest method.

  Film Broadcast Rights

     The cost of film broadcast rights is stated at the lower of cost or estimated net realizable value. The total cost of the rights is recorded as an asset and a liability when the program becomes available for broadcast. The cost of film broadcast rights is charged to operations on the basis of the estimated number of showings or, if unlimited showings are permitted, over the terms of the broadcast license agreements. The current portion of film broadcast rights represent those rights that will be amortized in the succeeding year. Amortization of film broadcast rights included in operating expenses amounted to approximately $333,800, $1,831,300, and $1,077,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

  Revenue Recognition

     Advertising revenue is recognized as income when the advertisements are broadcast.

     Revenue from barter transactions (advertising provided in exchange for goods and services) is recognized as income when advertisements are broadcast, and merchandise or services received are charged to expense when received or used.

  Credit Risk

     The Company provides an allowance for doubtful accounts based on reviews of its customers' accounts. Included in operating expenses is bad debt expense of approximately $179,000, $84,000, and $319,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

  Per Share Data

     Net income per share is based on net income for the period divided by the weighted average number of shares of common stock and common stock equivalents outstanding, which were approximately 9.5, 10.4, and 12.4 million shares for 1996, 1995, and 1994, respectively. All presentations of shares outstanding and amounts for 1995 and 1994 have been restated to reflect the five-for-four common stock split in April, 1995 (Note 13).

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

  Fair Market Value of Stock Options

     During 1996, Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") became effective. SFAS 123 requires all companies to change what they disclose about their employee stock-based compensation plans. This statement requires that companies either
(1) record, as compensation expense, the fair market value, as defined, of stock options issued to employees, or (2) if the company elects to not record the fair market value of stock options granted as compensation expense, to disclose the pro forma impact on net income and earnings per share as if such compensation expense was recorded. The Company has elected to adopt the disclosure requirements.

     The impact of adopting these disclosure requirements was immaterial to the Company in 1995 and 1996.

  Income Taxes

     The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

3.  ACQUISITION OF WHTM-TV

     On September 16, 1994, the Company acquired all of the outstanding shares of the corporation which owns all of the assets of WHTM-TV, the ABC affiliate serving the Harrisburg-York-Lancaster-Lebanon, Pennsylvania television market for approximately $47 million plus a working capital adjustment of approximately $4 million. The acquisition was accounted for under the purchase method, and accordingly, the operating results of WHTM-TV have been included in the consolidated operating results since the date of acquisition. Funds for the acquisition were provided by cash on hand and a credit facility from the Bank of Montreal ("BMO") of $45 million (Note 9), which was reduced to $22.5 million upon the sale of the Company's radio properties in West Palm Beach during October of 1994 (Note 4). The acquisition resulted in intangible assets, primarily broadcast licenses of approximately $44.2 million and goodwill of approximately $18.6 million, both of which were being amortized over a forty year period.

4.  DISPOSITIONS

     In February 1994, the Company sold its outdoor advertising business for a total of $875,000 in cash and notes receivable (Note 5). This disposition resulted in a pretax loss of $350,000.

     In April 1994, the Company sold substantially all of the assets of its radio properties, WWKB-AM and WKSE-FM in Buffalo, New York, for $5 million in cash. The Company realized a pretax gain of approximately $3.2 million on this transaction.

     In May 1994, the Company sold all of the stock of Eimar Realty Corporation, its then wholly owned subsidiary, which held a building in Nashville, Tennessee, to TLM Corporation, a former subsidiary of the Company. The purchase price was $815,000 including a note from the purchaser of $540,000 (Note 5). The Company's pretax gain on the transaction was deminimis.

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

     In October 1994, the Company sold substantially all of the assets, together with certain liabilities of radio stations WBZT-AM and WIRK-FM, West Palm Beach, Florida, for approximately $23 million in cash. The Company realized a pretax gain of approximately $13.5 million on this transaction. The net proceeds were used to retire $22.5 million under the BMO credit facility (Note 9).

     In October 1994, the Company sold its building in Red Bank, New Jersey for $1.7 million in cash. The Company realized a deminimis gain on the sale.

     In November 1994, the Company sold substantially all of the assets of radio stations WOWO-AM and WOWO-FM in Fort Wayne and Huntington, Indiana, respectively, for $2.3 million in cash. The Company recognized a pretax gain on the sale of approximately $.8 million.

     On February 2, 1996, the Company sold substantially all of the assets, except cash and accounts receivable, together with certain liabilities, of its three NBC affiliates, for approximately $40.7 million in cash. Of the sale proceeds, approximately $28.7 million was used to repay the principal and interest due under the BMO term loan agreement. The Company recognized a pre-tax gain of approximately $29.4 million.

     On March 1, 1996, the Company sold substantially all of the assets except cash and accounts receivable, together with certain liabilities of WHTM-TV, its ABC affiliate serving the Harrisburg-Lancaster-Lebanon-York, Pennsylvania, television market, for $115 million in cash to Allbritton Communications Company. The Company recognized a pre-tax gain of approximately $65.6 million.

     The gains and losses on the dispositions outlined above have been included in other (income) expense, net on the Company's statement of operations.

5.  NOTES RECEIVABLE

     Investments in notes receivable include the following:

     During 1996, the Company loaned $1,000,000 to the Hamilton Group LLC ("Hamilton") in the form of a Promissory Note bearing interest at the rate of 6% and payable on December 31, 1999. The maturity date is extendible at the Maker's option until December 31, 2001. A Director of the Company is a participant in Hamilton.

     In 1995 the Company received a $655,000 payment on a note receivable originating from the sale of its outdoor advertising business in 1994. During 1994, the Company set up a reserve of $337,500 against this note receivable. Since this note receivable was collected in full, the previously established reserve was reversed and treated as income and included in other (income) expense, net on the Company's consolidated statement of operations.

     During 1994, in connection with the sale of Eimar Realty Corporation, the Company received a note from the buyer, TLM Corporation (a former subsidiary of the Company) (Note 4), in the amount of $540,000. The note bears interest at the rate of 5% per annum, payable quarterly, with principal payable on May 20, 1998.

     In connection with the sale in 1987 of seven radio stations to Fairmont Communications Corporation ("Fairmont") for an aggregate sale price of $120 million, the Company loaned $50 million to Fairmont (the "Fairmont Notes") and acquired a 27% equity interest in Fairmont. The Fairmont Notes were issued in three series of 12 1/2% increasing rate subordinated notes due in

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

1992, extendible at Fairmont's option to 1994. Interest on the notes was payable quarterly in cash or additional notes at Fairmont's election.

     During 1992, Fairmont filed for voluntary relief under Chapter 11 of the U.S. Bankruptcy Code. At that time the Company ceased to record additional notes related to interest paid in kind since it was not entitled to interest after that date under the Bankruptcy Code.

     During 1993, the United States Bankruptcy Court for the Southern District of New York confirmed the Chapter 11 Plan of Reorganization (the "Fairmont Plan") for Fairmont and its subsidiaries. Essentially, the Fairmont Plan provided for the orderly liquidation of the assets of Fairmont and its subsidiaries, and the distribution of the proceeds derived therefrom according to the relative priorities of the parties asserting interests therein. In 1996 and 1995, the Company received net cash payments totaling approximately $62.5 thousand and $7.9 million from the proceeds of the liquidation of Fairmont, respectively. This amount has been treated as income and included in other (income) expense, net on the Company's consolidated statement of operations.

6.  INVESTMENT IN PARTIALLY OWNED COMPANIES

     On December 21, 1995, the Company acquired warrants for $8,350,000 to purchase 1,819,610 shares of PriCellular Corporation's ("PriCellular") Class B Common Stock. The exercise price at December 31, 1996 was approximately $4.77 per share of Class B Common Stock, and escalates over the next three years to $6.29. During 1996, the Company purchased 1,726,250 shares of PriCellular Class A Common Stock for approximately $13.1 million.

     The President of PriCellular is the President of the Company.

7.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                   DECEMBER 31
                                                             ------------------------
                                                               1996          1995
                                                             --------     -----------
        Land...............................................  $     --     $   685,000
        Buildings..........................................        --       2,403,409
        Broadcasting equipment.............................        --      10,783,560
        Leasehold improvements.............................   257,236         119,836
        Furniture and fixtures.............................        --         551,332
        Transportation equipment...........................        --         596,829
                                                             --------     -----------
                                                              257,236      15,139,966
        Less -- Accumulated depreciation and
          amortization.....................................   (98,236)     (3,831,158)
                                                             --------     -----------
        Net property and equipment.........................  $159,000     $11,308,808
                                                             ========     ===========

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

8.  OTHER LIABILITIES

     Other liabilities consist of:

                                                                   DECEMBER 31
                                                            -------------------------
                                                               1996           1995
                                                            ----------     ----------
        Liability for broadcast rights....................  $       --     $2,722,343
        Income and franchise taxes payable................   3,310,774      1,461,995
        Other.............................................          --      1,246,760
                                                            ----------     ----------
                                                             3,310,774      5,431,098
        Less -- Amounts due currently.....................   3,310,774      4,601,409
                                                            ----------     ----------
                                                            $       --     $  829,689
                                                            ==========     ==========

9.  LONG-TERM DEBT

     Long-term debt consists of the following notes payable by wholly-owned subsidiaries of the Company at December 31, 1995:

                                                                            1995
                                                                         -----------
        Atlantic Broadcasting Corporation, Federal Broadcasting
          Corporation, Southeast Texas Broadcasting Corporation and
          Tri-State Broadcasting Corporation:
          Note payable to BMO under term loan agreement................  $28,000,000
                                                                         -----------
                  Total debt...........................................   28,000,000
        Less -- Amount due currently...................................   28,000,000
                                                                         -----------
                  Total long-term debt.................................  $        --
                                                                         ===========

     On December 12, 1995, the Company entered into an amended line of credit agreement
("Credit Agreement") with The Bank of Montreal ("BMO"). The Credit Agreement created a line of credit for $28 million. Borrowings under the Credit Agreement were subject to base interest at the BMO base rate, as defined, plus a maximum of .75% and were secured by the assets of the subsidiaries. Additionally, there was a commitment fee of .5% on the unused portion of the Credit Agreement. On December 31, 1995, the effective interest rate was 8.5%.

     On February 2, 1996, the Company sold its three NBC affiliates and used a portion of the proceeds to pay $28 million plus interest to BMO to terminate the Credit Agreement.

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

10.  INCOME TAXES

     Provision (benefit) for income taxes is approximately:

                                                       YEAR ENDED DECEMBER 31
                                              ----------------------------------------
                                                 1996           1995           1994
                                              -----------     ---------     ----------
        Current:
          Federal...........................  $13,673,000     $      --     $  300,000
          State and local...................   10,219,000       447,000      1,489,000
                                              -----------     ---------     ----------
                                               23,892,000       447,000      1,789,000
                                              -----------     ---------     ----------
        Deferred:
          Federal...........................      692,000      (560,000)       (97,000)
          State and local...................           --      (134,000)       (39,000)
                                              -----------     ---------     ----------
                                                  692,000      (694,000)      (136,000)
                                              -----------     ---------     ----------
        Tax provision (benefit).............  $24,584,000     $(247,000)    $1,653,000
                                              ===========     =========     ==========

     For the years ended December 31, 1996 and 1995, the provision for income taxes differs from the amount computed by applying the federal income tax rate (35%) because of the effect of the following items:

                                                     YEAR ENDED DECEMBER 31
                                          --------------------------------------------
                                              1996            1995            1994
                                          ------------     -----------     -----------
        Tax at federal income tax
          rate..........................  $ 33,338,000     $ 3,808,000     $ 5,627,000
        State taxes, net of federal
          income tax benefit............     7,487,000         291,000         942,000
        Benefits of utilization of
          operating loss
          carryforwards.................   (33,729,000)     (4,975,000)     (5,120,000)
        Amortization of goodwill and
          other intangibles.............       117,000         217,000         309,000
        Basis difference and Goodwill on
          sold Properties...............    17,088,000              --              --
        Other...........................       283,000         412,000        (105,000)
                                          ------------     -----------     -----------
                                          $ 24,584,000     $  (247,000)    $ 1,653,000
                                          ============     ===========     ===========

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

     The Company had, as of December 31, 1996 and 1995, deferred tax assets of $516,000 and $34,295,000 which were subject to a valuation allowance of approximately $166,000 and $31,925,000, respectively. The allowance has been recognized to offset the related tax asset due to the uncertainty of the realization of benefit of such amount. These deferred tax assets and liabilities consist of the following:

                                                                          DECEMBER 31
                                                                   --------------------------
                                                                      1996           1995
                                                                   ----------     -----------
Deferred tax assets:
  Accounts receivable, principally due to allowance for doubtful
     accounts....................................................  $  166,000     $   100,000
  Notes from and investment in partially owned companies.........          --              --
  Minimum tax credit carryforward................................          --         642,000
  Capital loss carryforwards.....................................          --      10,681,000
  Net operating loss carryforwards...............................          --      22,406,000
  Investment tax credit carryforwards............................          --         100,000
  Notes receivable, principally due to reserves..................          --         136,000
  Reserve on long-term investments...............................     350,000              --
  Other..........................................................          --         230,000
                                                                   ----------     -----------
                                                                      516,000      34,295,000
                                                                   ----------     -----------
Deferred tax liabilities:........................................
  Unrealized gain on available-for-sale securities times the
     estimated tax rate of 35%...................................   1,043,000              --
  Property and equipment, principally due to differences in
     depreciation and the effect of Fresh Start Reporting........          --       2,370,000
  Intangible asset FCC license...................................          --      17,971,000
                                                                   ----------     -----------
                                                                   $1,043,000     $20,341,000
                                                                   ==========     ===========

11.  OTHER INCOME, NET

     Other income, net, consists of:

                                                      YEAR ENDED DECEMBER 31
                                             -----------------------------------------
                                                 1996          1995           1994
                                             ------------   -----------   ------------
        Gains on sales of properties,
          net..............................  $(94,998,417)  $        --   $(17,219,231)
        Interest income....................    (4,583,297)           --       (201,896)
        Loss on disposition of equipment...            --            --         47,529
        (Recovery) reserve for losses on
          notes receivable, net (Note 5)...       (62,500)   (7,884,884)       737,500
        Loss on write-down of long-term
          investment.......................     1,000,000            --             --
        Loss on purchase of common stock
          (Note 13)........................            --     1,185,662             --
        Other, net.........................       271,855      (580,993)       391,530
                                             ------------   -----------   ------------
                                             $(98,372,359)  $(7,280,215)  $(16,244,568)
                                             ============   ===========   ============

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

12.  SEGMENT DATA

     The Company's business operations were previously classified into two segments: Television and Radio Broadcasting and Other. The Company sold its radio stations and outdoor advertising business during 1994 and accordingly operated in only one segment in 1996 and 1995. The segment data for 1994 is as follows:

                                                YEAR ENDED DECEMBER 31, 1994
                                     --------------------------------------------------
                                           BROADCASTING
                                     ------------------------
                                     TELEVISION      RADIO        OTHER     CONSOLIDATED
                                     -----------   ----------   ---------   -----------
        Net revenue................  $16,756,288   $7,233,424   $  49,420   $24,039,132
        Operating expenses.........    9,651,752    5,250,629      59,018    14,961,399
        Depreciation and
          amortization.............    2,464,785      577,430     269,834     3,312,049
                                     -----------   ----------   ---------   -----------
        Operating income (loss)*...  $ 4,639,751   $1,405,365   $(279,432)  $ 5,765,684
                                     ===========   ==========   =========   ===========

---------------
* Operating income (loss) is before corporate expenses, other income-net, interest expense, amortization of debt discount and deferred debt expense, share of loss of partially owned companies, reorganization items, income taxes and extraordinary items.

13.  SHAREHOLDERS' EQUITY

     The Company currently has outstanding warrants on its common stock exercisable for approximately 124,000 shares at an exercise price of $4.23 per share during the five-year period ending September 30, 1998.

     In October 1994, the Company's Board of Directors enacted a Stockholders' Rights Plan (the "Plan") designed to protect the interests of the Company's shareholders in the event of a potential takeover for a price which does not reflect the Company's full value or which is conducted in a manner or on terms not approved by the Board as being in the best interests of the Company and its shareholders. The Board has declared a dividend distribution of One Common Stock Purchase Right on each outstanding share of Common Stock of the Company. The Rights provide, in substance, that should any person or group acquire 20% or more of the Company's Common Stock, each Right, other than Rights held by the acquiring person or group, would entitle its holder to purchase a specified number of Price Communications Corporation common shares for 50% of their then current market value. In addition, the Rights may be exercised at the holders option, at a purchase price of $22.50 per share at any time prior to the termination of the Plan. Unless a 20% acquisition has occurred, the Rights may be redeemed by the Company at any time prior to the termination date of the Plan.

     On February 10, 1994, the Company's Board of Directors authorized the repurchase by the Company of up to 2,500,000 shares of its Common Stock. The Company is authorized to make such purchases from time to time in the market or in privately negotiated transactions when it is legally permissible to do so or believed to be in the best interests of its shareholders. During the year ended December 31, 1994, the Company repurchased and retired approximately 1,245,000 shares pursuant to that authorization.

     On February 1, 1995, Price purchased 1,077,875 shares of its common stock from S.A.C. Capital Management, L.P. for approximately $6.6 million. This transaction was approved by the Company's Board of Directors. The Company paid a premium over the daily quoted market price

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES of approximately $1.2 million that is recorded as other (income) expense on the Company's consolidated statement of operations.

     In March 1995, at the Company's Annual Meeting, the shareholders authorized the creation of 20 million shares of undesignated Preferred Stock for acquisitions and other purposes. No preferred stock had been issued as of December 31, 1996.

     On April 8, 1995, the Company's Board of Directors approved a five-for-four stock split of the Company's Common Stock to shareholders of record as of the close of business on March 27, 1995. The Company issued approximately 2 million shares of Common Stock. The stated par value of each share was not changed from $.01. All presentations of shares outstanding and amounts per share in years prior to 1995 have been restated to reflect the 1995 stock split.

     In March 1995, the Company's Board of Directors authorized the purchase of up to 1.3 million shares of its Common Stock in the open market or in privately negotiated transactions when it is legally permissible to do so or believed to be in the best interest of Price's shareholders, in addition to previous authorizations. Approximately 644,000 and 1.7 million shares were purchased and retired in 1996 and 1995, respectively, under this new authorization and previous authorizations.

14.  STOCK OPTION PLAN

     The Company has a long-term incentive plan, (the "1992 Long Term Incentive Plan") which provides for granting incentive stock options, as defined under current tax law, and other stock-based incentives to key employees and officers. The maximum number of shares of the Company that are subject to awards granted under the 1992 Long Term Incentive Plan is 1,250,000. The exercise of such options, other than those granted on December 10, 1992, will be exercisable at a price not less than the fair market value on the date of the grant, for a period up to ten years.

     The following table sets forth information with respect to the Company's stock options for the years ended December 31, 1996 and 1995:

                                                    NUMBER OF SHARES
                                                      UNDER OPTION
                                                   -------------------        OPTION
                                                    1996        1995       PRICE RANGE
                                                   -------     -------     ------------
        Exercised................................  102,666      57,260     $       2.15
        Canceled.................................   39,094          --      2.15 - 3.00
        Granted..................................   22,000     145,750      3.00 - 7.88
        Outstanding..............................  704,750     824,510      2.15 - 7.88
        Reserved for issuance....................  240,759     262,759

     The above has been restated to reflect the April, 1995 five-for-four common stock split.

15.  COMMITMENTS AND CONTINGENCIES

     The Company is involved in various claims and litigation in the ordinary course of business. In the opinion of legal counsel and management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial condition.

     The Company has an employment agreement with Robert Price covering base salary and incentive compensation. The agreement is for a term of three years commencing October 1994, at a base salary of $300,000 and is extendible for periods of three years at the Company's option. Cash performance bonuses and stock option awards are determined solely at the discretion of the Board of Directors or the Stock Option Committee, respectively.

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

     The Company and its subsidiaries lease a variety of assets used in their operations, including office space. Renewal options are available in the majority of leases. The following is a schedule of the Company's minimum rental commitment for operating leases of real and personal property for each of the five years subsequent to 1996 and in the aggregate:

                                                                OPERATING
                                                                 LEASES
                                                                --------
                    Year:
                      1997....................................  $268,009
                      1998....................................   268,009
                      1999....................................   268,009
                      2000....................................   281,905
                      2001....................................   281,905
                      Thereafter..............................   536,810

     Rental expense, net of sublease income, for operating leases was approximately $158,000, $187,250 and $312,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

16.  SUBSEQUENT EVENTS

     In January and February 1997, the Company purchased 50,000 shares of Pericellular's Class A Common Stock for approximately $478,000.

     In January and February 1997, the Company repurchased 1.9 million shares of its Common Stock in the open market and in privately negotiated transactions for approximately $18.1 million.

17.  SUPPLEMENTAL CASH FLOW INFORMATION

     The following is supplemental disclosure cash flow information for the years ended December 31, 1996, 1995, and 1994:

                                                    1996          1995         1994
                                                 -----------   ----------   ----------
        Cash paid for:
          Income taxes paid, net of refunds....  $23,275,000   $  339,862   $  240,102
          Interest paid........................      712,855    1,534,245      813,493
        Non-cash operating activities:
          Trade/barter revenue.................           --    1,439,760    1,117,218
          Trade/barter expense.................           --    1,439,760      962,356

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                                 BALANCE SHEET
                               DECEMBER 31, 1995

                                                                                    1995
                                                                                 -----------
ASSETS:
Cash and cash equivalents......................................................  $   979,817
Short-term investment..........................................................      237,975
Prepaid expenses and other current assets......................................      346,075
                                                                                 -----------
          Total current assets.................................................    1,563,867
Investments in and receivables from subsidiaries*..............................   33,877,001
Property and equipment, net....................................................       70,553
Long-term investment...........................................................    8,350,000
                                                                                 -----------
                                                                                 $43,861,421
                                                                                 ===========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable and accrued expenses..........................................    1,799,879
Other current liabilities......................................................    1,185,860
                                                                                 -----------
          Total current liabilities............................................    2,985,739
Shareholders' equity...........................................................   40,875,682
                                                                                 -----------
                                                                                 $43,861,421
                                                                                 ===========

---------------
* Eliminated in consolidation

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED DECEMBER 31,
                                                                 ----------------------------
                                                                    1995             1994
                                                                 -----------     ------------
Corporate expenses.............................................  $ 2,710,307     $  4,474,787
Other (income) expense, net....................................   (6,836,333)         615,608
Interest expense...............................................           --            9,731
Depreciation and amortization..................................       31,024           77,051
Realized loss on marketable securities.........................      166,211               --
Earnings of unconsolidated subsidiaries........................   (7,223,406)     (19,978,726)
                                                                 -----------     ------------
          Income before income taxes...........................   11,152,197       14,801,549
Income tax expense.............................................      (26,280)        (378,000)
                                                                 -----------     ------------
          Net income...........................................  $11,125,917     $ 14,423,549
                                                                 ===========     ============

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                                -----------------------------
                                                                    1995             1994
                                                                ------------     ------------
Cash flows from operating activities:
  Net income..................................................  $ 11,125,917     $ 14,423,549
                                                                ------------     ------------
Adjustments to reconcile net income to cash used in operating activities:
  Items not affecting cash:
     Depreciation and amortization............................        31,024           77,051
     Reserve on note receivable...............................            --          400,000
     Earnings of unconsolidated subsidiaries..................    (7,223,406)     (19,978,726)
  Change in assets and liabilities, net of effects of
     reorganization:
     (Increase) decrease in prepaid expenses and other
       assets.................................................      (174,688)       2,150,932
     (Decrease) increase in accounts payable and accrued
       expenses...............................................      (189,637)       1,103,917
     Increase in other liabilities, net of forgiveness........       525,451          139,504
  Reclassification of transactions to investing and financing activities:
     Loss on purchase of common stock.........................     1,185,662               --
     Loss on sale of securities, net..........................       166,211               --
     Recovery on note receivable..............................    (7,547,384)              --
                                                                ------------     ------------
          Total adjustments...................................   (13,226,767)     (16,107,322)
                                                                ------------     ------------
          Net cash used in operating activities...............    (2,100,850)      (1,683,773)
                                                                ------------     ------------
Cash flows from investing activities:
  Cash received from subsidiaries*............................    14,030,247        8,004,863
  Purchases of marketable securities and PriCellular
     Warrants.................................................   (10,567,300)              --
  Proceeds from sales of marketable securities and mutual
     funds....................................................     1,813,115               --
  Capital expenditures........................................        (4,837)          (7,098)
  Proceeds from (disbursement of) notes receivable............     7,547,384         (400,000)
                                                                ------------     ------------
          Net cash provided by investing activities...........    12,818,609        7,597,765
                                                                ------------     ------------
Cash flows from financing activities:
  Short-term borrowings.......................................     1,000,000               --
  Payment of short-term borrowings............................    (1,000,000)              --
  Purchase of common stock....................................   (10,659,201)      (6,271,064)
  Proceeds from stock options exercised.......................       143,975          222,312
                                                                ------------     ------------
          Net cash used in financing activities...............   (10,515,226)      (6,048,752)
                                                                ------------     ------------
Net increase (decrease) in cash and cash equivalents..........       202,533         (134,760)
Cash and cash equivalents at beginning of year................       777,284          912,044
                                                                ------------     ------------
Cash and cash equivalents at end of year......................  $    979,817     $    777,284
                                                                ============     ============
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Income taxes, net of refunds.............................  $    339,862     $    240,102
                                                                ============     ============
          Interest............................................  $  1,534,245     $    813,493
                                                                ============     ============

---------------
* Eliminated in consolidation

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                          DECEMBER 1996, 1995 AND 1994

                                           BALANCE AT    ADDITIONS
                                          BEGINNING OF   CHARGED TO                     BALANCE AT
DESCRIPTION                                  PERIOD       EXPENSES    DEDUCTIONS(a)    END OF PERIOD
----------------------------------------- ------------   ----------   -------------    -------------
For the year ended December 31, 1996:
  Allowance for doubtful accounts........   $294,554      $179,025      $      --        $ 473,579
For the year ended December 31, 1995:
  Allowance for doubtful accounts........   $395,012      $ 83,775      $(184,233)       $ 294,554
For the year ended December 31, 1994:
  Allowance for doubtful accounts........   $487,576      $319,204      $(411,768)(b)    $ 395,012

---------------
(a) Amounts written off as uncollectible and payments.

(b) Includes adjustments for the disposition and acquisition of properties.

                                    PART III

     The information called for by Items 10, 11, 12 and 13 is incorporated herein by reference from the following portions of the definitive proxy statement to be filed by the Company in connection with its 1996 Meeting of Shareholders.

                                ITEM                               INCORPORATED FROM
               --------------------------------------    --------------------------------------
ITEM 10.   --  Directors and Executive Officers of       "Directors and Executive Officers"
               the Company
ITEM 11.   --  Executive Compensation                    "Executive Compensation" and "Related
                                                         Transactions"
ITEM 12.   --  Security Ownership of Certain             "Principal Shareholders" and "Security
               Beneficial Owners and Management          Ownership of Management"
ITEM 13.   --  Certain Relationships and Related         "Executive Compensation" and "Related
               Transactions                              Transactions"

                                      III-1

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

       (a)(1) and (2) List of financial statements and financial statement schedules:

       Independent Auditors' Reports

       Consolidated Balance Sheets at December 31, 1996 and 1995

       Consolidated Statements of Operations for Years ended December 31, 1996,
         1995 and 1994

       Consolidated Statements of Shareholders' Equity for Years ended December
         31, 1996, 1995 and 1994

       Consolidated Statements of Cash Flows for the Years ended December 31,
         1996, 1995 and 1994

       Notes to Consolidated Financial Statements

       I.  Condensed Financial Information of Registrant

       II. Valuation and Qualifying Accounts

     (Schedules other than those listed are omitted for the reason that they are not required or are not applicable or the required information is shown in the financial statements or notes thereto.)

       (3) Exhibits

       See Exhibit Index at page E-1, which is incorporated herein by reference.

       (b) Reports on Form 8-K.

       None.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 and 15 (d) of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          PRICE COMMUNICATIONS CORPORATION

                                          By /s/ ROBERT PRICE
                                            ------------------------------------
                                             Robert Price, President

Dated:  March 1, 1997

     Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and appoints Robert Price as his attorney-in-fact to sign and file in his behalf individually and in each capacity stated below any and all amendments to this Annual Report.

Dated:  March 1, 1997      By /s/ ROBERT PRICE
                              --------------------------------------------------------------
                              Robert Price, Director and President
                              (Principal Executive Officer,
                              Financial Officer and Accounting Officer)

Dated:  March 1, 1997      By /s/ GEORGE H. CADGENE
                              --------------------------------------------------------------
                              George H. Cadgene, Director

Dated:  March 1, 1997      By /s/ ROBERT F. ELLSWORTH
                              --------------------------------------------------------------
                              Robert F. Ellsworth, Director

Dated:  March 1, 1997      By /s/ KIM I. PRESSMAN
                              --------------------------------------------------------------
                              Kim I. Pressman, Director

                                   APPENDIX F

Price Communications' Quarterly Report on Form 10-Q for the Fiscal Quarter Ended
                                 March 31, 1997

================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                   FORM 10-Q

                            ------------------------

(Mark One)
[X]             QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                 For the quarterly period ended March 31, 1997

                                       OR

[ ]            TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                For the transition period from                to

                            ------------------------

                         COMMISSION FILE NUMBER 1-8309

                            ------------------------

                        PRICE COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

                  NEW YORK                                         13-2991700
       (STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NO.)

           45 ROCKEFELLER PLAZA, SUITE 3201, NEW YORK, NEW YORK 10020
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                                   (ZIP CODE)

                                 (212) 757-5600
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No __

     Indicate by check mark whether the registrant has filed all documents and reports required to be filed by sections 12, 13 or 15(d) of the Securities Exchange Act subsequent to the distribution of securities under the plan confirmed by the court. Yes X No __

     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

     7,281,334 shares of Common Stock, par value $.01 per share, outstanding as of May 12, 1997.

================================================================================

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     INDEX TO QUARTERLY REPORT ON FORM 10-Q
                                 MARCH 31, 1997

PART I.      FINANCIAL INFORMATION
     ITEM 1. FINANCIAL STATEMENTS

             Consolidated Balance Sheets at March 31, 1997 and December 31, 1996...    I-1
             Condensed Consolidated Statements of Operations for the Three Months
             Ended March 31, 1997 and 1996.........................................    I-2
             Condensed Consolidated Statements of Cash Flows for the Three Months
             Ended March 31, 1997 and 1996.........................................    I-3
             Notes to Consolidated Financial Statements............................    I-4
     ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
             RESULTS OF OPERATIONS.................................................    I-6
PART II.     OTHER INFORMATION.....................................................   II-1
SIGNATURES............................................................................II-2

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                    MARCH 31,    DECEMBER 31,
                                                                      1997           1996
                                                                   -----------   ------------
                                                                          (UNAUDITED)
Assets
CURRENT ASSETS:
  Cash and cash equivalents....................................    $41,202,174   $ 83,356,748
  Investment securities:
     Trading securities........................................      4,789,761      4,045,628
     Available-for-sale securities.............................     20,656,608      8,694,966
     Securities fair value adjustment..........................       (985,349)            --
  Accounts receivable, net of allowance for doubtful accounts           79,367        488,882
     of $0 in 1997 and $473,579 in 1996........................
  Prepaid expenses and other current assets....................         17,486         18,672
                                                                   -----------   ------------
     Total current assets......................................     65,760,047     96,604,896
                                                                   -----------   ------------
PROPERTY AND EQUIPMENT, AT COST LESS ACCUMULATED                       146,472        159,000
  DEPRECIATION.................................................
LONG-TERM INVESTMENTS..........................................     23,947,207     18,204,429
DEFERRED TAX ASSET.............................................        580,331        350,000
NOTES RECEIVABLE...............................................        540,000        540,000
OTHER ASSETS...................................................         29,500         29,500
                                                                   -----------   ------------
     Total assets..............................................    $91,003,557   $115,887,825
                                                                   ===========   ============

Liabilities and Shareholders' Equity
  CURRENT LIABILITIES:
  Accounts payable and accrued expenses........................    $ 2,028,537   $  2,755,497
  Deferred tax liability.......................................             --      1,042,862
  Other current liabilities....................................      3,265,793      3,310,774
                                                                   -----------   ------------
     Total current liabilities.................................      5,294,330      7,109,133
SHAREHOLDERS' EQUITY:
  Preferred Stock, par value $.01 per share; authorized
     20,000,000, no shares outstanding
  Common Stock, par value $.01 per share; authorized 40,000,000         68,618         90,388
     shares; outstanding 6,861,814 shares in 1997 and 9,038,808 shares in 1996............................................
  Additional paid-in capital...................................     (8,615,249)    12,240,133
  Unrealized gain (loss) on marketable equity securities, net         (427,757)     1,936,743
     of tax effect.............................................
  Retained earnings............................................     94,683,615     94,511,428
                                                                   -----------   ------------
     Total shareholders' equity................................     85,709,227    108,778,692
                                                                   -----------   ------------
     Total liabilities and shareholders' equity................    $91,003,557   $115,887,825
                                                                   ===========   ============

          See accompanying notes to consolidated financial statements

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                    THREE MONTHS ENDED MARCH
                                                                              31,
                                                                   --------------------------
                                                                      1997           1996
                                                                   -----------   ------------
Revenue..........................................................  $        --   $  3,491,441
Agency and representatives' commissions..........................           --        529,577
                                                                   -----------   ------------
          Net revenue............................................           --      2,961,864
                                                                   -----------   ------------
Operating expenses...............................................           --      2,131,801
Corporate expenses...............................................      908,888        727,109
Other income, net................................................   (1,111,251)      (426,918)
Gain on sale of media properties.................................           --    (95,451,878)
Interest expense.................................................       17,648        212,376
Depreciation and amortization....................................       12,528        430,409
                                                                   -----------   ------------
                                                                      (172,187)   (92,377,101)
                                                                   -----------   ------------
Income before income taxes.......................................      172,187     95,338,965
Income tax expense...............................................           --     25,021,067
                                                                   -----------   ------------
Net income.......................................................  $   172,187   $ 70,317,898
                                                                   ===========   ============
Income per share.................................................  $       .02   $       7.08
                                                                   ===========   ============

          See accompanying notes to consolidated financial statements

               PRICE COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                      THREE MONTHS ENDED
                                                                          MARCH 31,
                                                                ------------------------------
                                                                    1997              1996
                                                                ------------      ------------
Net cash provided by operating activities....................   $    135,736      $ 25,602,315
Cash flows provided by (used in) investing activities:
  Purchase of marketable securities..........................     (9,539,996)               --
  Sale of marketable securities..............................      5,348,618                --
  Proceeds from sale of media properties.....................             --       156,007,011
  Gains on sale of media properties..........................             --       (71,662,104)
  Purchase of available-for-sale securities and long-term
     investments.............................................    (22,580,667)               --
  Sale of available-for-sale securities and long-term
     investments.............................................      5,358,887                --
  Long-term investment in equity securities..................             --        (2,000,000)
  Capital expenditures.......................................             --          (100,619)
                                                                ------------      ------------
Net cash provided by (used in) investing activities..........    (21,413,158)       82,244,288
                                                                ------------      ------------
Cash flows used in financing activities:
  Repayment of long-term debt................................             --       (28,000,000)
  Purchase of Company common stock...........................    (20,877,152)         (903,009)
  Proceeds from stock options exercised......................             --           271,405
                                                                ------------      ------------
Net cash used in financing activities........................    (20,877,152)      (28,631,604)
                                                                ------------      ------------
Net increase (decrease) in cash and cash equivalents.........    (42,154,574)       79,214,999
Cash and cash equivalents at beginning of quarter............     83,356,748         1,206,557
                                                                ------------      ------------
Cash and cash equivalents at end of quarter..................   $ 41,202,174      $ 80,421,556
                                                                ============      ============
Supplemental information:
Income taxes paid, net of refunds............................   $     53,289      $  1,901,500
                                                                ============      ============
Interest paid................................................   $     17,648      $    712,855
                                                                ============      ============

          See accompanying notes to consolidated financial statements

                        PRICE COMMUNICATIONS CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Price Communications Corporation (the "Company" or "Price") and its subsidiaries. All significant intercompany items and transactions have been eliminated.

     The consolidated financial statements have been prepared by the Company without audit, in accordance with rules and regulations of the Securities and Exchange Commission. In the opinion of management, the statements reflect all adjustments necessary for a fair presentation of the results for the interim periods. All such adjustments are of a normal, recurring nature. The results of operations for any interim period are not necessarily indicative of the results for a full year.

2. PER SHARE DATA

     Primary income per common share is based on income for the period divided by the weighted average number of shares of common stock and common stock equivalents outstanding, which was 7,851,606 and 9,931,015 for the quarter ended March 31, 1997 and 1996, respectively.

3. REPURCHASE OF COMMON STOCK

     During the quarter ended March 31, 1997, the Company repurchased approximately 2,177,000 shares of its common stock at an average price of $9.59 per share.

4. SUBSEQUENT EVENTS

     On April 21, 1997, Robert Price, President of the Company, exercised 625,000 employee stock options with an exercise price of $3 per share.

     In May 1997, the Company's Board of Directors and Compensation Committee authorized the issuance to Mr. Price of approximately 728,000 shares of the Company's newly authorized Series A Preferred Stock ("Preferred Stock"), in respect of which, in the event of (i) a merger of the Company, the sale or exchange of all or substantially all of the Company's assets or the occurrence of any other transaction or event as a result of which the holders of Common Stock receive at least $22.00 per share or (ii) the acquisition of more than 50% of the voting power of the securities of the Company then outstanding by any person, entity or group, provided the market value of the Common Stock of the Company at such time is at least $22.00 per share (the amount per share received by holders of Common Stock or the market price per share of Common Stock described above being referred to as the "Transaction Price"), Mr. Price would receive a payment per each share of the Preferred Stock equal to the sum of 25% of the excess of the Transaction Price per share (up to $32.00) over $9.125 (the closing sales price of the Company's Common Stock on the day preceding the authorization of the Preferred Stock), 50% of the excess of the Transaction Price per share (up to $42.00) over $32.00, 100% of the excess of the Transaction Price per share (up to $52.00) over $42.00, and 125% of the excess of the Transaction Price per share over $52.00. Each share of Preferred Stock is entitled to one vote per share, and to receive dividends and liquidation distributions (other than in a transaction resulting in a payment as described above) at the rate of 1% of the dividends and liquidation distributions payable with respect to a share of Common Stock.

                        PRICE COMMUNICATIONS CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUD)

     The shares of Preferred Stock will be repurchased by the Company in the event of Mr. Price's death or termination of employment prior to a transaction resulting in a payment as aforesaid, as follows:

          (i) If his employment with the company terminates because of death or disability or termination by the Company not for cause, or his retirement subsequent to the Company's Common Stock trading for an average of at least $22.00 per share over a period of 10 consecutive trading days, the Company will repurchase the Preferred Stock at its then fair market value, as determined by appraisal.

          (ii) If his employment terminates for any reason except as aforesaid, the Company will repurchase the Preferred Stock at the lower of the price paid by him for such stock or its then fair market value, as determined by appraisal.

     The foregoing provisions with respect to the Preferred Stock are subject to appropriate adjustment in the event of a stock split, stock dividend or similar event affecting the Company's Common Stock.

            [The remainder of this page is left blank intentionally]

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     References to the "Company" or "Price" in this report include Price Communications Corporation and its subsidiaries, unless the context otherwise indicates.

RESULTS OF OPERATIONS

     The Company did not have any results from operations during the first quarter of 1997, since the company sold its television stations during 1996. Other income for the three months ended March 31, 1997 principally includes recoveries on accounts and notes receivable of approximately $449,000 and interest income of $919,000. These revenues were partially offset by an unrealized loss on marketable securities of approximately $327,000.

     The Company's per share income was $0.02 for the quarter ended March 31, 1997, as compared to income of $7.08 for the first quarter of 1996. The 1996 net income resulted primarily from gains on the sale of the Company's television stations.

LIQUIDITY AND CAPITAL RESOURCES

     The Company had approximately $41.2 million and $83.4 million in cash and cash equivalents at March 31, 1997, and December 31, 1996, respectively. The Company has net working capital of approximately $60.5 million at March 31, 1997. The Company has no long-term debt outstanding as of March 31, 1997.

     The Company is actively reviewing potential acquisitions and investments. Among the possible acquisitions or investments which may be considered by the Company are: (i) subject to the availability of such properties at prices deemed prudent by the Company, making acquisitions of radio and television properties;
(ii) exploring related media activities, such as newspapers, outdoor advertising companies and publishing enterprises; (iii) investing funds in media and media-related securities; and (iv) other acquisition and investment opportunities which may present themselves from time to time.

     In February 1997, the Company's Board of Directors authorized the repurchase by the Company of up to 2,000,000 shares of its Common Stock. The Company is authorized to make such purchases from time to time in the market or privately negotiated transactions. During the three months ended March 31, 1997, the Company repurchased approximately 1,164,000 shares pursuant to that and a prior authorization, and repurchased approximately 1,013,000 shares from an institutional investor in a separately authorized purchase.

            [The remainder of this page is left blank intentionally]

                                    PART II

                               OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

       None

ITEM 2.  CHANGES IN SECURITIES

       None

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

       None

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

       The Company held its Annual Meeting of Shareholders on March 27, 1997. The Board of Directors was re-elected in its entirety by a vote of no fewer than 54.6% of shares available to vote cast in favor of any single candidate with none voting against and no more than 32% withheld from voting from any single candidate.

ITEM 5.  OTHER INFORMATION

       None

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

       None

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          PRICE COMMUNICATIONS CORPORATION

Dated: May 13, 1997                       By:      /s/ ROBERT PRICE
                                          --------------------------------------
                                                       Robert Price
                                                      President and
                                                 Chief Financial Officer

   REVOCABLE PROXY            THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF
PALMER WIRELESS, INC.         DIRECTORS FOR USE ONLY AT THE SPECIAL MEETING OF STOCKHOLDERS
                              TO BE HELD ON SEPTEMBER 10, 1997, AND AT ANY ADJOURNMENT
                              THEREOF.

The undersigned, being a stockholder of Palmer Wireless, Inc. (the "Company"), hereby appoints William J. Ryan and Robert G. Engelhardt, or either of them, attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote and act for the undersigned at the Special Meeting of Stockholders of the Company to be held on September 10, 1997, at 9:00 a.m. at the Company's headquarters, 12800 University Drive, Fort Myers, Florida, and at any adjournment thereof, in respect of all shares of the Class A common stock or Class B common stock of the Company which the undersigned may be entitled to vote, on the following matter:

1. Approval of an Agreement and Plan of Merger, dated as of May 23, 1997, by and among the Company, Price Communications Corporation ("Price Communications") and a wholly owned subsidiary of Price Communications ("Merger Sub"), pursuant to which Price Communications would acquire the Company by means of a merger of the Company and Merger Sub.

                [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

2. In their discretion, on any other matters that may properly come before the meeting, or any adjournments thereof.

            (Continued and to be dated and signed on reverse side.)

                          (continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. HOWEVER, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

The undersigned hereby acknowledges prior receipt of a copy of the Notice of Special Meeting of Stockholders and proxy statement dated August 13, 1997, and hereby revokes any proxy or proxies heretofore given. This Proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

[ ] I PLAN TO ATTEND THE SEPTEMBER 10, 1997 SPECIAL STOCKHOLDERS MEETING

                                                Dated:                     1997.
                                                     ---------------------,

                                                --------------------------------
                                                  Signature of Stockholder or
                                                   Authorized Representative

                                                --------------------------------
                                                  Signature of Stockholder or
                                                   Authorized Representative

                                                Please date and sign exactly as
                                                your name appears on this proxy.
                                                Each executor, administrator,
                                                trustee, guardian,
                                                attorney-in-fact and other
                                                fiduciary should sign and
                                                indicate his or her full title.
                                                In the case of stock ownership
                                                in the name of two or more
                                                persons, both persons should
                                                sign.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES.